Exhibit 4.56

AMENDED AND RESTATED UNCOMMITTED CREDIT AGREEMENT

among

AEGEAN BUNKERING (USA) LLC,
as Borrower,

The Several Lenders
from time to time Parties Hereto,

and

ABN AMRO CAPITAL USA LLC,
as Administrative Agent, Collateral Agent, Syndication Agent,
Daylight Overdraft Lender, Swing Line Lender,
 and an Issuing Lender
and
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
"RABOBANK NEDERLAND", NEW YORK BRANCH
and
NATIXIS, NEW YORK BRANCH
as Co-Documentation Agents
and
ABN AMRO CAPITAL USA LLC,
 as Lead Arranger and Bookrunner
Dated as of August 22, 2014

THIS AGREEMENT PROVIDES FOR AN UNCOMMITTED FACILITY
WITH A DEMAND FEATURE.  ALL LOANS AND
LETTERS OF CREDIT ARE DISCRETIONARY ON THE PART OF THE LENDERS
 IN THEIR SOLE AND ABSOLUTE DISCRETION.
THE LENDERS MAY MAKE DEMAND FOR PAYMENT OF LOANS OR CASH
COLLATERALIZATION OF LETTERS OF CREDIT
 AT ANY TIME IN THEIR SOLE AND ABSOLUTE DISCRETION.

TABLE OF CONTENTS
Page
Section 1. DEFINITIONS	1

1.1 Defined Terms	1
1.2 Other Definitional Provisions	38
1.3 Rounding	38
1.4 Accounting Terms	38

Section 2. AMOUNT AND TERMS OF THE LOANS	39

2.1 Revolving Credit Loans	39
2.2 Daylight Overdraft Loans	40
2.3 Swing Line Loans	41
2.4 Procedure for Borrowing	41
2.5 Refunding of Swing Line Loans	44
2.6 Refunding of Daylight Overdraft Loans	45
2.7 The Election of Approving Lenders to Continue Funding and Issuing Letters of Credit	46
2.8 Maximum Amount Increase	48
2.9 Elected Line Amount Selection	49

Section 3. LETTERS OF CREDIT	50

3.1 Letters of Credit	50
3.2 Procedure for Issuance of Letters of Credit	51
3.3 Fees, Commissions and Other Charges	54
3.4 L/C Participations	55
3.5 Reimbursement Obligations of the Borrower	56
3.6 Obligations Absolute	57
3.7 Role of the Issuing Lender	59
3.8 Successor Letter of Credit Issuer	60
3.9 Letter of Credit Request	61

Section 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT	61

4.1 Termination or Reduction of Maximum Amount	61
4.2 Interest Rates and Payment Dates	61
4.3 Conversion and Continuation Options	62
4.4 Minimum Amounts of Tranches; Maximum Number of Tranches	63
4.5 Repayment of Loans; Evidence of Debt; Fees	63
4.6 Optional Prepayments	64
4.7 Mandatory Prepayments	65
4.8 Computation of Interest and Fees	66
4.9 Pro Rata Treatment and Payments	66
4.10 Requirements of Law	68

4.11 Taxes	69
4.12 Lending Offices	72
4.13 Extensions of Credit Reporting	72
4.14 [Intentionally Omitted]	73
4.15 Indemnity	73
4.16 Inability to Determine Interest Rate	73
4.17 Illegality	75
4.18 Defaulting Lender	75

Section 5. REPRESENTATIONS AND WARRANTIES	79

5.1 Financial Condition	79
5.2 No Change	80
5.3 Existence; Compliance with Law	80
5.4 Power; Authorization; Enforceable Obligations	80
5.5 No Legal Bar	80
5.6 No Material Litigation	81
5.7 No Default	81
5.8 Title and Liens	81
5.9 Intellectual Property	81
5.10 No Burdensome Restrictions	81
5.11 Taxes	82
5.12 Federal Regulations	82
5.13 ERISA	82
5.14 Investment Company Act; Other Regulations	83
5.15 Subsidiaries	83
5.16 Security Documents	83
5.17 Accuracy and Completeness of Information	84
5.18 Labor Relations	84
5.19 Insurance	84
5.20 Solvency	84
5.21 Use of Letters of Credit and Proceeds of Loans	85
5.22 Maximum Position Limits; Risk Management Practices	85
5.23 Environmental Matters	85
5.24 Anti-Terrorism Laws	86
5.25 No Other Ventures	87
5.26 Remittances	87
5.27 Force Majeure	88
5.28 Certain Indebtedness	88

Section 6. CONDITIONS PRECEDENT	88

6.1 Conditions Precedent	88
6.2 Conditions to Each Credit Extension	92

Section 7. AFFIRMATIVE COVENANTS	93

7.1 Financial Statements	94
7.2 Certificates; Other Information	94

7.3 Payment of Obligations	95
7.4 Conduct of Business; Maintenance of Existence and Compliance with Law	95
7.5 Maintenance of Property; Insurance	96
7.6 Inspection of Property; Books and Records; Discussions	96
7.7 Notices	96
7.8 Environmental Laws	97
7.9 Periodic Audit of Borrowing Base	98
7.10 Maximum Position Limits; Risk Management	98
7.11 Notification of Account Debtors	98
7.12 Taxes	98
7.13 Additional Collateral	98
7.14 Stored Eligible Commodities	99
7.15 Use of Proceeds	99
7.16 Anti-Terrorism Laws	99

Section 8. NEGATIVE COVENANTS	99

8.1 Financial Condition Covenants	99
8.2 Limitation on Indebtedness and Guarantee Obligations	101
8.3 Limitation on Liens	101
8.4 Limitation on Fundamental Changes	102
8.5 Limitation on Distributions	103
8.6 Limitation on Sale of Assets	103
8.7 Limitation on Capital Expenditures	104
8.8 Limitation on Investments	104
8.9 Limitation on Optional Payments and Modifications of Subordinated Debt Instruments	104
8.10 Limitation on Transactions with Affiliates	104
8.11 Limitation on Sales and Leasebacks	105
8.12 Limitation on Accounting Changes	105
8.13 Limitation on Negative Pledge Clauses	105
8.14 Limitation on Lines of Business	105
8.15 Limitation on Amendments to Governing Documents	105
8.16 Limitation on Speculative Transactions, Certain Futures, etc	106
8.17 Limitation on Cancellation of Indebtedness	106
8.18 Limitation on Capital Stock and New Subsidiaries	106
8.19 Limitation on Capital Structure	106
8.20 Limitation on Modifications to Contractual Obligations	106
8.21 Risk Management Practices	106

Section 9. EVENTS OF DEFAULT	106

Section 10. THE AGENTS	109

10.1 Appointment	109
10.2 Delegation of Duties	110
10.3 Exculpatory Provisions	110
10.4 Reliance by Agents	110
10.5 Notice of Default	110

10.6 Non-Reliance on Agents and Other Lenders	111
10.7 Indemnification	111
10.8 Agent in Its Individual Capacity	111
10.9 Successor Administrative Agent	112
10.10 Collateral Matters	112
10.11 The Agents and Arranger	113

Section 11. MISCELLANEOUS	113

11.1 Amendments and Waivers	113
11.2 Notices	115
11.3 No Waiver; Cumulative Remedies	116
11.4 Survival of Representations and Warranties	116
11.5 Release of Collateral and Guarantee Obligations	116
11.6 Payment of Expenses and Taxes; Indemnity	117
11.7 Successors and Assigns; Participations and Assignments	118
11.8 Adjustments; Set-off	121
11.9 Counterparts	122
11.10 Severability	122
11.11 Integration	122
11.12 GOVERNING LAW	122
11.13 Submission to Jurisdiction	122
11.14 Acknowledgments	123

11.15 WAIVERS OF JURY TRIAL	123

11.16 Confidentiality	123
11.17 Specified Laws	124
11.18 [Intentionally Omitted]	125

11.19 DISCRETIONARY FACILITY	125

11.20 Replacing Lenders	125

Section 12. ACKNOWLEDGMENT AND RESTATEMENT	126

12.1 Existing Obligations	126
12.2 Acknowledgment of Security Interests	126
12.3 Loan Documents	126
12.4 Restatement	127

SCHEDULES

Schedule 1.0	Lenders, Maximum Credit Limit, and Applicable Lending Offices
Schedule 1.1A	Approved Inventory Locations
Schedule 1.1B	Existing Letters of Credit
Schedule 2.4	Wire Instructions for Loans
Schedule 5.1(c)	Undisclosed Liabilities
Schedule 5.1(d)	Sales, Transfers, Acquisitions and Dispositions
Schedule 5.4	Consents and Authorizations; FERC Contracts
Schedule 5.6	Litigation
Schedule 5.8	Real Property and Inventory Locations
Schedule 5.9	Intellectual Property
Schedule 5.11	Taxes
Schedule 5.15	Subsidiaries
Schedule 5.16	Filing Jurisdictions
Schedule 5.19	Insurance
Schedule 5.23(a)	Material Environmental Matters
Schedule 5.25	Joint Ventures and Partnerships
Schedule 8.2	Existing Indebtedness and Guarantee Obligation
Schedule 8.3(j)	Existing Liens
Schedule 8.8	Investments
Schedule 8.10	Transactions with Affiliates
Schedule 8.11	Sale Leasebacks

EXHIBITS

Exhibit A-1	Form of Revolving Credit Note
Exhibit A-2	Form of Daylight Overdraft Note
Exhibit A-3	Form of Swing Line Note
Exhibit B	Form of Security Agreement
Exhibit C	[Reserved]
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Borrowing Base Report
Exhibit F	[Reserved]
Exhibit G-1	Form of Declining Lender Notice
Exhibit G-2	Form of Approving Lender Notice
Exhibit H	Form of Notice of Elected Line Amount
Exhibit I	Form of Compliance Certificate
Exhibit J	[Reserved]
Exhibit K	Form of Position Report

ANNEXES

Annex I	Form of Borrowing Notice
Annex II	Form of Continuation/Conversion Notice
Annex III	Form of Letter of Credit Request – Initial Issuance
Annex IV	Form of Letter of Credit Request – Amendment or Extension
Annex V	Form of Notice of Prepayment
Annex VI	Form of Credit Utilization Summary
Annex VII	Form of Maximum Amount Increase Request
Annex VIII	Form of Increase and New Lender Agreement

AMENDED AND RESTATED UNCOMMITTED CREDIT AGREEMENT
AMENDED AND RESTATED UNCOMMITTED CREDIT AGREEMENT, dated as of August 22, 2014, among AEGEAN BUNKERING (USA) LLC, a limited liability company organized under the Laws of Delaware (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders (the "Lenders"), ABN AMRO CAPITAL USA LLC, a limited liability company organized under the Laws of Delaware ("ABN"), as administrative agent for the Lenders (together with any successor Administrative Agent appointed pursuant to Section 10.9, in such capacity the "Administrative Agent"), as collateral agent for the Lenders (together with any successor Collateral Agent pursuant to Section 10.9, in such capacity the "Collateral Agent"), as daylight overdraft lender (in such capacity, the "Daylight Overdraft Lender"), as swing line lender (in such capacity, the "Swing Line Lender"), as an issuing lender (in such capacity, an "Issuing Lender"), as the syndication agent (in such capacity, the "Syndication Agent") and as Lead Arranger and Bookrunner (in such capacities, the "Lead Arranger" and "Bookrunner"), COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as a documentation agent for the Lenders ("Rabobank") and NATIXIS, NEW YORK BRANCH, as a documentation agent for the Lenders ("Natixis"; and together with Rabobank, each in its capacity as documentation agent, together with its successors in such capacity, a "Co-Documentation Agent" and collectively, the "Co-Documentation Agents").
RECITALS
WHEREAS, the Borrower is party to that certain line letter agreement, dated as of December 17, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the "Existing Credit Agreement"), between the Borrower and ABN, pursuant to which ABN made available to the Borrower certain extensions of credit, including certain standby and documentary letters of credit; and
WHEREAS, the Borrower has requested that ABN amend and restate the Existing Credit Agreement to add additional banks and other financial institutions or entities as lenders, and to make such other modifications as are set forth below, and ABN and the other parties hereto are willing to agree to this amendment and restatement, in each case on the terms and subject to the conditions of this Agreement;
NOW, THEREFORE, in consideration of the promises, mutual agreements, provisions and covenants contained herein, the parties hereto agree that, on the Amended and Restated Effective Date (as defined below), the Existing Credit Agreement will be amended and restated to read in its entirety as provided in the recitals and the introductory paragraph hereto and as follows:
SECTION 1.	DEFINITIONS
1.1            Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:
"ABN":  as defined in the introductory paragraph of this Agreement.
"Accounts":  the aggregate of the unpaid portions of Accounts Receivable arising from the Borrower's sale of Eligible Inventory in the ordinary course of business.

"Account Control Agreements":  with respect to any Deposit Account, Commodity Account or Securities Account, an account control agreement in form and substance reasonably satisfactory to the Collateral Agent.
"Account Debtor":  a Person who is obligated to the Borrower under an Account Receivable of the Borrower.
"Account Receivable":  an account, as defined in Section 9-102 of the New York Uniform Commercial Code, or Payment Intangible of the Borrower.
"Additional Amount":  as defined in Section 4.11(a).
"Administrative Agent":  as defined in the introductory paragraph of this Agreement.
"Aegean Belgium":  Aegean NWE N.V., a corporation incorporated under the laws of Belgium.
"Aegean Liberia":  Aegean Marine Petroleum S.A., a corporation incorporated under the laws of Liberia.
"Affiliate":  as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" of a Person (including, with its correlative meanings, "controlled by" and "under common control with") means the power, directly or indirectly, either to (a) vote 20% or more of the securities or other equity interests having ordinary voting power for the election of directors or managers of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
"Aggregate Available Elected Line Amount":  at any time, an amount equal to the excess, if any, of (i) the Elected Line Amount then in effect over (ii) the Total Extensions of Credit outstanding at such time.
"Agent-Related Person":  as defined in Section 10.3.
"Agents":  the Administrative Agent and the Collateral Agent, and "Agent" means each of them, as the context requires.
"Agreement":  this Amended and Restated Uncommitted Credit Agreement.
"Amended and Restated Effective Date":  the date on which the conditions precedent set forth in Section 6.1 shall be satisfied or waived.
"Anti-Terrorism Law":  as defined in Section 5.24.
"Applicable L/C Fee Rate":  on any date with respect to any Letter of Credit, the applicable rate set forth below:

Letter of Credit	Applicable L/C Fee Rate Per 90 Day Period or Part Thereof
(A) Standby Letters of Credit	0.22%
(B) Documentary Letters of Credit	0.22%
"Applicable Lending Office":  for each Lender and for each Type of Loan, and/or participation in any Letter of Credit and Reimbursement Obligation, the lending office of such Lender designated on Schedule 1.0 (or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto) for such Type of Loan and/or participation in any Letter of Credit and Reimbursement Obligation (or any other lending office from time to time notified to the Administrative Agent by such Lender) as the office at which its Loans and/or participation in any Letter of Credit and Reimbursement Obligation of such Type are to be made and maintained.
"Applicable Margin":  on any date with respect to each Type of Loan (other than Daylight Overdraft Loans), the applicable rate per annum set forth below:
Type	Margin
Base Rate Loans	1.40%
Eurodollar Loans	2.40%
Cost of Funds Loans	2.40%
"Application":  an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.
"Approved Brokerage Accounts":  brokerage accounts that (a) are maintained by the Borrower with Newedge USA LLC or another Eligible Commodity Broker for the purpose of allowing the Borrower to engage in the purchase and sale of commodity futures, commodity options, forward or leverage contracts and/or actual or cash commodities, and subject to the Perfected First Lien, subject only to the applicable broker's lien over the account securing only indebtedness of the Borrower to such broker relating to transactions in such account and Permitted Borrowing Base Liens, and (b) are subject to an Account Control Agreement among the Borrower, the Collateral Agent and such broker in form and substance reasonably acceptable to the Collateral Agent.
"Approved Fund":  (a) with respect to any Lender, any Bank CLO of such Lender, and (b) with respect to any Lender that is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
"Approved Inventory Location":  any pipeline, third-party carrier, terminal or other storage facility that has been notified of the Perfected First Lien on the inventory owned by the Borrower located in or at such pipeline, third-party carrier, terminal or other storage facility, pursuant to a written notice substantially in the form of Annex 2-A or Annex 2-B, as applicable, to the Security Agreement (or such other form otherwise acceptable to the Collateral Agent), and, (a) if such pipeline, third-party carrier, terminal or other storage facility is located in the United States or Canada, which has been approved by the Administrative Agent, in its sole discretion, (i) as of the Amended and Restated Effective Date and set forth on Schedule 1.1A as an Approved Inventory Location or (ii) from time to time after the Amended and Restated Effective Date and (b) if such pipeline, third-party carrier, terminal or other storage facility is located outside of the United States or Canada, which has been approved by the Administrative Agent and the Required Lenders, in their respective sole discretion, from time to time after the Amended and Restated Effective Date, provided that, in each case (with respect to clauses (a) and (b) above), at the request of the Collateral Agent, each such storage facility, carrier, bailee or consignee shall also have delivered a written acknowledgment of such notice to the Collateral Agent.  Schedule 1.1A shall be deemed amended to include any additional Approved Inventory Locations after the Amended and Restated Effective Date without further action immediately upon the Administrative Agent's approval.  The Administrative Agent will provide to each Lender, upon any Lender's reasonable request, an updated Schedule 1.1A.
"Approving Daylight Overdraft Lender":  each Lender or, at any time after a Conversion to Approving Lenders Funding Date, the Approving Lenders with respect to the applicable Daylight Overdraft Loan at such time.
"Approving Lenders":  as defined in Section 2.7(a).
"Approving Swing Line Lender":  each Lender or, at any time after a Conversion to Approving Lenders Funding Date, the Approving Lenders with respect to the applicable Swing Line Loan at such time.
"Assignee":  as defined in Section 11.7(c).
"Assignment and Acceptance":  as defined in Section 11.7(c).
"Assignment of Claims Act":  the Federal Assignment of Claims Act of 1940 (31 U.S.C. §3727 et seq.), and any similar Laws.
"Auto-Renewal Letter of Credit":  as defined in Section 3.2(b).
"Bank CLO":  as to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender.
"Basel III":  all regulations, requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States or foreign regulatory authorities, in each case pursuant to "Basel III", as amended from time to time.
"Base Rate":  for any day, the rate per annum equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (b) the Prime Rate in effect on such day as announced by JP Morgan Chase Bank, N.A. and (c) the Eurodollar Rate that would be applicable in respect of a proposed Eurodollar Loan made two days after such date with an Interest Period of three months, plus 1.50%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the day such change in the Prime Rate or the Federal Funds Effective Rate becomes effective, respectively.
"Base Rate Loans":  Loans for which the applicable rate of interest is based upon the Base Rate.

"Benefited Lender":  as defined in Section 11.8(a).
"Board":  the U.S. Board of Governors of the Federal Reserve System of the United States (or any successor).
"Borrower":  as defined in the introductory paragraph of this Agreement.
"Borrowing Base":  on any date, the sum of:
(a)            100% of Cash; plus
(b)            90% of Eligible Net Liquidity in Brokerage Accounts; plus
(c)            90% of Eligible Accounts Receivable – Tier 1; plus
(d)            85% of Eligible Accounts Receivable – Tier 2; plus
(e)            80% of Eligible Unbilled Accounts Receivable; plus
(f)            90% of Eligible Inventory – Tier 1; plus
(g)            80% of Eligible Inventory – Tier 2; plus
(h)            80% of Eligible LCs Covering Commodities Not Yet Delivered; less
(i)            100% of the First Purchaser Lien Amount; less
(j)            100% of the Indebtedness secured by Permitted Borrowing Base Liens; less
(k)            100% of the Estimated Excise Taxes Payable.
In no event shall any amounts described in categories (a) through (h) above which may fall into more than one of such categories be counted more than once when making the calculation under this definition.  In calculating the Borrowing Base, the following adjustments shall be made:
(i)            Any category of the Borrowing Base shall be calculated taking into account any elimination and reduction related to any potential offset to such asset category; and
(ii)            if any of the information specified in the definition of "Borrowing Base Report" in Section 1.1 hereof is not delivered to the Administrative Agent when due in accordance with the terms hereof and such failure shall remain unremedied for a period of five (5) Business Days, the property of the Borrower related to such undelivered information shall be excluded from the calculation of the Borrowing Base until the next Borrowing Base Date on which the Administrative Agent has received a Borrowing Base Report containing the undelivered information but the provisions of this paragraph (ii) shall not constitute a waiver of any Default or Event of Default hereunder.
"Borrowing Base Availability":  at any time, an amount equal to the lesser of (A) the Borrowing Base at such time minus the Total Extensions of Credit at such time and (B) the Aggregate Available Elected Line Amount at such time.
"Borrowing Base Date":  at any time, the most recent date as of which the Borrower has calculated a Borrowing Base Report delivered pursuant to Section 7.2(c).

"Borrowing Base Report":  a report certified as true and complete by a Responsible Person of the Borrower, substantially in the form of Exhibit E, with appropriate insertions and schedules, showing the Borrowing Base and Total Extensions of Credit as of the date set forth therein.  Such report shall show the basis on which it was calculated, together with the following supporting information:
(a)            for Cash, copies of summary Deposit Account statements issued by the Collateral Agent and each Eligible Cash Management Bank where such assets are held, as of the applicable Borrowing Base Date;
(b)            a schedule listing each Eligible Account Receivable – Tier 1, Eligible Account Receivable – Tier 2 and Eligible Unbilled Account Receivable, the amount, the counterparty, the time outstanding, if applicable, all offsets, reductions and the contra account balance thereof and, if applicable, the marked-to-market losses, all margin monies received and/or paid and the details of any related letters of credit;
(c)            a list of those Eligible Unbilled Accounts Receivable converted into invoices unbilled (with associated invoice numbers);
(d)            for Eligible Net Liquidity in Brokerage Accounts, statements for each Commodity Account issued by each Eligible Commodity Broker;
(e)            for Eligible Inventory – Tier 1 and Eligible Inventory – Tier 2, a schedule listing inventory locations, Market Value and inventory volumes/quantities by location and type of Eligible Commodity, together with all supporting third party pipeline receipts, terminal tank receipts and/or inventory statements, and any additional statements issued by terminal/storage facilities to be delivered to the Administrative Agent promptly upon Borrower's receipt, and in any event, no later than the date of delivery of the next Borrowing Base Report following such receipt;
(f)            for Eligible LCs Covering Commodities Not Yet Delivered, a schedule listing each Letter of Credit giving rise to Eligible LCs Covering Commodities Not Yet Delivered, the face amount of such Letter of Credit and the Market Value of the goods to be financed thereunder (and, if applicable, the maximum value of such Letter of Credit after giving effect to any tolerance included therein, and the amount of such tolerance);
(g)            a schedule of the First Purchaser Lien Amount, if applicable, setting forth the holder of each First Purchaser Lien and the aggregate First Purchaser Lien Amount of such holder;
(h)            a schedule of the Permitted Borrowing Base Liens, if applicable, setting forth the holder of each Permitted Borrowing Base Lien and the aggregate amount of the Indebtedness secured by the Permitted Borrowing Base Liens;
(i)            a schedule showing the Estimated Excise Taxes Payable for the Borrower, together with a schedule setting forth the balance of any Controlled Account established for the purpose of depositing reserves for federal excise taxes and copies of the most recent bank statements for such accounts, to the extent not previously delivered; and
(j)            such other detailed supporting information with respect to the such commodities as requested from time to time by the Administrative Agent in its sole discretion;
(k)            a summary report showing the total amount outstanding under each type of Extension of Credit.

"Borrowing Date":  any Business Day (a) specified (i) in a Borrowing Notice as a date on which a Revolving Credit Loan is to be made, (ii) in a Borrowing Notice as a date on which a Swing Line Loan is to be made or (iii) in a request as a date on which a Letter of Credit is to be issued, amended or extended or (b) on which a Daylight Overdraft Loan is made.
"Borrowing Notice":  as defined in Section 2.4(a).
"Business":  as defined in Section 5.23(b).
"Business Day":  (a) for all purposes other than as covered by clause (b) of this definition, a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Belgium or Geneva, Switzerland are authorized or required by Law to close, and, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day as described in clause (a) of this definition and which is also a day on which dealings in United States Dollar deposits are carried out in the applicable interbank market.
"Canadian Security Documentation": collectively, (a) that certain Canadian Security Agreement dated as of the date hereof between the Borrower and the Collateral Agent, (b) that certain Deed of Hypothec dated as of the date hereof between the Borrower and the Collateral Agent, (c) that certain 25% Collateral Mortgage Demand Bond dated as of the date hereof between the Borrower and the Collateral Agent, (d) that certain Deed Of Movable Hypothec on a Specific Claim dated as of the date hereof between the Borrower and the Collateral Agent and (e) certain other documents from time to time executed and/or delivered in connection therewith, each of the foregoing, as the same may be amended, modified or supplemented from time to time.
"Capital Expenditures":  for any period with respect to any Person, all expenditures made by such Person during such period that, in accordance with GAAP, should be classified as a capital expenditure including, without limitation, the aggregate amount of obligations incurred during such period under Financing Leases.
"Capital Stock":  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all membership interests in a limited liability company, all partnership interests in a general or limited partnership, or any and all similar ownership interests in a Person (other than a corporation, limited liability company or general or limited partnership) and any and all warrants, rights or options to purchase any of the foregoing.
"Cash":  at the time of any determination thereof, the balance in United States Dollars of collected funds of the Borrower on deposit in (i) a cash collateral account with the Collateral Agent, or (ii) an account maintained with an Eligible Cash Management Bank under arrangements satisfactory to the Collateral Agent in its sole discretion (including, without limitation, an executed Account Control Agreement in form and substance satisfactory to the Collateral Agent in its sole discretion), in each case subject to the Perfected First Lien and no other Liens, except Liens permitted under Section 8.3(l), provided that the aggregate amount of Cash, if any, included in the Borrowing Base shall be net of the aggregate amount secured by such Liens.
"Cash Collateral":  with respect to any Letter of Credit, cash or deposit account balances denominated in United States Dollars that have been pledged to the Collateral Agent for the ratable benefit of the Secured Parties to secure repayment of the Obligations, provided that the applicable deposit account is subject to an Account Control Agreement.

"Cash Collateralize":  to pledge and deposit with or deliver to the Collateral Agent for the ratable benefit of the Secured Parties Cash Collateral as collateral for the Obligations pursuant to documentation reasonably satisfactory to the Collateral Agent.
"Cash Equivalents":  (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the U.S. government or by an instrumentality or agency of the U.S. government having the same credit rating as the U.S. government, (b) certificates of deposit with maturities of 90 days or less from the date of acquisition and overnight deposits of any Lender or of any commercial bank rated at least A‑1 or the equivalent thereof by S&P, P‑1 or the equivalent thereof by Moody's, (c) fully collateralized repurchase agreements with a Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States government, (d) commercial paper of a U.S. domestic issuer rated at least A‑1 or the equivalent thereof by S&P or P‑1 or the equivalent thereof by Moody's and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the U.S., by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least AAA by S&P or AAA by Moody's or (f) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition.
"Change of Control":  the occurrence of any of the following events:
(a)            The Direct Parent shall cease to own (directly or indirectly), beneficially and of record, and control, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens, charges or other encumbrances, other than Liens in favor of the Collateral Agent for the ratable benefit of the Secured Parties under the Loan Documents; or
(b)            The Parent shall cease to own (directly or indirectly), beneficially and of record, and control, 100% of each class of outstanding Capital Stock of the Borrower, the Direct Parent and each other Guarantor free and clear of all Liens, charges or other encumbrances, other than (i) Liens in favor of the Collateral Agent for the ratable benefit of the Secured Parties under the Loan Documents and (ii) as otherwise permitted under this Agreement.
"Co-Documentation Agents":  as defined in the introductory paragraph of this Agreement.
"Code":  the Internal Revenue Code of 1986.
"Collateral":  all property and interests in property of the Borrower and its Subsidiaries, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
"Collateral Agent":  as defined in the introductory paragraph of this Agreement.
"COMEX":  the New York Commodities Exchange or any successor thereto.
"Commodity Account":  as defined in Section 9-102 of the New York Uniform Commercial Code.

"Commodity Contract":  (a) a Physical Commodity Contract, (b) a Futures Contract, (c) any Commodity OTC Agreement or Financial OTC Agreement or (d) contract for the storage or transportation of any physical Eligible Commodity.
"Commodity Exchange Act":  the Commodity Exchange Act (7.U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Commodity OTC Agreement":  (i) any forward commodity contracts, swaps, options, collars, caps, or floor transactions, in each case based on Eligible Commodities, (ii) any currency swaps, cross-currency note swaps, currency options, interest rate swaps, interest rate caps, or interest rate collars, in each case related to a transaction related to Eligible Commodities and (iii) any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing.
"Commonly Controlled Entity":  any trade or business, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of the Code, Section 414(m) or (o) of the Code.
"Compliance Certificate":  as defined in Section 7.2(b).
"Conduit Lender":  any special purpose corporation organized and administered by any Lender (or an Affiliate of such Lender) for the purpose of making Loans required to be made by such Lender or of funding such Lender's participation in any unpaid reimbursement obligation with respect to Letters of Credit, Swing Line Loan or Daylight Overdraft Loan and designated as its Conduit Lender by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan or a participation in any unpaid reimbursement obligation with respect to Letters of Credit, Swing Line Loan or Daylight Overdraft Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan or participation, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.10 or 4.11 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any commitment hereunder.
"Confidential Information":  as defined in Section 11.16(a).
"Consolidated Current Assets":  at any date, the total consolidated current assets of the Borrower and its consolidated Subsidiaries at such date, determined in accordance with GAAP, consistently applied.
"Consolidated Current Liabilities":  at any date, the total consolidated current liabilities of the Borrower and its consolidated Subsidiaries at such date, determined in accordance with GAAP, consistently applied.
"Consolidated Leverage Ratio":  at any time, with respect to the Borrower and its consolidated Subsidiaries, the ratio of (i) Consolidated Total Liabilities, plus outstanding Letters of Credit, to (ii) Consolidated Tangible Net Worth plus Subordinated Indebtedness.
"Consolidated Net Working Capital":  at any time, with respect to the Borrower and its consolidated Subsidiaries as of the date of determination thereof, (a) Consolidated Current Assets as of such date (excluding, to the extent included therein, Investments in and receivables and other obligations from employees, members, Subsidiaries and other Affiliates of the Borrower), minus (b) Consolidated Current Liabilities as of such date, plus (c) without duplication, short term Subordinated Indebtedness as of such date, in an aggregate amount not to exceed $3,500,000 at any time.
"Consolidated Tangible Net Worth":  at any time, with respect to the Borrower and its consolidated Subsidiaries as of the date of determination thereof, the excess of Consolidated Total Assets over Consolidated Total Liabilities determined in accordance with GAAP, consistently applied, and less the sum of (without duplication):
(a)            the total book value of all assets of such person or entity and its Subsidiaries properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, rights with respect to the foregoing, organizational or developmental expenses, and all unamortized debt discount and expense; plus
(b)            all amounts representing any write-up in the book value of any assets of such person or entity or its Subsidiaries resulting from a revaluation thereof subsequent to December 31, 2013; plus
(c)            to the extent otherwise included in the computation of Consolidated Tangible Net Worth, any subscriptions receivable; plus
(d)            Investments in and receivables and other obligations from shareholders, directors, Subsidiaries and other Affiliates; plus
(e)            any deferred charges, deferred taxes, prepaid expenses and treasury stock.
"Consolidated Total Assets":  at any time with respect to any Person, the amount which, in accordance with GAAP, would be set forth opposite the caption "total assets" on a consolidated balance sheet of such Person and its consolidated Subsidiaries for such period.
"Consolidated Total Liabilities":  at any time with respect to any Person, the amount which, in accordance with GAAP, would be set forth opposite the caption "total liabilities" on a consolidated balance sheet of such Person and its consolidated Subsidiaries for such period.
"Continuation/Conversion Notice":  as defined in Section 4.3(a).
"Continue", "Continuation" and "Continued":  the continuation of a Eurodollar Loan or a Cost of Funds Loan from one Interest Period to the next Interest Period, as applicable.
"Contractual Obligation":  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Controlled Account":  each Pledged Account that is subject to an Account Control Agreement.
"Conversion to Approving Lenders Funding Date":  as defined in Section 2.7(a).

"Convert", "Conversion" and "Converted":  a conversion of Base Rate Loans into Eurodollar Loans or Cost of Funds Loans, a conversion of Eurodollar Loans into Base Rate Loans or Cost of Funds Loans, or a conversion of Cost of Funds Loans into Eurodollar Loans or Base Rate Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.
"Cost of Funds Rate":  the rate per annum determined by the Administrative Agent at which U.S. dollar deposits, loans or advances of an amount comparable to the amount of the respective Loan and for a period comparable to the relevant Interest Period are offered to the Administrative Agent in such market or from such other funding source (including, without limitation, the Administrative Agent's Affiliates) as the Administrative Agent shall select from time to time in its sole discretion at or about 11:00 a.m. (New York City time) on the date of the commencement of each Interest Period or, if so selected by the Administrative Agent, on the first or second Business Day prior to such commencement, such rate to be increased to reflect all market, liquidity and regulatory conditions which the Administrative Agent deems applicable from time to time and to remain in effect for the entire Interest Period, provided that such rate is not necessarily limited to the actual cost to the Administrative Agent to fund the specific required Loan and may exceed the Administrative Agent's and its Affiliates' actual cost of borrowing in the interbank market or other markets in which the Administrative Agent or its Affiliates may obtain funds from time to time for amounts similar to the amount of the requested Loan.
"Cost of Funds Loan":  Loans the rate of interest of which is based upon the Cost of Funds Rate.
"Credit Extension":  any Revolving Credit Loan, any Daylight Overdraft Loan, any Swing Line Loan, and any Letter of Credit.
"Crude Oil":  crude petroleum oil and all other hydrocarbons, regardless of gravity, produced at the well in liquid form by ordinary production methods.
"Daylight Overdraft Cap":  on any date, the maximum Daylight Overdraft Cap as set forth below that corresponds with the then current Elected Line Amount as set forth below:
Elected Line Amount	Maximum Daylight Overdraft Cap
US$150,000,000	US$22,500,000
Greater than US$150,000,000 and less than or equal to US$175,000,000	US$26,250,000
Greater than US$175,000,000 and less than or equal to US$200,000,000	US$30,000,000
Greater than US$200,000,000 and less than or equal to US$225,000,000	US$33,750,000
Greater than US$225,000,000 and less than or equal to US$250,000,000	US$37,500,000
Greater than US$250,000,000 and less than or equal to US$300,000,000	US$45,000,000

"Daylight Overdraft Lender":  as defined in the introductory paragraph to this Agreement.
"Daylight Overdraft Loan" and "Daylight Overdraft Loans":  as defined in Section 2.2(a).
"Daylight Overdraft Participation Amount":  as defined in Section 2.6(b).
"Declining Lender" and "Declining Lenders":  as defined in Section 2.7(a).
"Declining Lender Notice":  as defined in Section 2.7(a).
"Default":  any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
"Default Period":  with respect to any Lender, the period during which such Lender is a Defaulting Lender.
"Defaulting Lender":  at any time, any Lender that (a) within one (1) Business Day after the date when due, has failed to fund any portion of any Loans or participations in Letters of Credit, Daylight Overdraft Loans or Swing Line Loans to the Borrower, the Administrative Agent, any Lender or an Issuing Lender required pursuant to the terms of this Agreement to be funded by such Lender, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied; (b) has notified the Borrower, the Administrative Agent, an Issuing Lender, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender's obligation to fund an Extension of Credit hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within one (1) Business Day after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its agreement (to the extent set forth herein) to make Loans or participate in Letters of Credit, Daylight Overdraft Loans or Swing Line Loans, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied; (d) otherwise failed to pay over to the Administrative Agent, an Issuing Lender, or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day after the date when due, unless the subject of a good faith dispute; (e) (i) has become or is insolvent or has a parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over such Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.

"Derivatives Counterparty":  as defined in Section 8.5.
"Deposit Account":  as defined in Section 9-102 of the New York Uniform Commercial Code.
"Direct Parent":  AMPNI Holdings Co. Limited, a limited liability company incorporated under the laws of the Republic of Cyprus.
"Disclosing Party":  as defined in Section 11.16(b).
"Disposition":  with respect to any Property, any sale, lease, sub-lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.
"Documentary Letter of Credit":  a Letter of Credit intended to be drawn as a means of payment upon the presentation of documents for Eligible Commodities purchased by the Borrower under any Commodity Contract, excluding any such Letter of Credit issued for the primary purpose of serving as a means of payment for or supporting payments for costs, charges or fees relating to transportation, transmission or storage services or similar services
"Dodd-Frank Act":  the Dodd-Frank Wall Street Reform and Consumer Protection Act, Public Law 111-203, as amended from time to time, and all rules, regulations, requests, guidelines or directives in connection therewith.
"Elected Line Amount":  on the Amended and Restated Effective Date, an amount selected by the Borrower not to exceed the Maximum Amount and not to be less than $150,000,000, as such amount may be increased or decreased from time to time in accordance with Section 2.9.
"Eligible Accounts Receivable – Tier 1":  Accounts created by the Borrower (net of any credits, rebates, offsets (including, without limitation, any offset relating to any forward contract marked-to-market loss), holdbacks or other adjustments or commissions and reduced by any sales, use, excise or other taxes, imposts, levies or other governmental charges included therein) that satisfy such eligibility requirements as the Administrative Agent may impose from time to time in its sole discretion, which shall at all times include the requirements that (a) the Borrower has legal, valid and absolute title to such Accounts, subject only to Permitted Borrowing Base Liens, and reasonably and in good faith determines such Accounts to be collectible in full and enforceable in accordance with their terms against the Account Debtors under such Accounts; provided that, the amount of the Eligible Account Receivable – Tier 1, if any, included in the Borrowing Base shall be net of the aggregate amount secured by such Permitted Borrowing Base Lien (except Liens in favor of the Collateral Agent for the ratable benefit of the Secured Parties under the Loan Documents); (b) such Accounts are either (i) fully supported by letters of credit on terms and conditions acceptable to the Administrative Agent issued by a financial institution acceptable to the Administrative Agent, (ii) owing to the Borrower from Account Debtors with an Investment Grade Rating, or (iii) approved for inclusion in Eligible Accounts Receivable – Tier 1 by the Administrative Agent in writing; (c) the Account Debtors under such Accounts:  (i) are not affiliates of the Borrower, (ii) purchased the goods giving rise to the relevant Account in an arm's length bona fide transaction conducted in the ordinary course of business in compliance with all applicable laws and regulations, (iii) are not insolvent or involved in any case or proceeding, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction, (iv) are not the United States government or any department or agency thereof, or any state or municipal government or any department or agency thereof, except if the Borrower has complied in a manner satisfactory to the Administrative Agent with the Assignment of

Claims Act or any comparable state law, such Accounts as to which the Borrower has so complied shall not be excluded from Eligible Accounts Receivable – Tier 1 by this clause (iv), (v) are organized, located in and primarily conducting business in the United States or any country that is a member country of the Organization for Economic Cooperation and Development, (vi) are not determined by the Borrower or the Administrative Agent in its sole judgment to be uncreditworthy, and (vii) have received notice (which may be stamped on the applicable invoices) of the Collateral Agent's lien on the Account and instructions to make payments directly to the Administrative Agent at an account referred to in the definition of "Cash" set forth above; (d) such Accounts are in payment for goods actually delivered or services or obligations that have been fully performed and are not in dispute or subject to any other claim, defense, offset, reduction or counterclaim or any claim on the part of the Account Debtor denying liability under such Account, and such Accounts shall have been reduced by the amount of all obligations and liabilities of the Borrower to the Account Debtor; (e) such Accounts are not subject to any pledge, restriction, security interest or other lien or encumbrance other than those created by the Loan Documents or Permitted Borrowing Base Liens; (f) such Accounts are subject to a Perfected First Lien prior to the rights of, and enforceable as such against, any other person, (g) such Accounts are not outstanding for more than 30 days past the due date of the respective invoices therefor; (h) the due date for payment of such Accounts is not more than 30 days past the original invoice date; (i) such Accounts represent legal, valid and binding obligations of the applicable Account Debtor, enforceable in accordance with their terms against the Account Debtor; (j) such Accounts are evidenced by an invoice rendered to the Account Debtor and not by any instrument or chattel paper, unless (i) there is only one original of such instrument or chattel paper, (ii) such original shall have been delivered to the Collateral Agent, and (iii) by virtue of such delivery the Collateral Agent shall have a Perfected First Lien on such instrument or chattel paper; (k) such Account arises from a completed sale (on an absolute basis and not on a consignment, sale-and-return, approval or bill and hold basis); and (l) such Accounts are payable in U.S. Dollars; and (m) such Accounts are not due from any single Account Debtor if more than twenty-five percent (25%) of the aggregate amount of all Accounts owing from such Account Debtor would otherwise not be eligible for inclusion in the Borrowing Base.
"Eligible Accounts Receivable – Tier 2":  all Accounts created by the Borrower (net of any credits, rebates, offsets (including, without limitation, any offset relating to any forward contract marked-to-market loss), holdbacks or other adjustments or commissions and reduced by any sales, use, excise or other taxes, imposts, levies or other governmental charges included therein) which satisfy all of the requirements of Eligible Accounts Receivable – Tier 1 other than clause (b) of the definition thereof, provided that the Account Debtor shall have been approved in writing by the Administrative Agent. Notwithstanding the foregoing, the aggregate amount of Eligible Accounts Receivable – Tier 2 due from any Account Debtor and its Affiliates included in the Borrowing Base at any time, after giving effect to the applicable advance rate, shall not exceed 5.0% of the total aggregate amount of Eligible Accounts Receivable – Tier 1, Eligible Accounts Receivable – Tier 2 and Eligible Unbilled Accounts Receivable included in the Borrowing Base at such time.
"Eligible Cash Management Bank":  any financial institution reasonably satisfactory to the Collateral Agent, in its sole discretion, and not disapproved by the Required Lenders.
"Eligible Commodities":  bunker fuel, Crude Oil, fuel oil, gas oil, lubricants, and other petroleum products, and with the consent of the Required Lenders, any other energy commodities that are of the type which are purchased, sold or otherwise traded in physical, futures, forward or over the counter markets.
"Eligible Commodity Broker":  any commodity broker acceptable to the Collateral Agent, in its sole discretion, and not disapproved by the Required Lenders.

"Eligible Inventory":  at the time of any determination thereof, all inventory of the Borrower's consisting of Eligible Commodities that are acceptable to the Administrative Agent in its sole discretion, valued at Market Value.  Eligible Inventory shall satisfy such eligibility requirements as the Administrative Agent may impose from time to time in its sole discretion, which shall at all times include the following:
(a)            such inventory was acquired by the Borrower in the ordinary course of business from a non-Affiliate, or if from an Affiliate, such Affiliate shall be a party to the Global Facility Agreement and the Collateral Agent shall have received an express written release of lien, in form and substance satisfactory to the Collateral Agent in its sole discretion, duly executed and delivered by an authorized officer of the Facility Agent under the Global Facility Agreement, and such inventory is merchantable and not obsolete, damaged or otherwise unfit for sale or further processing in the ordinary course of business;
(b)            the Borrower has legal and valid title to such inventory, free and clear of all Liens other than Perfected First Liens or Permitted Borrowing Base Liens and the value of such inventory is reduced by both the Market Value of any net volumetric balance owed by the Borrower to a counterparty which is in possession of the inventory and the aggregate amount secured by such Permitted Borrowing Base Liens;
(c)            the Borrower has the full and unqualified right to assign and grant a Lien on such inventory to the Collateral Agent, for the ratable benefit of the applicable Agents and the Secured Parties, as security for the Obligations;
(d)            the inventory is subject to a Perfected First Lien, subject only to Permitted Borrowing Base Liens;
(e)            none of such inventory is evidenced by bills of lading or other documents of title, whether negotiable or non-negotiable, unless such negotiable bill of lading or negotiable document of title is physically located in the United States and has been issued and duly negotiated to the Collateral Agent or to order, or blank endorsed, and in the possession of the Collateral Agent, or such non-negotiable bill of lading or document of title has been issued in the name of and delivered to the Collateral Agent, and, in each case, the issuer is acceptable to the Collateral Agent;
(f)            such inventory is located in the United States either (i) at a third party storage facility acceptable to the Administrative Agent in its sole discretion and such storage facility has executed a control agreement with the Collateral Agent, satisfactory to the Collateral Agent in its sole discretion, or (ii) in transit to such facility in the United States or from one of such facilities to a buyer in connection with a sale in the ordinary course of business and such inventory is (A) evidenced by 3/3 on board negotiable bills of lading that have been issued and duly negotiated to the Collateral Agent, or to order and blank endorsed and in the possession of the Collateral Agent and (B) located on a vessel chartered to the Borrower by a person acceptable to the Collateral Agent in its sole discretion;
(g)            none of such inventory has given rise to an Eligible Account Receivable – Tier 1, an Eligible Account Receivable – Tier 2 or an Unbilled Eligible Account Receivable; and
(h)            the inventory has not been identified to deliveries with the result that a buyer would have rights to the inventory that would be superior to the Perfected First Liens, nor shall such inventory have become the subject of a customer's ownership or Lien.

Notwithstanding the foregoing, no inventory shall be excluded from Eligible Inventory solely because such inventory is subject to a Permitted Borrowing Base Lien; provided that the amount of any such obligations has been deducted in determining the amount of Eligible Inventory.
"Eligible Inventory – Tier 1":  Eligible Inventory which meets all of the requirements set forth in the definition of Eligible Inventory (including, without limitation, clause (f) thereof).
"Eligible Inventory – Tier 2":  as of any date of determination, inventory of the Borrower in transit from Canada or another location in the United States to a third party storage facility in the United States, acceptable to the Administrative Agent in its sole discretion, which would constitute Eligible Inventory but for the failure to satisfy clauses (e) and (f) of the definition thereof, and is evidenced by copies of negotiable or non-negotiable documents of title issued to the Borrower or the Collateral Agent (and such copies are in the possession of the Collateral Agent), and which was purchased by the Borrower less than 15 days prior to its inclusion in the Borrowing Base (at any time) as Eligible Inventory – Tier 2. Notwithstanding the foregoing, the aggregate amount of Eligible Inventory – Tier 2 included in the Borrowing Base at any time, after giving effect to the applicable advance rate, shall not exceed $40,000,000.  For the avoidance of doubt, Eligible Inventory – Tier 2 shall only include inventory of the Borrower in transit to a third party storage facility in the United States while on United States or Canadian waters.
"Eligible LCs Covering Commodities Not Yet Delivered":  as of any date of determination, the face amount of any Letter of Credit supporting the purchase price of any Eligible Commodities contracted for purchase by the Borrower, provided that:
(a)            the applicable supplier has or is required to have title to such Eligible Commodities prior to delivery to the Borrower;
(b)            such Eligible Commodities are not included as Eligible Inventory – Tier 1 or Eligible Inventory – Tier 2, in the Borrowing Base but, upon delivery to the Borrower, such Eligible Commodities will qualify as Eligible Inventory – Tier 1 or Eligible Inventory – Tier 2, as applicable; and
(c)            the Borrower has the absolute and unqualified right to obtain such Eligible Commodities from the applicable seller or supplier, and the Borrower's right is subject to the Perfected First Lien and no other equal or prior Liens (other than Permitted Borrowing Base Liens).
"Eligible Net Liquidity in Brokerage Accounts":  as of any date of determination, the aggregate value of "net equity" or "net liquidity value" however designated of Approved Brokerage Accounts, not to exceed the amount that would be available for withdrawal upon closing such account and liquidation of all open positions at current market values, as reported in the account statements for the relevant Approved Brokerage Accounts, which are subject only to Perfected First Liens and the Liens of the Eligible Commodity Broker as provided for in the applicable Account Control Agreement as of such date, provided that, if any portion of the net equity is not represented by cash, the value of any such equity shall be determined by the Administrative Agent in its reasonable discretion and provided, further, that all amounts due to such broker secured by Permitted Borrowing Base Liens shall be deducted in calculating Eligible Net Liquidity in Brokerage Accounts.
"Eligible Unbilled Accounts Receivable":  all Accounts created by the Borrower (net of any credits, rebates, offsets (including, without limitation, any offset relating to any forward contract marked-to-market loss), holdbacks or other adjustments or commissions and reduced by any sales, use, excise or other taxes, imposts, levies or other governmental charges included therein) which would qualify as Eligible Accounts Receivable – Tier 1 or Eligible Accounts Receivable – Tier 2 but for the fact that an invoice has not yet been issued by the Borrower to the applicable Account Debtor, provided, that (a) even if no other services were performed or goods delivered to the Account Debtor, the Borrower has the right to issue an invoice to the Account Debtor for services performed or goods delivered prior to the date as of which Eligible Unbilled Accounts Receivable is determined, (b) no Eligible Unbilled Accounts Receivable shall be included in Eligible Accounts Receivable – Tier 1 or Eligible Accounts Receivable – Tier 2 and (c) upon the issuance of an invoice for any such Account, such Account shall no longer be an Eligible Unbilled Account Receivable. The amount of Eligible Unbilled Accounts Receivable shall be equal to the amount that would be included as Eligible Accounts Receivable – Tier 1 or Eligible Accounts Receivable – Tier 2 upon the issuance of an invoice therefor. Notwithstanding the foregoing, the aggregate amount of Eligible Unbilled Accounts Receivable included in the Borrowing Base at any time, after giving effect to the applicable advance rate, shall not exceed $20,000,000.
"Environmental Laws":  any and all international, European Union, national, federal, state, provincial or local statutes, orders, regulations or other Law or guidance notes or regulatory codes of practice or guidelines concerning the environment or health and safety (including, without limitation, regulating, relating to or imposing liability on standards of conduct concerning Materials of Environmental Concern) which are in existence now or in the future and are binding at any time on the Loan Parties or any of their respective Subsidiaries in the relevant jurisdiction in which such Loan Party or such Subsidiary has been or is operating (including by the export of its products or its waste to that jurisdiction).
"Environmental Permits":  any permit, license, consent, approval and other authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Loan Party conducted on or from the properties owned or used by any Loan Party.
"ERISA":  the Employee Retirement Income Security Act of 1974.
"Estimated Excise Taxes Payable":  as of any date of determination, the amount of the Borrower's obligations to any Governmental Authority or taxing authority for sales, excise or other taxes, levies or governmental charges relating to the purchase or sale of its inventory, except to the extent deducted in calculating Eligible Accounts Receivable – Tier 1 or Eligible Accounts Receivable – Tier 2.
"Eurodollar Loans":  Loans for which the applicable rate of interest is based upon the Eurodollar Base Rate.
"Eurodollar Base Rate": with respect to any Eurodollar Loan for any Interest Period therefor, the rate of interest per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a Reuters page or screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period (but in respect of the Eurodollar Rate as that term is used in the definition of the term "Base Rate", as of 11:00 a.m., London time, on the day of determination thereof or if such day is not a Business Day on the immediately preceding Business Day (the rate determined pursuant to this sentence, herein the "Page Rate"); provided that in the event that the Page Rate is not available at such time for any reason, the "Eurodollar Base Rate" for the purposes of this definition shall instead be the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) offered by ABN AMRO Bank N.V., or its successors to prime banks in the London interbank market at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period (but in respect of the Eurodollar Rate as that term is used in the definition of the term "Base Rate", as of 11:00 a.m., London time, on the day of determination thereof) or if such day is not a Business Day on the immediately preceding Business Day by leading banks in the London interbank market of Dollar deposits in immediately available funds having a term comparable to such Interest Period.  Notwithstanding anything to the contrary contained herein, the Eurodollar Base Rate shall, at all times, be equal to or greater than zero percent (0.00%).
"Eurodollar Rate":  for any Eurodollar Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the Eurodollar Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.
"Event of Default":  any of the events specified in Section 9 for which any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
"Executive Order":  as defined in Section 5.24(a).
"Existing Credit Agreement":  as defined in the recitals to this Agreement.
"Existing Letters of Credit":  the letters of credit described in Schedule 1.1B.
"Extensions of Credit":  at any date, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding plus (b) the aggregate amount of such Lender's participation, to the extent of its Stated Percentage of each Letter of Credit, of the L/C Obligations then outstanding plus (c) such Lender's Stated Percentage of the principal amount of each Swing Line Loan then outstanding plus (d) such Lender's Stated Percentage of the principal amount of each Daylight Overdraft Loan then outstanding.
"FATCA":  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
"Federal Funds Effective Rate":  for any day, the rate per annum equal to the weighted average of the interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
"Fee Letter":  the fee letter between the Borrower and the Administrative Agent in connection with this Agreement, as amended, modified or supplemented from time to time.
"FERC":  the U.S. Federal Energy Regulatory Commission.
"FERC Contract Collateral":  as defined in the Security Agreement.
"Financial OTC Agreement":  any currency swap, cross-currency rate swap, currency option, interest rate option, interest rate swap, cap or collar agreement or similar arrangement or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing including, without limitation, any derivative relating to interest rate or currency rate risk, in each case which is not a Commodity OTC Agreement.
"Financing Lease":  any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.
"First Purchaser Lien":  a so-called "first purchaser" Lien, as defined in Texas Bus. & Com. Code Section 9.343, comparable Laws of the states of Oklahoma, Kansas, Mississippi, Wyoming or New Mexico, or any other comparable Law.
"First Purchaser Lien Amount":  as of any Borrowing Base Date, in respect of any property of the Borrower subject to a First Purchaser Lien, the aggregate amount of the obligations outstanding as of such date giving rise to such First Purchaser Lien as of such date, less any portion of such obligations that are secured or supported by a Letter of Credit issued hereunder.
"Fiscal Quarter":  each fiscal quarter of each Fiscal Year.
"Fiscal Year":  the fiscal year of the Borrower which consists of a twelve-month period, ending on each December 31.
"Fitch":  Fitch Ratings Ltd. or any successor to its rating agency business.
"Forward Contract":  a Commodity Contract with a delivery date more than two days after the contract is entered into.
"Fronting Fee Letter": that certain Fronting Fee Letter dated as of the date hereof between the Administrative Agent and ING, as amended, modified or supplemented from time to time.
"Funding Request Period":  the period commencing on the Amended and Restated Effective Date and ending on the day that is one (1) Business Day prior to the Termination Date.
"Futures Contract":  a contract for making or taking delivery of Eligible Commodities that is traded on a market-recognized commodity exchange, which contract meets the specification and delivery requirements of commodity futures contracts on such commodity exchange, the value of which shall be reflected in a Commodity Account.
"GAAP":  generally accepted accounting principles in the United States of America in effect from time to time.
"Global Facility Agreement":  the Facility Agreement for a Borrowing Base Facility dated September 19, 2013, by and among Aegean Liberia, as the company, Aegean Liberia, Aegean Petroleum International Inc. and Aegean Belgium, as the borrowers, certain other companies as guarantors, ABN AMRO Bank N.V., as Facility Agent, and the other agents and lenders party thereto, as amended, modified, extended, supplemented, replaced, refinanced or otherwise modified from time to time.
"Governing Documents":  with respect to (a) a corporation, its articles or certificate of incorporation, continuance or amalgamation and by-laws, (b) a partnership, its certificate of limited partnership or partnership declaration, as applicable, and partnership agreement, (c) a limited liability company, its certificate of formation and operating agreement and (d) any other Person, the other organizational or governing documents of such Person.
"Governmental Authority":  any nation or government, any state, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
"Grantors":  any Person executing and delivering a Security Document, or becoming party to a Security Document (by supplement or otherwise), pursuant to this Agreement.
"Group":  Parent, Aegean Liberia and each of their respective Subsidiaries from time to time.
"Group Borrowings":  at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable or prepayment or redemption) of any indebtedness of members of the Group for or in respect of:
(a)            moneys borrowed and debit balances at banks or other financial institutions;
(b)            any acceptance under any acceptance credit or bill discounting facility (or dematerialized equivalent);
(c)            any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)            any Finance Lease (as defined in the Global Facility Agreement);
(e)            receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under GAAP);
(f)            any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Termination Date (as defined in the Global Facility Agreement) in respect of all Facilities (as defined in the Global Facility Agreement) or are otherwise classified as borrowings under GAAP);
(g)            any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)            any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than ninety (90) days after the date of supply;
(i)            any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and
(j)            (without double counting) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.

"Group Cash":  at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank (as defined in the Global Facility Agreement) and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:
(a)            that cash is repayable on demand;
(b)            repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;
(c)            there is no Security (as defined in the Global Facility Agreement) over that cash except for Transaction Security (as defined in the Global Facility Agreement) or any Security permitted pursuant to clause 24.13 (Negative pledge) of the Global Facility Agreement constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and
(d)            the cash is freely and immediately available to be applied in repayment or prepayment of the Facilities (as defined in the Global Facility Agreement).
"Group Cash Equivalent Investments":  at any time:
(a)            certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank (as defined in the Global Facility Agreement);
(b)            any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;
(c)            commercial paper not convertible or exchangeable to any other security:
(i)            for which a recognized trading market exists;
(ii)            issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;
(iii)            which matures within one year after the relevant date of calculation; and
(iv)            which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)            any investment in money market funds which (i) have a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than thirty (30) days' notice; or

(e)            any other debt security approved by the Majority Lenders (as defined in the Global Facility Agreement);
in each case, to which any member of the Group is alone (or together with other members of the Group beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (as defined in the Global Facility Agreement) (other than Security arising under the Transaction Security Documents (as defined in the Global Facility Agreement)).
"Group Consolidated Current Assets":  on the last day of a Group Measurement Period, the aggregate consolidated amount of all Group Current Assets of members of the Group.
"Group Consolidated Current Liabilities":  on the last day of a Group Measurement Period, the aggregate consolidated amount of all Group Current Liabilities of members of the Group.
"Group Consolidated Current Ratio":  the ratio of Group Consolidated Current Assets (less the amount of any loans made to shareholders, directors or related companies) to Group Consolidated Current Liabilities.
"Group Consolidated Interest Coverage Ratio":  in respect of any Group Measurement Period, the ratio of Group EBITDA to Group Finance Charges.
"Group Consolidated Net Working Capital":  on the last day of a Group Measurement Period, Group Consolidated Current Assets minus the sum of (i) Group Consolidated Current Liabilities on such date and (ii) the amount of any loans made to shareholders, directors or related companies.
"Group Consolidated Tangible Net Worth":  at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Parent and the aggregate amount of the reserves of the Group,
(a)            including:
(i)            any amount credited to the share premium account;
(ii)            any capital redemption reserve fund; and
(iii)            any balance standing to the credit of the consolidated profit and loss account of the Group;
but
(b)            deducting:
(i)            any debit balance on the consolidated profit and loss account of the Group;
(ii)            (to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Group;
(iii)            any amount in respect of interests of non-Group members in Group Subsidiaries;

(iv)            any amount in respect of loans to shareholders, directors or related companies;
(v)            (to the extent included) any amount set aside for taxation, deferred taxation or bad debts;
(vi)            (to the extent included) any amounts arising from an upward revaluation of assets made at any time after December 31, 2012;
(vii)            any amount in respect of any dividend or distribution declared, recommended or made by any member of the Group to the extent payable to a person who is not a member of the Group and to the extent such distribution is not provided for in the most recent financial statements;
and so that no amount shall be included or excluded more than once.
"Group Current Assets":  the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Group Cash and Group Cash Equivalent Investments) expected to be realized within twelve (12) months from the date of computation but excluding amounts in respect of:
(a)            receivables in relation to Taxes;
(b)            Group Exceptional Items and other non-operating items;
(c)            insurance claims; and
(d)            any interest owing to any member of the Group.
"Group Current Liabilities":
(a)            prior to the date which is six (6) months after the date of the Global Facility Agreement, the sum of current liabilities as determined in accordance with GAAP;
(b)            from the date which is six (6) months after the date of the Global Facility Agreement until (but excluding) the date which is eighteen (18) months after the date of the Global Facility Agreement, the sum of:
(i)            current liabilities as determined in accordance with GAAP; and
(ii)            50% of the amount of all Utilizations (as defined in the Global Facility Agreement) under Facility B (as defined in the Global Facility Agreement); and
(c)            from the date which is eighteen (18) months after the date of the Global Facility Agreement, the sum of:
(i)            current liabilities as determined in accordance with GAAP; and
(ii)            the total amount of all Utilizations (as defined in the Global Facility Agreement) under Facility B (as defined in the Global Facility Agreement).

"Group EBITDA":  in respect of any Group Measurement Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):
(a)            before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalized by any member of the Group (calculated on a consolidated basis) in respect of that Group Measurement Period;
(b)            before deducting any depreciation and amortization/impairment;
(c)            not including any accrued interest owing to any member of the Group;
(d)            before taking into account any Group Exceptional Items;
(e)            after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;
(f)            plus or minus the Group's share of the profits or losses (after finance costs and tax) of Non-Group Entities after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by such Non-Group Entity;
(g)            before taking into account any unrealized gains or losses on any derivative instrument/financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and
(h)            before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after December 31, 2012, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation, depreciation and amortization.
"Group Exceptional Items":  any exceptional, one off, non-recurring or extraordinary items/any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:
(a)            the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;
(b)            disposals, revaluations or impairment of non-current assets; and
(c)            disposals of assets associated with discontinued operations.
"Group Finance Charges":  for any Group Measurement Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Group Borrowings whether paid, payable or capitalized by any member of the Group (calculated on a consolidated basis) in respect of that Group Measurement Period:
(a)            including the interest (but not the capital) element of payments in respect of Finance Leases (as defined in the Global Facility Agreement);

(b)            including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement; and
(c)            taking no account of any unrealized gains or losses on any derivative instruments other than any derivative instruments which are accounted for on a hedge accounting basis.
"Group Measurement Period":  means a period of three (3) months ending on the last day of any calendar quarter.
"Guarantee Agreements":  (a) the Amended and Restated Guarantee dated as of the Amended and Restated Effective Date, by the Parent in favor of the Administrative Agent, (b) the Amended and Restated Guarantee dated as of the Amended and Restated Effective Date, by Aegean Liberia in favor of the Administrative Agent, and (c) the Amended and Restated Guarantee dated as of the Amended and Restated Effective Date, by Aegean Belgium in favor of the Administrative Agent, each of the foregoing (subsections (a), (b) and (c) above) in form and substance satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.
"Guarantee Obligation":  as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of such obligation the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness or other liability or obligation (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor for the purpose (whether explicit or implicit) of ensuring that the primary obligor is able to repay the primary obligations of such primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable maximum amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined in good faith.
"Guarantors":  The Parent, Aegean Liberia, Aegean Belgium and any other Person becoming party to this Agreement (by supplement or otherwise), as a Guarantor.
"ICE":  The Intercontinental Exchange, Inc. or any successor thereto.
"Increase Amount":  as defined in Section 2.8(c).

"Increase and New Lender Agreement":  as defined in Section 2.8(d)(i).
"Increase Effective Date":  as defined in Section 2.8(d).
"Increasing Lender":  as defined in Section 2.8(d)(i).
"Indebtedness":  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities and including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured) or for the deferred purchase price of property or services (other than non-interest bearing current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person under Financing Leases or Synthetic Leases, (e) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, whether or not drawn on or paid, (f) all liabilities of a third party secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary and involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of such Person in respect of Commodity OTC Agreements and Financial OTC Agreements.  The amount of any Indebtedness under (x) clause (f) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien and (y) clause (i) shall be the net amount, including any net termination payments, that would be required to be paid to a counterparty in the event of termination at the time of calculation rather than the notional amount of the applicable Commodity OTC Agreement or Financial OTC Agreement.
"Indemnified Liabilities":  as defined in Section 11.6.
"Indemnitee":  as defined in Section 11.6.
"ING": ING Belgium, Brussels, Geneva Branch.
"Insolvency":  with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
"Insolvent":  pertaining to a condition of Insolvency.
"Intellectual Property":  as defined in Section 5.9.
"Interest Payment Date":  (a) with respect to any Base Rate Loan or Cost of Funds Loan, (i) prior to the Revolving Credit Maturity Date, the first Business Day of each month and (ii) the Revolving Credit Maturity Date, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan the date of any repayment or prepayment made in respect thereof.
"Interest Period":
(a)             with respect to any Eurodollar Loan:
(i)      initially, the period commencing on the Borrowing Date or Conversion date, as the case may be, with respect to such Eurodollar Loan and ending one week or one, two or three months thereafter, as selected by the Borrower in its Borrowing Notice or Continuation/Conversion Notice, as the case may be, given with respect thereto; and
(ii)      thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one week or one, two or three months thereafter, as irrevocably selected by the Borrower in its Continuation/Conversion Notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and
(b)            with respect to any Cost of Funds Loan:
(i)      initially, the period commencing on the Borrowing Date or Conversion date, as the case may be, with respect to such Cost of Funds Loan and ending one Business Day, one week or one, two or three months thereafter, as selected by the Borrower in its Borrowing Notice or Continuation/Conversion Notice, as the case may be, given with respect thereto; and
(ii)      thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Cost of Funds Loan and ending one Business Day, one week or one, two or three months thereafter, as selected by the Borrower in its Continuation/Conversion Notice to the Administrative Agent;
provided that, with respect to any Eurodollar Loan or Cost of Funds Loan:
(A)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(B)            any Interest Period with respect to any Loan that would otherwise extend beyond the Revolving Credit Maturity Date, shall end on the Revolving Credit Maturity Date; and
(C)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and
(D)            there shall be no more than five (5) Interest Periods outstanding at any time.
"Investment":  any advance, loan, extension of credit or capital contribution to, investment in, or purchase or acquisition of any stock, bonds, notes, debentures or other securities of or any assets constituting all or substantially all assets of, or of a business unit of, any Person or any commitment to make or do any of the foregoing.
"Investment Grade Rating":  a long term senior unsecured non-credit enhanced credit rating of BBB- or higher by S&P or Baa3 or higher by Moody's; provided that, in the event that the rating given by (or equivalent to) S&P or Moody's is higher than the rating given by (or equivalent to) Moody's or S&P, as applicable, the determination that such rating is an Investment Grade Rating shall be made based on the higher of the two ratings.
"ISP":  International Standby Practices ISP98, International Chamber of Commerce Publication No. 590, as from time to time amended, modified or supplemented.
"Issuance Cap":  with respect to an Issuing Lender's willingness to consider issuance of any Letter of Credit pursuant to Section 3.1, the aggregate amount of outstanding L/C Obligations attributable to Letters of Credit issued by such Issuing Lender as set forth below:
Issuing Lender	Issuance Cap[1]
ABN AMRO Capital USA LLC	$250,000,000

"Issuing Lender":  ABN and, with the consent of the Borrower and the Administrative Agent, any other Lender that agrees to issue Letters of Credit, or any office, branch or affiliate designated by it or any successor pursuant to Section 3.8.
"Laws":  collectively, all international, foreign, Federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
"L/C Fee Payment Date":  with respect to any Letter of Credit, the first Business Day of each month (or if any such day is not a Business Day, the next succeeding Business Day).
"L/C Obligations" or "L/C Obligation":  at any time, an amount equal to the sum of (a) the aggregate maximum undrawn amount of the then-outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed.
"L/C Participants":  with respect to any Letter of Credit, all of the Lenders other than the Issuing Lender thereof and, subject to Section 2.7(b), any Declining Lender with respect to such Letter of Credit.
"Lead Arranger":  as defined in the introductory paragraph of this Agreement.
"Lenders":  as defined in the introductory paragraph to this Agreement and, as the context requires, includes, the Issuing Lenders, the Daylight Overdraft Lender, and the Swing Line Lender.  As of the Amended and Restated Effective Date, each Lender is specified on Schedule 1.0.

1 Any Issuing Lender may, by notice to the Administrative Agent (which notice shall be irrevocable), increase the amount of such Issuing Lender's Issuance Cap hereunder.

"Letter of Credit Request":  a request by the Borrower for a new Letter of Credit or an amendment to an existing Letter of Credit, in each case pursuant to Section 3.2(a).
"Letters of Credit Sublimit":  as at any date, the then current Elected Line Amount.
"Letters of Credit":  as defined in Section 3.1(a).
"Lien":  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having or intended to have similar effect (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction in order to perfect any of the foregoing.
"Loan":  any Revolving Credit Loan, Swing Line Loan or Daylight Overdraft Loan.
"Loan Documents":  this Agreement, the Notes, the Guarantee Agreements and the Security Documents, each as amended, modified or supplemented from time to time.
"Loan Parties":  the Borrower, the Guarantors and each Subsidiary of the Borrower that is a party to a Loan Document.
"Marked-to-Market Report": a report of the Borrower's Eligible Commodities purchase and sale positions in a form reasonably acceptable to the Administrative Agent.  Such report shall include all open fixed positions for all current and future time periods and cover all instruments and/or contracts that create either an obligation or a right under a Commodity Contract and/or that generate price exposure and shall include Marked-to-Market Value for each position considered.  The instruments and/or contracts shall include but not be limited to contracts for spot and future deliveries of Eligible Commodities, exchanges, derivatives including Physical Commodity Contracts, Commodity OTC Agreements, Financial OTC Agreements and Futures Contracts (and options on such Futures Contracts).
"Marked-to-Market Value":  with respect to any Commodity Contract of any Person on any date:
(a)            in the case of a Commodity Contract for the purchase, sale, transfer or exchange of any physical Eligible Commodities, the unrealized gain or loss on such Commodity Contract, determined by comparing (i) the amount to be paid or received under such Commodity Contract for such Eligible Commodities pursuant to the terms thereof to (ii) the Market Value of such Eligible Commodities on such date, and
(b)            in the case of any other Commodity Contract, the unrealized gain or loss on such Commodity Contract determined by calculating the amount to be paid or received under such other Commodity Contract pursuant to the terms thereof as if the cash settlement of such other Commodity Contract were to be calculated on such date of determination by reference to the Market Value of the Eligible Commodities which is the subject of such other Commodity Contract;
provided, that (i) in the case of any Commodity Contract that is, in whole or in part, an option by its terms, the amount so calculated shall reflect industry standard valuation models approved by the Administrative Agent and any associated premium which remains unpaid and (ii) in the case of amounts due under any Forward Contract with a delivery date more than one year from the date of determination, each such amount shall be discounted to present value in a commercially reasonable manner unless otherwise discounted as part of the calculation referred to above.
"Market Value":  with respect to any Eligible Commodities on any date, the price at which such Eligible Commodities could be purchased or sold for delivery on that date or during the applicable period adjusted to reflect the specifications thereof and the location and transportation differential, and, without duplication, reduced by storage, transportation and other costs related to sale thereof.  Such prices shall be determined by using prices (a) on the New York Mercantile Exchange, the COMEX, the New York Board of Trade, the International Petroleum Exchange, ICE, the Chicago Board of Trade, the Chicago Mercantile Exchange or, if a price for any such Eligible Commodities (or delivery period or location) is not available on such exchanges, such other markets or exchanges recognized as such in the commodities trading industry, including over-the-counter markets and private quotations, or as published in an independent industry recognized source, in each case reasonably selected by the Borrower and reasonably satisfactory to the Administrative Agent, (b) if such a price for any such Eligible Commodities is not available in any market or exchange described in clause (a) above, any other exchange or market reasonably selected by the Borrower and reasonably satisfactory to the Administrative Agent on such date or (c) if such a price for any such Eligible Commodities is not available in any market or exchange described in clauses (a) or (b) above, such other value determined pursuant to methodology reasonably selected by the Borrower and reasonably satisfactory to the Administrative Agent.
"Material Adverse Effect":  a material adverse effect on (a) the business, assets, income, property, financial condition, business, performance, prospects, operations or properties of any Loan Party on an individual basis, or the Loan Parties and their respective Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under this Agreement or any of the other Loan Documents on a timely basis, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.
"Materials of Environmental Concern":  any gasoline or petroleum (including Crude Oil or any fraction thereof) or petroleum products or any pollutant, contaminant, dangerous good, hazardous substances, toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law or Environmental Permit, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, mold, microbial matters, radioactive materials and electromagnetic fields.
"Maximum Amount":  on the Amended and Restated Effective Date, $250,000,000, as such amount may be increased from time to time in accordance with Section 2.8, or decreased from time to time or terminated in accordance with Section 4.1.
"Maximum Credit Limit":  for each Lender, the maximum amount of such Lender's Extensions of Credit that may be made or incurred by such Lender hereunder, which amount as of the Amended and Restated Effective Date shall be provided on Schedule 1.0 hereto, and which amount may be increased or decreased at each Lender's sole discretion (a) as a result of assignments; or (b) in connection with a Declining Lender election pursuant to Section 2.7; provided that, at no time shall any Lender's Maximum Credit Limit be decreased to an amount less than such Lender's Extensions of Credit as of the date of such reduction.  Subject to the proviso below, in the event of any increase or decrease in the Maximum Credit Limit for any Lender at any time, the manner in which the shares of all existing Lenders shall be reallocated (both with respect to then outstanding Loans and Letters of Credit and with respect to future Loans and Letters of Credit) shall be on a pro rata basis based on such Lender's Stated Percentage, as calculated immediately prior to such decrease or subsequent to such increase, as the case may be, or as otherwise determined by agreement of all of the Lenders, including any new Lender, provided, however, that no Lender shall be obligated to increase its Maximum Credit Limit or increase or decrease its share of outstanding Loans or Letters of Credit.
"Maximum Position Limits":  the Risk Limits set forth in the Trading Guidelines of the Risk Management Practices as in effect on the Amended and Restated Effective Date or as in effect on such other date if approved in accordance with Section 7.10.
"Moody's":  Moody's Investors Service, Inc., or any successor to its rating agency business.
"Multiemployer Plan":  a Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.
"New Lenders":  as defined in Section 2.8(c).
"Non-Defaulting Lender":  at any time, each Lender that is not a Defaulting Lender at such time.
"Non-Excluded Taxes":  as defined in Section 4.11(a).
"Non-Group Entity":  any investment or entity (which is not itself a member of the Group (including associates and joint venture entities)) in which any member of the Group has an ownership interest.
"Nonrenewal Notice Date":  as defined in Section 3.2(b).
"Non-U.S. Lender":  as defined in Section 4.11(f).
"Note" and "Notes":  as defined in Section 4.5(f).
"Notice of Elected Line Amount":  as defined in Section 2.9.
"Notice of Prepayment":  as defined in Section 4.6.
"NYMEX":  the New York Mercantile Exchange or any successor thereto; any reference in this Agreement to NYMEX Futures Contracts or options includes ICE future contracts or options of the same type.
"Obligation Date":  with respect to any Revolving Credit Loan, Swing Line Loan, Daylight Overdraft Loan or Letter of Credit, the Borrowing Date of such Revolving Credit Loan, Swing Line Loan, Daylight Overdraft Loan or Letter of Credit, as applicable, provided that, the "Obligation Date" of any Revolving Credit Loan made pursuant to Section 3.5(b) shall be the Borrowing Date of the related Letter of Credit.
"Obligations":  the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and Reimbursement Obligations, and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case which may arise under, or out of or in connection with this Agreement, the Notes, the Security Documents, any other Loan Documents, any Letter of Credit and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Loan Documents) or otherwise.
"OFAC":  as defined in Section 5.24(b)(i).
"Other Taxes":  as defined in Section 4.11(b).
"Parent":  Aegean Marine Petroleum Network Inc., a corporation incorporated under the laws of the Marshall Islands.
"Participant" and "Participants":  as defined in Section 11.7(b).
"Participating Member State":  any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Participation":  as defined in Section 11.7(b).
"Payment Intangible":  as defined in Section 9-102 of the New York Uniform Commercial Code.
"PBGC":  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
"Perfected First Lien":  any perfected, first priority Lien granted by the Borrower pursuant to a Security Document in favor of the Collateral Agent, for the ratable benefit of the Secured Parties; provided that, in the case of inventory that is not located in the United States of America or contracts, Accounts Receivable or Payment Intangibles not governed by Laws of the United States of America or any state or political subdivision thereof, the validity and priority of such Lien shall be confirmed by an opinion of special local counsel, the form and substance of which shall be reasonably satisfactory to the Collateral Agent.
"Permitted Borrowing Base Liens":  Liens of carriers, warehousemen, mechanics, materialmen, and any similar Lien arising by operation of Law securing obligations to pay or provide consideration for goods or services with respect to Eligible Commodities, which obligations are not past due, including, without limitation, with respect to Eligible Inventory, Liens in favor of the third party from whom the Borrower chartered, rented or leased the property on which such Eligible Inventory is located securing the charter, rent or lease obligations.
"Permitted Financial Management Liens":  Liens of an Eligible Cash Management Bank on currency or Cash Equivalents of the Borrower deposited in, or credited to, any Controlled Account (other than a Commodity Account) of the Borrower, provided that such Liens arise out of (i) amounts due to the applicable Eligible Cash Management Bank, in respect of customary fees and expenses for the routine maintenance and operation of such Controlled Account, (ii) the face amount of any checks which have been credited to such Controlled Account, but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting such

Controlled Account, provided, further that such Liens are provided for in the related Account Control Agreement or arise by operation of Law.
"Permitted Refinancing Indebtedness":  as defined in Section 8.2(c).
"Permitted Tax Distribution":  for so long as the Borrower is a "subchapter S" corporation for federal income tax purposes or otherwise regarded as a flow-through or conduit for federal income tax purposes, the Borrower shall be permitted to pay quarterly dividends to the holders of its Capital Stock in amounts sufficient to pay federal, state and local income taxes payable by such holders and arising solely from their ownership of Capital Stock in the Borrower.
"Person":  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
"Physical Commodity Contract":  a contract for the purchase, sale, transfer or exchange of any physical Eligible Commodity.
"Plan":  any employee pension benefit plan (other than a Multiemployer Plan) which is subject to Title IV of ERISA that is maintained or contributed to by (or to which there is an obligation to contribute of) any Loan Party or any Commonly Controlled Entity for its current or former employees, or any beneficiary thereof.
"Pledged Account":  all Commodity Accounts, Deposit Accounts and Securities Accounts of the Borrower.
"Position Report":  a report, substantially in the form of Exhibit K, delivered to the Administrative Agent by the Borrower pursuant to Section 7.2(g), certified by a Responsible Person of the Borrower, and setting forth as of the preceding Business Day, the calculations evidencing compliance with the Maximum Position Limits of the Borrower, together with supporting detail, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
"Post-Termination LOC":  as defined in Section 3.1(g).
"Prime Rate":  for any day, a fluctuating interest rate per annum at all times equal to the rate of interest established by JP Morgan Chase Bank, N.A. in New York, New York, from time to time, as its base or prime rate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.
"Properties":  as defined in Section 5.23(a).
"Refunded Daylight Overdraft Loan":  as defined in Section 2.6(a).
"Refunded Swing Line Loan":  as defined in Section 2.5(a).
"Register":  as defined in Section 11.7(d).
"Regulation D":  Regulation D of the Board.
"Regulation U":  Regulation U of the Board.
"Reimbursement Date":  as defined in Section 3.4(c).

"Reimbursement Obligations":  the obligation of the Borrower to reimburse an Issuing Lender, pursuant to Section 3.5 for Unreimbursed Amounts.
"Reorganization":  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
"Reportable Event":  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived.
"Representatives":  as defined in Section 11.16(a).
"Requested Increase Amount":  as defined in Section 2.8(a).
"Required Lenders":  at any time, Lenders the Maximum Credit Limits (or, if the Maximum Credit Limits have expired or terminated, the Extensions of Credit) of which aggregate to at least 51.00% of the total Maximum Credit Limits (or, if the Maximum Credit Limits have expired or terminated, the Extensions of Credit); provided that, the portion of the Maximum Credit Limits or Extensions of Credit held by any Defaulting Lender shall be excluded from both the approvals received and the total Maximum Credit Limits or Extensions of Credit then in effect for purposes of making a determination of Required Lenders for any purpose hereunder or under any other Loan Document.
"Requirement of Law":  as to any Person, any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Reserve Requirement": the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Eurodollar Base Rate is to be determined as provided in the definition of "Eurodollar Base Rate" in this Section 1.1 or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans.
"Responsible Person":  with respect to any Loan Party, the chief executive officer, president, chairman, senior vice-president, executive vice-president, vice-president of finance or treasurer of such Loan Party.
"Revolving Credit Loans":  as defined in Section 2.1(a).
"Revolving Credit Maturity Date":  with respect to any Loan, the earliest to occur of (i) written demand by the Administrative Agent or the Required Lenders, (ii) the date 90 days after the Borrowing Date of such Loan (other than Swing Line Loans or Daylight Overdraft Loans), (iii) the date on which the Loans become due and payable pursuant to Section 9 or the Maximum Amount terminates pursuant to Section 4.1 and (iv) the Termination Date.
"Risk Management Practices":  practices adopted and implemented by the Borrower and reasonably satisfactory to the Administrative Agent and Required Lenders for (a) the mitigation of risks including price, location, product grade and time risk associated with the Borrower's Eligible

Commodities trading and marketing activities and (b) the evaluation and mitigation of credit risk exposure of the Borrower to an Account Debtor and any counterparty party to a Commodity Contract.
"Sanctioned Person":  as defined in Section 5.24.
"Secured Parties":  the Lenders (including, the Daylight Overdraft Lender, the Swing Line Lender and the Issuing Lenders), the Administrative Agent and the other Agents and, in respect of each of the foregoing, their respective successors, endorsees, transferees and assigns.
"Securities Account":  as defined in Section 8-501 of the New York Uniform Commercial Code.
"Security Agreement":  the Amended and Restated Security Agreement (to the Uncommitted Credit Agreement), dated as of the date hereof, executed and delivered by the Borrower to the Collateral Agent, substantially in the form of Exhibit B, as amended, modified or supplemented from time to time.
"Security Documents":  the collective reference to the Account Control Agreements, the Security Agreement, the Canadian Security Documentation and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of the Borrower to secure any of the Obligations, each as amended, modified or supplemented from time to time.
"Single Employer Plan":  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
"S&P":  Standard and Poor's Ratings Group, or any successor to its rating agency business.
"Specified Laws":  (i) Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.
"Standby Letter of Credit": a standby Letter of Credit which (i) supports the purchase of Eligible Commodities giving rise to Eligible Inventory and/or an Eligible Accounts Receivable or (ii) is issued other than in connection with financing the purchase of Inventory by the Borrower.
"Stated Percentage":  for any Lender (a) with respect to any Loan made, or Letter of Credit issued, extended or increased at any time prior to any Conversion to Approving Lenders Funding Date, the ratio of such Lender's Maximum Credit Limit at the Borrowing Date for such Loan or Borrowing Date for such Letter of Credit's issuance, extension or increase to the aggregate amount of the Lenders' Maximum Credit Limits at such time, and (b) with respect to any Loan made or Letter of Credit issued, extended or increased on or after a Conversion to Approving Lenders Funding Date, (i) if such Lender is an Approving Lender, Approving Daylight Overdraft Lender or Approving Swing Line Lender, as the case may be, with respect to such Loan or Letter of Credit as of the Borrowing Date of such Loan or Borrowing Date for such Letter of Credit's issuance, extension or increase, the ratio of such Lender's Maximum Credit Limit at the Borrowing Date for such Loan or Borrowing Date for such Letter of Credit's issuance, extension or increase to the aggregate amount of the Lenders' Maximum Credit Limits at such time, and (ii) if such Lender is a Declining Lender as of the Borrowing Date of such Loan or Borrowing Date for such Letter of Credit's issuance, extension or increase, 0%, in each case, as may be adjusted pursuant to Section 4.18 in the event any Lender shall become a Defaulting Lender, provided that:

(1)            solely with respect to Section 10.7, with respect to any Lender at any time, the Stated Percentage shall be the ratio of such Lender's Extensions of Credit to the Total Extensions of Credit at such time,
(2)            if on any date the Lenders shall become obligated to purchase a participating interest in any Daylight Overdraft Loan pursuant to Section 2.6(b), the Stated Percentage of each Lender in such Daylight Overdraft Loan shall remain fixed at the Stated Percentage of such Lender as of the Borrowing Date of such Daylight Overdraft Loan;
(3)            if on any date the Lenders shall become obligated to purchase a participating interest in any Swing Line Loan pursuant to Section 2.5(b), the Stated Percentage of each Lender in such Swing Line Loan shall remain fixed at the Stated Percentage of such Lender as of the Borrowing Date of such Swing Line Loan, and
(4)            the initial Borrowing Date for Existing Letters of Credit shall be deemed to be the Amended and Restated Effective Date for purposes of this definition.
"Subordinated Indebtedness":  any unsecured Indebtedness of the Borrower and its consolidated Subsidiaries:  (i) the payment of the principal of and interest on which and other obligations of such Person in respect thereof are subordinated to the prior payment in full of the principal of and interest (including by its terms post-petition interest) on the Loans and all other Obligations of the Borrower to the Agents and the Lenders under the Loan Documents on terms and conditions (including, without limitation, the identity of the creditor) approved in writing by the Administrative Agent; and (ii) any portion which is guaranteed by the Parent or any other Loan Party and all Guarantee Obligations in respect of such guarantee of such subordinated Indebtedness are subordinated to the Guarantee Agreements and all other Obligations and liabilities of such Person to the Agents and the Lenders under the Loan Documents in the manner and to the extent such subordinated Indebtedness is subordinated to the Loans and all other Obligations and liabilities of the Borrower to the Agents and the Lenders under the Loan Documents under subclause (i) of this definition.
"Subordination Agreement": the Agreement of Subordination and Assignment dated as of the date hereof among the Borrower, Aegean Liberia and the Collateral Agent, in form and substance satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.
"Subsidiary":  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership or other ownership interests having ordinary voting power (other than stock, partnership, membership or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by such Person, as the case may be, or any such Person has the contractual power presently to designate a majority of the directors of such corporation, or in the case of unincorporated entities, of individuals exercising similar functions.  Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
"Swing Line Cap":  on any date, the maximum Swing Line Cap as set forth below that corresponds with the then current Elected Line Amount as set forth below:

Elected Line Amount	Maximum Swing Line Cap
US$150,000,000	US$22,500,000
Greater than US$150,000,000 and less than or equal to US$175,000,000	US$26,250,000
Greater than US$175,000,000 and less than or equal to US$200,000,000	US$30,000,000
Greater than US$200,000,000 and less than or equal to US$225,000,000	US$33,750,000
Greater than US$225,000,000 and less than or equal to US$250,000,000	US$37,500,000
Greater than US$250,000,000 and less than or equal to US$300,000,000	US$45,000,000
"Swing Line Lender":  as defined in the introductory paragraph to this Agreement.
"Swing Line Loan" and "Swing Line Loans":  as defined in Section 2.3(a).
"Swing Line Participation Amount":  as defined in Section 2.5(b).
"Synthetic Lease":  any lease of property, real or personal, the obligations of the lessee in respect of which are treated as an operating lease for financial accounting purposes in accordance with GAAP and indebtedness for federal tax purposes.
"Tax Affiliate":  as to any Person, any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.
"Taxes":  as defined in Section 4.11(a).
"Termination Date":  August 21, 2015.
"Total Extensions of Credit":  at any time, the aggregate outstanding principal and/or face amount of the Extensions of Credit of the Lenders then in effect.
"Trading Business":  with respect to each Lender, the day-to-day activities of such Lender or a division or Affiliate of such Lender relating to the proprietary purchase, sale, hedging and/or trading of commodities, including, without limitation, Eligible Commodities and any related derivative transactions.
"Tranche":  Loans which are either Eurodollar Loans or Cost of Funds Loans, the then-current Interest Periods which all begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
"Transferee":  as defined in Section 11.16(e).

"Type":  (i) as to any Loan, its nature as a Base Rate Loan, a Eurodollar Loan or a Cost of Funds Loan and (ii) as to any Letter of Credit, its nature as a Documentary Letter of Credit or a Standby Letter of Credit.
"UCP":  the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.
"United States" or "U.S.":  the United States of America.
"United States Dollars" and "$":  dollars in lawful currency of the United States of America.
"Unreimbursed Amount":  as defined in Section 3.5(a).
"USA PATRIOT Act":  as defined in Section 5.24(a).
1.2            Other Definitional Provisions.
(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)            The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified.
(c)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(d)            Unless otherwise expressly provided herein, (i) references to Governing Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, waivers, supplements and other modifications thereto and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.3            Rounding.  Any financial ratios required to be maintained by the Borrower or the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.4            Accounting Terms.  For purposes of this Agreement, any Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial statements and other information furnished to the Lenders pursuant to Section 7.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis, except for any adjustments thereto which may be approved from time to time in writing by the Required Lenders in their sole discretion.  In the event any Accounting Changes (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then the Borrower and the

Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Loan Parties and their respective Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by the Borrower and the Lenders, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) the Borrower shall prepare footnotes to each compliance certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).  "Accounting Changes" means:  (a) changes in accounting principles required by GAAP and implemented by the Loan Parties and their respective Subsidiaries; (b) changes in accounting principles recommended by the Borrower's certified public accountants; and (c) changes in carrying value of any of the Loan Parties' or any of their respective Subsidiaries' assets, liabilities or equity accounts resulting from any adjustments in excess of $50,000 in the aggregate.
SECTION 2.	AMOUNT AND TERMS OF THE LOANS
2.1            Revolving Credit Loans.
(a)            Subject to the terms and conditions hereof, each Lender (other than the Issuing Lenders, the Daylight Overdraft Lender, and the Swing Line Lender) severally agrees on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, to consider making revolving credit loans from time to time (the revolving credit loans made on and after the Amended and Restated Effective Date pursuant to this Section 2.1, together with any amounts allocated to Revolving Credit Loans pursuant to Section 12.4(b), collectively, the "Revolving Credit Loans")) to the Borrower in an amount requested by the Borrower from time to time during the Funding Request Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Extensions of Credit, does not exceed such Lender's Maximum Credit Limit.  During the Funding Request Period, the Borrower may borrow, prepay the Revolving Credit Loans in whole or in part, and reborrow, all in accordance with the terms and conditions hereof, including, without limitation, Section 4.5, provided that the Borrower shall not request, and the Lenders shall not make, any Revolving Credit Loan if, after giving effect to the making of such Revolving Credit Loan, the Borrowing Base Availability would be less than zero.
(b)            NO LENDER SHALL HAVE ANY COMMITMENT OR OBLIGATION TO MAKE ANY REVOLVING CREDIT LOAN HEREUNDER UNLESS AND UNTIL SUCH LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 2.4(e) TO SUCH REQUESTED FUNDING TRANSACTION.  NOTHING CONTAINED HEREIN SHALL OTHERWISE COMMIT OR OBLIGATE ANY LENDER, OR BE INTERPRETED AS A PROMISE OR COMMITMENT BY ANY LENDER TO MAKE OR ELECT TO MAKE ANY SUCH REVOLVING CREDIT LOAN UNLESS AND UNTIL SUCH LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 2.4(e) TO SUCH REQUESTED FUNDING TRANSACTION.
(c)            Revolving Credit Loans may be denominated only in United States Dollars and may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans, (iii) Cost of Funds Loans or (iv) a combination thereof, in each case, as the Borrower shall notify the Administrative Agent in accordance with Sections 2.4 and 4.3.  No Revolving Credit Loan shall be made as a Eurodollar Loan or Cost of Funds Loan (other than a Cost of Funds Loan with an Interest Period of one day or one week) after the day that is one month prior to the Termination Date.

2.2            Daylight Overdraft Loans.
(a)            Subject to the terms and conditions hereof, the Daylight Overdraft Lender agrees, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis to consider making a portion of the Elected Line Amount available to the Borrower by making daylight overdraft loans with respect to Deposit Accounts that are Controlled Accounts of the Borrower (individually, a "Daylight Overdraft Loan" and, together with any amounts allocated to Daylight Overdraft Loans pursuant to Section 12.4(b), collectively, the "Daylight Overdraft Loans") to the Borrower from time to time during the Funding Request Period in an aggregate principal amount at any one time outstanding not to exceed the applicable Daylight Overdraft Cap; provided that, (i) the aggregate principal amount of Daylight Overdraft Loans outstanding at any time, when aggregated with the Daylight Overdraft Lender's Stated Percentage of the Total Extensions of Credit, may not exceed such Daylight Overdraft Lender's Maximum Credit Limit then in effect, (ii) the Borrower shall not request, and the Daylight Overdraft Lender shall not make, any Daylight Overdraft Loan if, after giving effect to the making of such Daylight Overdraft Loan, the Borrowing Base Availability would be less than zero and (iii) with respect to each Lender (other than a Declining Lender), and after giving effect to such Lender's Stated Percentage of such Daylight Overdraft Loan, such Lender's Extensions of Credit do not exceed such Lender's Maximum Credit Limit.  During the Funding Request Period, the Borrower may use the Daylight Overdraft Cap by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof, including, without limitation, Section 4.5.
(b)            NEITHER THE DAYLIGHT OVERDRAFT LENDER NOR ANY LENDER SHALL HAVE ANY COMMITMENT OR OBLIGATION TO PARTICIPATE IN AND/OR MAKE ANY DAYLIGHT OVERDRAFT LOAN HEREUNDER UNLESS AND UNTIL THE DAYLIGHT OVERDRAFT LENDER OR SUCH LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 2.4(f) TO SUCH REQUESTED DAYLIGHT OVERDRAFT LOAN.  NOTHING CONTAINED HEREIN SHALL OTHERWISE COMMIT OR OBLIGATE THE DAYLIGHT OVERDRAFT LENDER OR SUCH LENDER, OR BE INTERPRETED AS A PROMISE OR COMMITMENT BY THE DAYLIGHT OVERDRAFT LENDER OR SUCH LENDER TO MAKE OR ELECT TO MAKE SUCH DAYLIGHT OVERDRAFT LOAN OR PARTICIPATE OR ELECT TO PARTICIPATE IN SUCH DAYLIGHT OVERDRAFT LOAN UNLESS AND UNTIL THE DAYLIGHT OVERDRAFT LENDER OR SUCH LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 2.4(f) TO SUCH REQUESTED DAYLIGHT OVERDRAFT LOAN.
(c)            Daylight Overdraft Loans may be denominated only in United States Dollars and, if any Daylight Overdraft Loan shall not be repaid on the date it is made, such Daylight Overdraft Loan shall be a Base Rate Loan bearing interest at a rate per annum equal to the Base Rate plus 1.90% from and including the date such Daylight Overdraft Loan is made to, but excluding, the date of payment.  Subject to Section 2.6, each Daylight Overdraft Loan shall mature at 4:30 p.m. (New York City time), on the Borrowing Date therefor or such later time agreed by the Daylight Overdraft Lender in its sole discretion, such later time not to be later than 10:00 a.m. (New York City time) on the next Business Day following the Borrowing Date therefor.
(d)            In the event that the Daylight Overdraft Lender has not received full repayment in cash of any Daylight Overdraft Loan at or before 4:30 p.m. (New York City time) on the Borrowing Date of such Daylight Overdraft Loan (or such later time determined by the Daylight Overdraft Lender in its sole discretion, such later time not to be later than 10:00 a.m. (New York City time) on the next Business Day following the Borrowing Date thereof), the Daylight Overdraft Lender shall promptly notify the Administrative Agent of any such outstanding Daylight Overdraft Loans and of the amount of such outstanding Daylight Overdraft Loans.

(e)            The Borrower may borrow Daylight Overdraft Loans solely to make payments on any Business Day prior to the Collateral Agent's receipt of payment on such Business Day of the aggregate amount of Eligible Accounts Receivable – Tier 1 and Eligible Accounts Receivable – Tier 2 of the Borrower, which the Borrower reasonably expects the Collateral Agent will receive on such Business Day.
(f)            Notwithstanding the foregoing and without in any way limiting the discretionary nature of this loan facility, the Daylight Overdraft Lender, in its sole discretion at any time may, and upon two (2) Business Days prior written instruction from the Required Lenders shall, terminate its obligation to consider making Daylight Overdraft Loans.
2.3            Swing Line Loans.
(a)            Subject to the terms and conditions hereof, the Swing Line Lender agrees, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis to consider making, a portion of the Elected Line Amount available to the Borrower by making swing line loans (individually, a "Swing Line Loan" and, together with any amounts allocated to Swing Line Loans pursuant to Section 12.4(b), collectively, the "Swing Line Loans") to the Borrower on same day notice from time to time during the Funding Request Period in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Cap; provided that, (i) the aggregate principal amount of Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender's Stated Percentage of the Total Extensions of Credit, may not exceed the Swing Line Lender's Maximum Credit Limit then in effect, (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the Borrowing Base Availability would be less than zero and (iii) with respect to each Lender (other than a Declining Lender), and after giving effect to such Lender's Stated Percentage of such Swing Line Loan, such Lender's Extensions of Credit do not exceed such Lender's Maximum Credit Limit.  During the Funding Request Period, the Borrower may use the Swing Line Cap by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof, including, without limitation, Section 4.5.
(b)            NEITHER THE SWING LINE LENDER NOR ANY LENDER SHALL HAVE ANY COMMITMENT OR OBLIGATION TO PARTICIPATE IN OR MAKE ANY SWING LINE LOAN HEREUNDER UNLESS AND UNTIL THE SWING LINE LENDER OR SUCH LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 2.4(g) TO SUCH REQUESTED SWING LINE LOAN.  NOTHING CONTAINED HEREIN SHALL OTHERWISE COMMIT OR OBLIGATE THE SWING LINE LENDER OR SUCH LENDER, OR BE INTERPRETED AS A PROMISE OR COMMITMENT BY THE SWING LINE LENDER OR SUCH LENDER TO MAKE OR ELECT TO MAKE SUCH SWING LINE LOAN OR PARTICIPATE OR ELECT TO PARTICIPATE IN SUCH SWING LINE LOAN UNLESS AND UNTIL THE SWING LINE LENDER OR SUCH LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 2.4(g) TO SUCH REQUESTED SWING LINE LOAN.
(c)            Swing Line Loans may be denominated only in United States Dollars and shall be Cost of Funds Loans with successive Interest Periods ending on the Business Day after the date made and each succeeding Business Day thereafter.
2.4            Procedure for Borrowing.
(a)            The Borrower may request Loans during the Funding Request Period on any Business Day; provided that, the Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent (x) in the case of a Revolving Credit

Loan, (A) prior to 11:00 a.m. (New York City time) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (B) prior to 10:00 a.m. (New York City time) on the same Business Day of the requested Borrowing Date, otherwise) or (y) in the case of a Swing Line Loan, prior to 3:00 p.m. (New York City time) on the requested Borrowing Date), in each case, in the form attached hereto as Annex I (the "Borrowing Notice"), specifying:
(i)            the amount to be borrowed;
(ii)            the requested Borrowing Date;
(iii)            whether the borrowing is to be a Revolving Credit Loan or Swing Line Loan;
(iv)            in the case of a Revolving Credit Loan, whether the borrowing is to be a Base Rate Loan, a Cost of Funds Loan, a Eurodollar Loan or a combination thereof;
(v)            if the borrowing is to be entirely or partly of Eurodollar Loans or Cost of Funds Loans, the respective amounts of each such Type of Revolving Credit Loan and the respective lengths of the initial Interest Periods therefor.
(b)            On any Business Day and with respect to any Deposit Account that is a Controlled Account of the Borrower, the Daylight Overdraft Lender will consider making Daylight Overdraft Loans based on a written statement delivered by the Borrower showing the accounts payable due and owing from such Deposit Account on such day and the aggregate amount of Eligible Accounts Receivable – Tier 1 and Eligible Accounts Receivable – Tier 2 expected by the Borrower to be received in such Deposit Account on such day, provided that, (x) no Borrowing Notice shall be required, (y) the making of a Daylight Overdraft Loan by the Daylight Overdraft Lender shall be deemed to constitute a representation by the Borrower that the conditions contained in Section 6.2 have been satisfied, and (z) the making of any Daylight Overdraft Loan shall not constitute a waiver of the failure of any condition in Section 6.2 to be satisfied or any other Default or Event of Default.
(c)            Each borrowing hereunder shall be in an amount equal to (x) in the case of Base Rate Loans and Cost of Funds Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then available aggregate Maximum Credit Limit of all Lenders is less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof.
(d)            Subject to Section 2.4(e), upon receipt of any Borrowing Notice from the Borrower pursuant to Section 2.4(a) with respect to a requested borrowing of a Revolving Credit Loan, the Administrative Agent shall promptly notify each Lender, or at any time after the Conversion to Approving Lenders Funding Date, each Approving Lender thereof.  Subject to Section 2.4(f), upon receipt of any notice from the Daylight Overdraft Lender pursuant to Section 2.2(d), the Administrative Agent shall promptly notify each Lender, or at any time after the Conversion to Approving Lenders Funding Date, each Approving Daylight Overdraft Lender thereof and of the amount of such Lender's Stated Percentage thereof.  Subject to Section 2.4(g), upon receipt of any Borrowing Notice from the Borrower pursuant to Section 2.3 with respect to a requested borrowing of a Swing Line Loan, the Administrative Agent shall promptly notify each Lender, or at any time after the Conversion to Approving Lenders Funding Date, each Approving Swing Line Lender thereof and of the amount of such Lender's Stated Percentage thereof.

(e)            Unless the Administrative Agent shall have received a written notice from one or more Declining Lenders pursuant to Section 2.7 prior to 12:00 p.m. (New York City time), one Business Day prior to the Administrative Agent's receipt of any Borrowing Notice for a Revolving Credit Loan (in which event Section 2.7 shall be applicable), each of the Lenders (other than ING) shall be obligated, regardless of whether it has affirmatively agreed to fund its Stated Percentage of the related Revolving Credit Loan, to make the amount of its Stated Percentage of such borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent's office specified in Section 11.2 prior to 3:00 p.m. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent, provided, however, that, with respect to ING, the Administrative Agent will advance ING's portion of such Revolving Credit Loan on the Borrowing Date requested by the Borrower and ING shall be irrevocably obligated, regardless of whether it has affirmatively agreed to fund its Stated Percentage of the related Revolving Credit Loan, to pay to the Administrative Agent the amount of such Revolving Credit Loan advanced by the Administrative Agent on ING's behalf, plus interest (at the rate specified in the Fronting Fee Letter) at the Administrative Agent's office specified in Section 11.2 prior to 3:00 p.m. (New York City time) on the date that is one (1) Business Day after such Borrowing Date.  Each such borrowing will then be made available on the Borrowing Date therefor to the Borrower by the Administrative Agent by wire transfer to the account of the Borrower set forth on Schedule 2.4 (or such other accounts of the Borrower or other Person reasonably acceptable to the Administrative Agent in the United States as may be notified in writing by the Borrower to the Administrative Agent from time to time) in like funds as received by the Administrative Agent.  If any Lender in a timely manner provides the Administrative Agent with such a written notice of its disapproval of further borrowings, the Administrative Agent shall notify the Borrower that one or more of the Lenders have elected not to fund further borrowings.
(f)            Unless the Administrative Agent shall have received a written notice from one or more Declining Lenders pursuant to Section 2.7 prior to 12:00 p.m. (New York City time), one Business Day prior to the Administrative Agent's making of a Daylight Overdraft Loan (in which event Section 2.7 shall be applicable), each Lender will be deemed to have approved such Daylight Overdraft Loan and each of the Lenders shall be obligated, regardless of whether it has affirmatively agreed to fund its Stated Percentage of any related Revolving Credit Loan to be applied to repay the Refunded Daylight Overdraft Loans, if applicable, to make the amount of its Stated Percentage of such Revolving Credit Loans pursuant to Section 2.6(a).  Each Daylight Overdraft Loan will be made available on the Borrowing Date therefor to the Borrower by the Daylight Overdraft Lender by wire transfer to the account of the Borrower set forth on Schedule 2.4 (or such other accounts of the Borrower or other Person reasonably acceptable to the Administrative Agent in the United States as may be notified in writing by the Borrower to the Administrative Agent from time to time).  If any Lender in a timely manner provides the Administrative Agent with such a written notice of its disapproval of further borrowings, the Administrative Agent shall notify the Borrower that one or more of the Lenders have elected not to fund further borrowings.
(g)            Unless the Administrative Agent shall have received a written notice from one or more Declining Lenders pursuant to Section 2.7 prior to 12:00 p.m. (New York City time), one Business Day prior to the Administrative Agent's receipt of any Borrowing Notice for a Swing Line Loan (in which event Section 2.7 shall be applicable), if the Swing Line Lender elects in its sole discretion to advance a Swing Line Loan pursuant to a Borrowing Notice on such date, each Lender will be deemed to have approved such requested Swing Line Loan and each of the Lenders shall be obligated, regardless of whether it has affirmatively agreed to fund its Stated Percentage of any related Revolving Credit Loan to be applied to repay the Refunded Swing Line Loans, if applicable, to make the amount of its Stated Percentage of such Revolving Credit Loans pursuant to Section 2.5(a).  Each Swing Line Loan will be made available on the Borrowing Date therefor to the Borrower by the Swing Line Lender by wire transfer to the account of the Borrower set forth on Schedule 2.4 (or such other accounts of the Borrower or other Person reasonably acceptable to the Administrative Agent in the United States as may be notified in writing by the Borrower to the Administrative Agent from time to time).  If any Lender in a timely manner provides the Administrative Agent with such a written notice of its disapproval of further borrowings, the Administrative Agent shall notify the Borrower that one or more of the Lenders have elected not to fund further borrowings.
2.5            Refunding of Swing Line Loans.
(a)            If the Administrative Agent shall not have received full repayment in cash of any Swing Line Loan at or before 11:00 a.m. (New York City time) on the day that is five (5) Business Days after the making of such Swing Line Loan, the Swing Line Lender may, not later than 2:00 p.m. (New York City time), on such day, request on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf), that each Approving Swing Line Lender, including the Swing Line Lender, make a Revolving Credit Loan (which initially shall be a Cost of Funds Loan with an Interest Period ending the next Business Day) in an amount equal to such Lender's Stated Percentage of the outstanding amount of such Swing Line Loan (a "Refunded Swing Line Loan").  In accordance with Section 2.5(d), unless any of the events described in Section 9(f) shall have occurred (in which event the procedures of clause (b) of this Section 2.5 shall apply), each Approving Swing Line Lender (other than ING) shall make the proceeds of its Revolving Credit Loan available to the Swing Line Lender for the account of the Swing Line Lender at the Swing Line Lender's Applicable Lending Office for Cost of Funds Loans prior to 11:00 a.m. (New York City time) in funds immediately available on the Business Day next succeeding the date such request is made, provided, that, with respect to ING, the Administrative Agent will advance ING's portion of such Revolving Credit Loan on the Business Day next succeeding the date such request is made and, in accordance with Section 2.5(d), ING shall be irrevocably obligated, regardless of whether it has affirmatively agreed to fund its Stated Percentage of the related Revolving Credit Loan, to pay to the Administrative Agent the amount of such Revolving Credit Loan advanced by the Administrative Agent on ING's behalf, plus interest (at the rate specified in the Fronting Fee Letter) at the Administrative Agent's office specified in Section 11.2 prior to 3:00 p.m. (New York City time) on the date that is one (1) Business Day after such Business Day.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.
(b)            If prior to the making of any Revolving Credit Loan pursuant to paragraph (a) of this Section 2.5 one of the events described in Section 9(f) shall have occurred, each Approving Swing Line Lender shall, on the date such Revolving Credit Loan was to have been made, purchase an undivided participating interest in the then outstanding Swing Line Loan in an amount equal to its Stated Percentage of such Swing Line Loans that were to have been repaid with such Revolving Credit Loans (the "Swing Line Participation Amount").  Each Approving Swing Line Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its Swing Line Participation Amount and upon receipt thereof the Swing Line Lender shall deliver to such Lender a Swing Line Loan participation certificate, in a form specified by the Swing Line Lender, dated the date of receipt of the Swing Line Participation Amount and in such amount.
(c)            Whenever, at any time after the Swing Line Lender has received from any Approving Swing Line Lender such Lender's Swing Line Participation Amount, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender shall distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded, and in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due) in like funds as received; provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender shall return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.
(d)            Each Approving Swing Line Lender's obligation to make Revolving Credit Loans referred to in Section 2.5(a) and to purchase participating interests pursuant to Section 2.5(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any failure to satisfy any condition precedent to extensions of credit set forth in Section 6.2, (iv) any adverse change in the condition (financial or otherwise) of any Loan Party, (v) any breach of this Agreement by any Loan Party or any other Lender or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
2.6            Refunding of Daylight Overdraft Loans.
(a)            If the Administrative Agent shall not have received full repayment in cash of any Daylight Overdraft Loan at or before 4:30 p.m. (New York City time) on the Borrowing Date of such Daylight Overdraft Loan (or such later time determined by the Daylight Overdraft Lender in its sole discretion, such later time not to be later than 10:00 a.m. (New York City time) on the next Business Day following the Borrowing Date therefor), the Daylight Overdraft Lender may on the immediately following Business Day request on behalf of the Borrower (which hereby irrevocably authorizes the Daylight Overdraft Lender to act on its behalf), that each Approving Daylight Overdraft Lender, including the Daylight Overdraft Lender, make a Revolving Credit Loan (which initially shall be a Cost of Funds Loan with an Interest Period ending the next Business Day) in an amount equal to such Lender's Stated Percentage of the outstanding amount of such Daylight Overdraft Loan (a "Refunded Daylight Overdraft Loan").  In accordance with Section 2.6(d), unless any of the events described in Section 9(f) shall have occurred (in which event the procedures of clause (b) of this Section 2.6 shall apply), each Approving Daylight Overdraft Lender (other than ING) shall make the proceeds of its Revolving Credit Loan available to the Daylight Overdraft Lender for the account of the Daylight Overdraft Lender at the Daylight Overdraft Lender's Applicable Lending Office for Base Rate Loans prior to 3:00 p.m. (New York City time) in funds immediately available on the date such request is made, provided that, such request is received by each Lender prior to 10:30 a.m. on such date and, provided, further, that, with respect to ING, the Administrative Agent will advance ING's portion of such Revolving Credit Loan on the Business Day immediately following the Borrowing Date of such Daylight Overdraft Loan and, in accordance with Section 2.6(d), ING shall be irrevocably obligated, regardless of whether it has affirmatively agreed to fund its Stated Percentage of the related Revolving Credit Loan, to pay to the Administrative Agent the amount of such Revolving Credit Loan advanced by the Administrative Agent on ING's behalf, plus interest (at the rate specified in the Fronting Fee Letter) at the Administrative Agent's office specified in Section 11.2 prior to 3:00 p.m. (New York City time) on the date that is one (1) Business Day after such Business Day.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Daylight Overdraft Loans.
(b)            If prior to the making of any Revolving Credit Loan pursuant to paragraph (a) of this Section 2.6 one of the events described in Section 9(f) shall have occurred, each Approving Daylight Overdraft Lender shall, on the date such Revolving Credit Loan was to have been made, purchase an undivided participating interest in the then outstanding Daylight Overdraft Loan in an amount equal to its Stated Percentage of such Daylight Overdraft Loans that were to have been repaid with such Revolving Credit Loans (the "Daylight Overdraft Participation Amount").  Each Approving Daylight Overdraft Lender shall promptly transfer to the Daylight Overdraft Lender, in immediately available funds, the amount of its Daylight Overdraft Participation Amount and upon receipt thereof the

Daylight Overdraft Lender shall deliver to such Lender a Daylight Overdraft Loan participation certificate, in a form specified by the Daylight Overdraft Lender, dated the date of receipt of the Daylight Overdraft Participation Amount and in such amount.
(c)            Whenever, at any time after the Daylight Overdraft Lender has received from any Approving Daylight Overdraft Lender such Lender's Daylight Overdraft Participation Amount, or the Daylight Overdraft Lender receives any payment on account thereof, the Daylight Overdraft Lender shall distribute to such Lender its Daylight Overdraft Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded, and in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Daylight Overdraft Loans then due) in like funds as received; provided, however, that in the event that such payment received by the Daylight Overdraft Lender is required to be returned, such Lender shall return to the Daylight Overdraft Lender any portion thereof previously distributed by the Daylight Overdraft Lender to it in like funds as such payment is required to be returned by the Daylight Overdraft Lender.
(d)            Each Approving Daylight Overdraft Lender's obligation to make Revolving Credit Loans referred to in Section 2.6(a) and to purchase participating interests pursuant to Section 2.6(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Daylight Overdraft Lender, the Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any failure to satisfy any condition precedent to extensions of credit set forth in Section 6.2, (iv) any adverse change in the condition (financial or otherwise) of any Loan Party, (v) any breach of this Agreement by any Loan Party or any other Lender or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
2.7            The Election of Approving Lenders to Continue Funding and Issuing Letters of Credit.
(a)            If on any date one or more Lenders provides the Administrative Agent with, and the Administrative Agent has actually received, a written notice in the form of Exhibit G-1 (a "Declining Lender Notice") indicating that for reasons other than the occurrence of an Event of Default such Lender or Lenders have elected not to fund any additional Revolving Credit Loans, to approve the issuance of additional Letters of Credit, to approve the extension, amendment, increase or decrease of any existing Letter of Credit or to participate in any additional Swing Line Loan or Daylight Overdraft Loan (in any such event, such Lender or Lenders to be referred to herein as a "Declining Lender" or "Declining Lenders"), the Administrative Agent shall promptly distribute to Lenders other than the Declining Lenders a written notice of such Declining Lenders.  Any Declining Lender Notice received by the Administrative Agent prior to 12:00 p.m. (New York City time) on any Business Day from any Declining Lender shall be effective with respect to such Declining Lender on the immediately succeeding Business Day and such Declining Lender shall not be required to (i) fund any Revolving Credit Loans that are made pursuant to Borrowing Notices received by the Administrative Agent on or after such next Business Day, (ii) participate in any Daylight Overdraft Loans made on or after such next Business Day, (iii) participate in any Swing Line Loans made pursuant to Swing Line requests received by the Administrative Agent on or after such next Business Day or (iv) issue or participate in any Letter of Credit issued, extended or amended on or after such next Business Day. On and after the Business Day following receipt of any Declining Lender Notice by the Administrative Agent, if the Lender or Lenders which are not the Declining Lenders desire, in their full and absolute discretion, they may (on a pro rata basis among the Lenders that have elected to continue funding in accordance with their Stated

Percentages thereof) make the full amount or any part of any Revolving Credit Loan requested on or after such date, approve the issuance of, or extension or increase to, Letters of Credit requested on or after such date or approve the making of the requested Swing Line Loan or Daylight Overdraft Loan requested on or after such date, as applicable, irrespective of the Declining Lenders' disapproval (in such case, the Lenders that provide written notice in the form of Exhibit G-2 to the Administrative Agent of their election to continue funding, approve such issuance of, or extension or increase to, Letters of Credit or approve the making of Swing Line Loans or Daylight Overdraft Loans shall be referred to as the "Approving Lenders" and any Lender who does not provide such notice shall be deemed to be a Declining Lender); provided that no Lender's Maximum Credit Limit shall be exceeded without its written consent.  In such event, from the Business Day following receipt of any Declining Lender Notice by the Administrative Agent (each, a "Conversion to Approving Lenders Funding Date") forward, all subsequent Revolving Credit Loans, issuances of Letter of Credit or amendments to Letters of Credit that increase the amount or extend the expiration date and participations in such Letters of Credit, and participations in Swing Line Loans or Daylight Overdraft Loans made from and after such date shall be made unilaterally by the Approving Lenders and no Letter of Credit thereafter issued or amended to increase the amount or extend the expiration date, or Revolving Credit Loans, Swing Line Loans or Daylight Overdraft Loans thereafter made shall be participated in by the Declining Lenders.
(b)            Notwithstanding any other provision of this Section 2.7, in the event that a Letter of Credit is issued or amended hereunder prior to a Conversion to Approving Lenders Funding Date and a Revolving Credit Loan is required to be made in respect of such Letter of Credit on or after a Conversion to Approving Lenders Funding Date pursuant to Section 3.5(b), each of the Declining Lenders who had originally purchased a participation in such Letter of Credit pursuant to Section 3.4 shall be required to fund, on a pro rata basis based upon its Stated Percentage of participation in the related Letter of Credit on the Borrowing Date of such Letter of Credit, its portion of such Revolving Credit Loan notwithstanding that such Revolving Credit Loan is being made after a Conversion to Approving Lenders Funding Date and this Section 2.7 shall survive any Declining Lenders' termination of its obligations under this Agreement so as to permit enforcement of this obligation as against such Declining Lender.
(c)            Notwithstanding any other provision of this Section 2.7, in the event that a Swing Line Loan or Daylight Overdraft Loan is made prior to the Conversion to Approving Lenders Funding Date and either (i) a Revolving Credit Loan is required to be made in respect of such Swing Line Loan or Daylight Overdraft Loan on or after the Conversion to Approving Lenders Funding Date pursuant to Section 2.5(a) or Section 2.6(a), as applicable, or (ii) the Lenders are required to purchase a participation in respect of such Swing Line Loan or Daylight Overdraft Loan on or after the Conversion to Approving Lenders Funding Date pursuant to Section 2.5(b) or Section 2.6(b), each of the Declining Lenders that were not Declining Lenders on the date such Loans were made shall be required to fund a Revolving Credit Loan or to purchase a participation in such Swing Line Loan or Daylight Overdraft Loan, as applicable, on a pro rata basis based upon its Stated Percentage of participation in the related Swing Line Loan or Daylight Overdraft Loan, notwithstanding that such Revolving Credit Loan is being made or participation is being purchased after a Conversion to Approving Lenders Funding Date and this Section 2.7 shall survive any Declining Lenders' termination of its obligations under this Agreement so as to permit enforcement of this obligation as against such Declining Lender.

2.8            Maximum Amount Increase.  The Maximum Amount may be increased, with the consent of the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Daylight Overdraft Lender, the Issuing Lenders, the Increasing Lenders and the Borrower by an aggregate amount up to $50,000,000 to a maximum of $300,000,000 at any time after the Amended and Restated Effective Date as follows:
(a)            Not more than 60 days and not less than 30 days prior to the proposed effective date of any such increase in the Maximum Amount (unless otherwise agreed between the Administrative Agent and the Borrower), the Borrower may make a written request to the Administrative Agent, substantially in the form attached hereto as Annex VII, for such increase (the "Requested Increase Amount") in the Maximum Amount, who shall forward a copy of any such request to each of the Lenders, provided that, no more than one (1) such request will be made to the Administrative Agent.  Such request shall specify a proposed effective date of such increase and shall constitute an invitation to each Lender to increase its Maximum Credit Limit by a ratable portion of such Requested Increase Amount.
(b)            Each Lender, acting in its sole discretion and with no obligation to increase its Maximum Credit Limit pursuant to this Section 2.8(b), shall by written notice to the Borrower and the Administrative Agent advise the Borrower and the Administrative Agent whether or not such Lender agrees to all or any portion of such increase in its Maximum Credit Limit within 15 days after the Borrower's request.  Any such Lender may accept all of such ratable increase, a portion of such increase, or decline to accept any of such increase in its Maximum Credit Limit.  If any Lender shall not have responded affirmatively within such 15 day period, such Lender shall be deemed to have rejected the Borrower's request for an increase in its Maximum Credit Limit in full.  Promptly following the conclusion of such 15 day period, the Administrative Agent shall notify the Borrower of the results of such request to the Lenders to so increase the Maximum Amount by the Requested Increase Amount.
(c)            If the aggregate amount of the increases in the Maximum Credit Limit for each of the Lenders which the Lenders have accepted in accordance with Section 2.8(b) shall be less than the Requested Increase Amount, the Administrative Agent (subject to the approval of the Borrower, the Swing Line Lender, the Daylight Overdraft Lender and the Issuing Lenders, which approval shall not be unreasonably withheld, delayed or conditioned) may offer to such additional Persons ("New Lenders") as may be agreed by the Borrower, the Issuing Lenders, the Swing Line Lender, the Daylight Overdraft Lender and the Administrative Agent the opportunity to make available such amount of new Maximum Credit Limit as may be required so that the aggregate increases in Maximum Credit Limits by the existing Lenders and new Maximum Credit Limits by the New Lenders shall equal the Requested Increase Amount (the aggregate increases in the Maximum Credit Limits by the existing Lenders and new Maximum Credit Limits by the New Lenders, the "Increase Amount").  Each Increase Amount shall be in an amount equal to $25,000,000 or a whole multiple of $5,000,000 in excess thereof.
(d)            The increases in the Maximum Credit Limits shall be effective on the date (the "Increase Effective Date") all of the following conditions are satisfied:
(i)            the Administrative Agent shall have received an agreement, substantially in the form attached hereto as Annex VIII (an "Increase and New Lender Agreement"), executed and delivered by a duly authorized officer of each Lender that so elects to increase its Maximum Credit Limit (each an "Increasing Lender"), each New Lender, the Administrative Agent, the Swing Line Lender, the Daylight Overdraft Lender, the Issuing Lenders and the Borrower;
(ii)            the Maximum Amount after giving effect to such increases and new Maximum Credit Limits shall not exceed $300,000,000;

(iii)            an increase fee in an amount to be agreed upon between the Borrower and the Administrative Agent and payable on the Increase Effective Date to each Lender that agrees to increase its Maximum Credit Limit, and any other fees and amounts (including, without limitation, pursuant to Section 11.6) payable by the Borrower in connection with such increase, shall have been paid in immediately available funds;
(iv)            immediately prior to and after giving effect to such increase in the Maximum Amount, each of the Borrower and the Parent shall be in pro forma compliance with each of the financial covenants set forth in Section 8.1;
(v)            no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such increase in the Maximum Amount and the Administrative Agent shall have received a certificate of a Responsible Person of the Borrower as to the matters set forth in Sections 6.2(b) and (c);
(e)            On the Increase Effective Date, Schedule 1.0 of the Increase and New Lender Agreement, which shall reflect the Maximum Credit Limits of the Lenders at such time, shall be deemed to supersede Schedule 1.0 hereto without any further action or consent of any party, provided that, the Maximum Credit Limit of any Lender set forth on Schedule 1.0 shall not be increased unless such Lender is an Increasing Lender.  The Administrative Agent shall cause a copy of such revised Schedule 1.0 to be available to the Lenders.
2.9            Elected Line Amount Selection.  From time to time, but in any event, no more than four (4) times in any calendar year, the Borrower may elect by notice in writing to the Administrative Agent, in substantially the form of Exhibit H hereto (the "Notice of Elected Line Amount"), to increase or decrease the Elected Line Amount to an amount (a) not greater than the Maximum Amount in effect at the time of such election and (b) not less than $150,000,000, provided, that each such election of the Elected Line Amount shall only be effective on the date all of the following conditions are satisfied:
(i)            the Administrative Agent shall have received a Notice of Elected Line Amount, executed and delivered by a duly authorized officer of the Borrower;
(ii)            no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such election of the Elected Line Amount and the Administrative Agent shall have received a certificate of a Responsible Person of the Borrower as to the matters set forth in Sections 6.2(b) and (c); and
(iii)            immediately prior to and after giving effect to such election of the Elected Line Amount, each of the Borrower and the Parent shall be in pro forma compliance with each of the financial covenants set forth in Section 8.1.
For the avoidance of doubt, nothing contained in this Agreement is intended to or shall constitute a commitment or agreement by any Agent or any Lender to make any Loan or other Credit Extension to or for the account of the Borrower, regardless of the Elected Line Amount.

SECTION 3.	LETTERS OF CREDIT
3.1            Letters of Credit.
(a)            Subject to the terms and conditions hereof, each Issuing Lender severally agrees on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, to consider requests for issuance of and participation in letters of credit (the letters of credit issued on and after the Amended and Restated Effective Date pursuant to this Section 3.1, together with any "Letters of Credit" (as defined in the Existing Credit Agreement) deemed to be Letters of Credit pursuant to Section 12.4(b), collectively, "Letters of Credit") for the account of the Borrower from time to time during the Funding Request Period; provided that, (i) Section 3.1(b) shall not be contravened at any time, (ii) the Borrower shall not request, and no Issuing Lender shall issue, any Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the Borrowing Base Availability would be less than zero; and (iii) the applicable L/C Obligations arising from Letters of Credit shall not exceed the Letters of Credit Sublimit.
(b)            Each Letter of Credit shall be denominated in United States Dollars and shall:
(i)          be either a Standby Letter of Credit or a Documentary Letter of Credit;
(ii)          state a maximum liability thereunder; and
(iii)          expire no later than the earlier of (i) the date that is 180 days after the original date of issuance, or (ii) the date that is 90 days after the Termination Date; provided that at lease fifteen (15) Business Days prior to the Termination Date, all Letters of Credit that expire after the Termination Date shall be Cash Collateralized by the Borrower in an amount equal to 105% of the face amount of each such Letter of Credit.
(c)            The amount of the L/C Obligations in respect of any Letter of Credit providing for a tolerance shall be determined by adding (i) the face amount of such Letter of Credit and (ii) the amount of tolerance provided therein.
(d)            Notwithstanding anything to the contrary contained herein, no Issuing Lender shall be obligated to consider requests that it issue any Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the aggregate outstanding L/C Obligations attributed to Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender's Issuance Cap, provided that subject to the terms and conditions hereof, each Issuing Lender may issue Letters of Credit on a discretionary basis during such time as the aggregate outstanding L/C Obligations attributed to Letters of Credit issued by such Issuing Lender exceeds such Issuing Lender's Issuance Cap, but such Issuing Lender shall have no obligation to do so.
(e)            NEITHER ANY ISSUING LENDER NOR ANY LENDER SHALL HAVE ANY COMMITMENT OR OBLIGATION TO PARTICIPATE IN ANY LETTER OF CREDIT AND/OR ISSUE ANY LETTER OF CREDIT UNLESS AND UNTIL SUCH ISSUING LENDER OR SUCH LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 3.2(d) TO SUCH REQUESTED LETTER OF CREDIT.  NOTHING CONTAINED HEREIN SHALL OTHERWISE COMMIT OR OBLIGATE ANY ISSUING LENDER OR SUCH LENDER, OR BE INTERPRETED AS A PROMISE OR COMMITMENT BY ANY ISSUING LENDER OR SUCH

LENDER TO ISSUE OR ELECT TO ISSUE ANY SUCH LETTER OF CREDIT OR PARTICIPATE OR ELECT TO PARTICIPATE IN ANY SUCH LETTER OF CREDIT UNLESS AND UNTIL SUCH ISSUING LENDER OR SUCH LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 3.2(d) TO SUCH REQUESTED LETTER OF CREDIT.
(f)            The obligations of the L/C Participants to purchase participations in the obligations of the Issuing Lenders under outstanding Letters of Credit and Reimbursement Obligations pursuant to Section 3.4 shall survive the Termination Date with respect to Letters of Credit which have been or were required to be Cash Collateralized pursuant to this Section 3.1 until the earliest of (i) the expiration date for such Letters of Credit, (ii) the date the entire amounts available under such Letters of Credit are drawn and such drawings are repaid, and (iii) the date that is 91 days after the Termination Date; provided that notwithstanding any other provision of this Section 3.1(f), with respect to any Letter of Credit having an expiration date following the Termination Date (such a Letter of Credit, a "Post-Termination LOC"), in no event shall the obligations of the L/C Participants to purchase participations in the obligations of an Issuing Lender under a Post-Termination LOC and Reimbursement Obligations pursuant to Section 3.4 expire or terminate prior to the Business Day following the expiration, cancellation or termination of the last remaining outstanding Post-Termination LOC and payment of all Reimbursement Obligations relating thereto.
(g)            Each Letter of Credit shall be subject to ISP or UCP, and to the extent not inconsistent with ISP or UCP, the Laws of the State of New York.
(h)            Upon the demand of the Required Lenders, any Issuing Lender or the Administrative Agent at any time, the Borrower shall Cash Collateralize any outstanding Letter of Credit requested by the Required Lenders, the Issuing Lender thereof or the Administrative Agent in an amount equal to 105% of the undrawn and unexpired face amount of each such outstanding Letter of Credit.
3.2            Procedure for Issuance of Letters of Credit.
(a)            The Borrower may from time to time request that an Issuing Lender issue or amend a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information relating to the proposed Letter of Credit as such Issuing Lender may reasonably request, and a Letter of Credit Request.  In the case of a request for an initial issuance of any Letter of Credit, such Letter of Credit Request shall be in the form attached hereto as Annex III, shall include a form of such requested Letter of Credit and shall specify:
(i)            the maximum liability under such Letter of Credit;
(ii)            the requested date on which such Letter of Credit is to be issued;
(iii)            the Type of Letter of Credit being requested and the purpose thereof;
(iv)            the name and address of the beneficiary of such Letter of Credit;
(v)            the expiration or termination date of such Letter of Credit;
(vi)            the documents to be presented by the beneficiary thereof in the case of a drawing or demand for payment thereunder; and
(vii)            the delivery instructions for such Letter of Credit.

In the case of a request for an amendment or extension of any outstanding Letter of Credit, such Letter of Credit Request shall be in the form attached hereto as Annex IV and shall specify in form and detail satisfactory to the Administrative Agent and the Issuing Lender thereof:
(A)            the Letter of Credit to be amended;
(B)            the requested date of the proposed amendment or extension;
(C)            the nature of the proposed amendment or period of extension; and
(D)            the delivery instructions or other action for such amendment or extension.
Subject to the terms and conditions hereof, if the applicable Issuing Lender elects to do so, the applicable Issuing Lender shall issue, amend or extend such Letter of Credit on the first Business Day following the Business Day on which such Issuing Lender and the Administrative Agent receive the corresponding Letter of Credit Request; provided, that with respect to any Letter of Credit Request received by an Issuing Lender and the Administrative Agent later than 3:00 p.m. (New York City time) on a Business Day, such Letter of Credit Request shall be deemed to have been delivered on the next succeeding Business Day and the requested date of issuance, amendment or extension, as applicable, shall be adjusted accordingly.  Upon the effectiveness of any Letter of Credit or any amendment to an outstanding Letter of Credit, the Administrative Agent and the Lenders shall be entitled to assume that the Applications and certificates, documents and other papers and information requested by the applicable Issuing Lender in connection therewith were completed and delivered to the satisfaction of such Issuing Lender.
(b)            If the Borrower so requests in any Letter of Credit Request, the applicable Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto‑Renewal Letter of Credit must permit such Issuing Lender to prevent any such renewal at least once during the term thereof by giving prior notice to the beneficiary thereof not later than a specified date (the "Nonrenewal Notice Date") to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise agreed by the applicable Issuing Lender and the Administrative Agent, the Nonrenewal Notice Date for each Auto-Renewal Letter of Credit shall occur prior to the date that is thirty (30) days before the Termination Date.  The Borrower shall be required to make a specific request to such Issuing Lender and the Administrative Agent for any non-renewal of an Auto-Renewal Letter of Credit, such notice to be delivered not less than fifteen (15) days prior to the Nonrenewal Notice Date, and unless such notice is given, the Borrower shall be deemed to have requested renewal of such Auto-Renewal Letter of Credit.  Such Issuing Lender shall not be required to provide prior notice to the Borrower, the Administrative Agent or any Lender of any pending renewal of an Auto‑Renewal Letter of Credit.  Once an Auto-Renewal Letter of Credit has been issued, notwithstanding the Borrower's compliance or non-compliance with its obligation to make such specific request, unless the Borrower shall have specifically requested non-renewal, the Borrower and the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the renewal of such Letter of Credit at any time to a date not later than 90 days after the Termination Date; provided, however, that such Issuing Lender shall have no obligation to permit any renewal of an Auto‑Renewal Letter of Credit; provided, further, however, that such Issuing Lender shall not permit any renewal of an Auto-Renewal Letter of Credit if (A) it has received notice (in writing) on or before the date that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or the Required Lenders advising it not to permit renewal, or (B) after giving effect to any such renewal, the earlier of the (x) expiration date of such Auto-Renewal

Letter of Credit, and (y) the next occurring Non-Renewal Notice Date of such Auto-Renewal Letter of Credit would occur more than 60 days after the Termination Date.
(c)            Upon receipt of a Letter of Credit Request by an Issuing Lender, such Issuing Lender shall confirm with the Administrative Agent (by telephone and in writing) that the Administrative Agent has received a copy of such Letter of Credit Request and, if not, such Issuing Lender shall provide the Administrative Agent with a copy thereof.  Upon receipt by such Issuing Lender of confirmation from the Administrative Agent in writing that the requested Letter of Credit, amendment or extension is permitted in accordance with the terms hereof, such Issuing Lender may, if it elects to do so in its absolute discretion, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment or effect the applicable extension, as the case may be, in each case in accordance with such Issuing Lender's usual and customary business practices.
(d)            Unless a Lender has provided the Administrative Agent with a written notice prior to 12:00 p.m. (New York City time) one Business Day prior to the day such Letter of Credit is to be issued, extended or amended that such Lender does not approve further issuances of Letters of Credit, if an Issuing Lender elects in its sole discretion to issue, extend or amend a Letter of Credit pursuant to a Letter of Credit Request, each Lender will be deemed to have approved such requested issuance, extension or amendment of such Letter of Credit.  No Letter of Credit will be issued, extended or increased if, prior to 12:00 p.m. (New York City time) on the Business Day immediately preceding the proposed Borrowing Date of such Letter of Credit, the Administrative Agent has received a written notice of Declining Lender in accordance with Section 2.7.  If the Administrative Agent does receive a written notice from a Declining Lender on a timely basis, the Administrative Agent shall notify the Borrower and such Issuing Lender by 12:00 p.m. (New York City time) on the proposed Borrowing Date, and the proposed Letter of Credit will not be issued, extended or increased unless one or more of the Lenders have elected to become Approving Lenders thereby triggering the Conversion to Approving Lenders Funding Date.  If the Approving Lenders elect to issue, extend or increase the Letter of Credit applicable notwithstanding the Administrative Agent's receipt of such a notice from a Declining Lender, the applicable Issuing Lender shall (on a pro rata basis among the Approving Lenders) issue a Letter of Credit in the full amount or extend or increase such Letter of Credit upon such requested terms.
(e)            Notwithstanding anything herein to the contrary, the Issuing Lenders are under no obligation to consider requests to issue or provide any Letter of Credit (including any renewal of an Auto-Renewal Letter of Credit) unless consented to by the applicable Issuing Lender and the Administrative Agent if:
(i)            Any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing or providing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance or provision of such type of Letter of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Amended and Restated Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Amended and Restated Effective Date and which such Issuing Lender in good faith deems material to it; or
(ii)            such Letter of Credit is not in form and substance reasonably acceptable to such Issuing Lender or the issuance and/or provision of such Letter of Credit shall violate any applicable policies of such Issuing Lender.

(f)            If any Issuing Lender shall issue, extend or amend any Letter of Credit without obtaining prior consent of the Administrative Agent (as provided in sub-section (c) above), or if any Issuing Lender shall permit the extension or renewal of an Auto-Renewal Letter of Credit either (i) without giving timely prior notice to the Administrative Agent, (ii) after receiving timely notice not to renew pursuant to Section 3.2(b) or (iii) when such issuance, extension or amendment is not permitted hereunder (as provided in Section 3.2(b) above), such Letter of Credit (A) shall for all purposes be deemed to have been issued by such Issuing Lender solely for its own account and risk and (B) shall not be considered a Letter of Credit outstanding under this Agreement, and no Lender shall be deemed to have any participation therein, effective as of the date of such issuance, amendment, extension or renewal, as the case may be, unless the Required Lenders or Approving Lenders, as the case may be, expressly consent thereto in which case the Lenders or only the Approving Lenders, as the case may be, shall participate; provided, however, that to be subsequently considered a Letter of Credit outstanding under this Agreement, the consent of all Lenders shall be required to the extent that any such issuance, amendment, extension or renewal is not then permitted hereunder by reason of the provisions of Sections 3.1(d) or 6.2.
(g)            Within one (1) Business Day after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender thereof shall also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment, and within one (1) Business Day of the effectiveness of any extension of any Letter of Credit, such Issuing Lender shall deliver to the Administrative Agent notice of the terms of such extension. In the event that an Issuing Lender fails to satisfy the terms of this Section 3.2(g), such Issuing Lender shall not be credited for any portion of the applicable fees accrued on the applicable Letter of Credit pursuant to Section 3.3(a) during the period from the Business Day following the effectiveness of the Letter of Credit until the time such failure is remedied.
3.3            Fees, Commissions and Other Charges.
(a)            Letter of Credit Fee.
(i)            The Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants which participate therein, a letter of credit commission on each outstanding Letter of Credit as follows:
(A)            in respect of each Standby Letter of Credit, at a rate equal to the Applicable L/C Fee Rate on the average daily undrawn amount of such Standby Letter of Credit during the period from the date of issuance through and including the date of drawing of the entire amount or expiration or termination thereof, and
(B)            in respect of each Documentary Letter of Credit, at a rate equal to the Applicable L/C Fee Rate of the initial face amount of such Documentary Letter of Credit, provided that such letter of credit commissions with respect to each Letter of Credit shall not be in an amount less than $1,000, and, in each case, shall be payable to the Administrative Agent to be shared ratably among the L/C Participants and such Issuing Lender in accordance with their respective Stated Percentages for such Letter of Credit.  Such commissions in respect of Standby Letters of Credit shall be payable in arrears on each L/C Fee Payment Date and in respect of each Documentary Letter of Credit shall be payable in advance upon the issuance thereof, and shall in each case be nonrefundable.
(ii)            The Borrower shall pay to the Administrative Agent, for the sole account of the applicable Issuing Lender, a letter of credit fronting commission on each outstanding Letter of Credit at a rate per annum equal to 0.20% on the average daily undrawn amount of such Letter of Credit during the period from the date of issuance through and including the date of drawing of the entire amount or expiration or termination thereof.  Such fronting commission shall be payable in arrears on each L/C Fee Payment Date and shall in each such case be nonrefundable.
(b)            Other Charges.  In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the applicable Issuing Lender for such normal and customary out-of-pocket costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit (including, without limitation, an amendment fee of $200 for each amendment) (for the avoidance of doubt, such customary out-of-pocket costs and expenses shall include any customary fees, costs and expenses charged by any correspondent bank of such Issuing Lender in connection therewith).
(c)            Distribution of Fees.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants entitled thereto all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section.
3.4            L/C Participations.
(a)            Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant, subject to Section 2.7 irrevocably, absolutely and unconditionally agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk, an undivided participation interest in such Issuing Lender's obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder or in connection therewith equal to such L/C Participant's Stated Percentage for such Letter of Credit; provided that, with respect to each Lender (other than a Declining Lender), and after giving effect to such Lender's Stated Percentage of such Letter of Credit, such Lender's Extensions of Credit do not exceed such Lender's Maximum Credit Limit.
(b)            Each L/C Participant's obligation to accept and purchase for such L/C Participant's own account and risk, an undivided interest in any Issuing Lender's obligations and rights under each Letter of Credit and the amounts paid by such Issuing Lender thereunder or in connection therewith equal to such L/C Participant's Stated Percentage for such Letter of Credit shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such L/C Participant may have against such Issuing Lender, the Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party, (iv) any breach of this Agreement by any Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(c)            If the Borrower fails to reimburse the applicable Issuing Lender pursuant to Section 3.5 at the time and on the due date specified in such Section (the "Reimbursement Date"), such Issuing Lender shall so notify the Administrative Agent (with a copy to the Borrower), which notice shall be provided on a Business Day, and specify in such notice the amount of the Unreimbursed Amount.  Immediately upon receipt of such notice from the applicable Issuing Lender, the Administrative Agent shall notify each L/C Participant of the Reimbursement Date, the Unreimbursed Amount and the amount of such L/C Participant's Stated Percentage for the related Letter of Credit and such L/C Participant (other than ING) shall immediately pay to the Administrative Agent for the account of such Issuing Lender such percentage thereof, without setoff, deduction, recoupment, defense, or counterclaim of any nature whatsoever, provided, however, that, with respect to ING, the Administrative Agent will advance ING's portion of such Unreimbursed Amount on the date of such notice and ING shall be irrevocably obligated, regardless of whether it has affirmatively agreed to fund its Stated Percentage of the related Revolving Credit Loan made in accordance with Section 3.5(b), to pay to the Administrative Agent the amount of such Revolving Credit Loan advanced by the Administrative Agent on ING's behalf, plus interest (at the rate specified in the Fronting Fee Letter) at the Administrative Agent's office specified in Section 11.2 prior to 3:00 p.m. (New York City time) on the date that is one (1) Business Day after the date of such notice.
(d)            If any amount required to be paid by any L/C Participant to the applicable Issuing Lender pursuant to Sections 3.4(a), 3.4(b) and 3.4(c) in respect of any Unreimbursed Amount is paid to the applicable Issuing Lender within one Business Day after such L/C Participant receives a copy of the notice delivered by such Issuing Lender to the Administrative Agent, pursuant to Section 3.4(c) (provided that, if such notice is not received by such L/C Participant prior to 11:00 a.m. (New York City time), the amount required to be paid shall be due on the second Business Day following the receipt of such notice), such L/C Participant shall pay on that Business Day to such Issuing Lender from its Applicable Lending Office for the Letter of Credit for which reimbursement is being sought on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate, as quoted by such Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during the period from and including the date of such Issuing Lender's payment of the demand or drawing which gave rise to such Unreimbursed Amount to the date of such payment by such L/C Participant to such Issuing Lender and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to this Section 3.4 is not in fact made available to the applicable Issuing Lender by such L/C Participant within such one or two, as applicable, Business Day period, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon during the period referred to in clause (iii) of the preceding sentence at the rate per annum applicable to Cost of Funds Loans hereunder.  A certificate of any Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.
(e)            Whenever, at any time after the applicable Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Stated Percentage of such payment in accordance with Section 3.4(c) plus amounts payable under Section 3.4(c), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its Stated Percentage thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
3.5            Reimbursement Obligations of the Borrower.
(a)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or demand for payment under such Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower and the Administrative Agent thereof.  If the Borrower receives notice (confirmed by telephone) from an Issuing Lender of a drawing or demand for payment under a Letter of Credit prior to 12:00 p.m. (New York City time), on any Business Day, the Borrower shall reimburse such Issuing Lender no later than 3:00 p.m. New York City time on such Business Day for the Unreimbursed Amount of such Letter of Credit.  If the Borrower receives notice (confirmed by telephone)

from an Issuing Lender of a drawing or demand for payment under a Letter of Credit at or after 12:00 p.m. (New York City time), on any Business Day, the Borrower shall so reimburse the applicable Issuing Lender no later than 3:00 p.m., New York City time, on the Business Day immediately following the Business Day upon which such notice was received by the Borrower.  Such reimbursement shall be made directly to the applicable Issuing Lender at its Applicable Lending Office in immediately available funds in U.S. Dollars, in an amount equal to (i) the amount so paid by such Issuing Lender in connection with such drawing or payment and (ii) any taxes and any reasonable fees, charges or other costs or expenses incurred in by such Issuing Lender (such amount prior to being reimbursed by the Borrower, the "Unreimbursed Amount").
(b)            Each drawing or payment under any Letter of Credit that is not timely reimbursed by the Borrower pursuant to this Section 3.5 shall (unless an event of the type described in Section 9(f) shall have occurred and be continuing with respect to the Borrower or the Termination Date shall have occurred, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower for a borrowing pursuant to Section 2.4 of Revolving Credit Loans that are Base Rate Loans in the amount equal to the Unreimbursed Amount of such Letter of Credit, the proceeds of which shall be applied to repay such Unreimbursed Amount.  The Borrower shall not be required to give notice of such Loans to the Administrative Agent, and the Administrative Agent shall not be required to give notice of such Loans to the Lenders, except notice under Section 3.4(c).  So long as no Event of Default under Section 9.1(f) shall have occurred and be continuing, the applicable Issuing Lender and each other Lender which shall have made the payment required by it under Section 3.4(c) shall be deemed to have approved and made Loans under this Section 3.5(b) automatically and without any action by the Borrower.  The Borrowing Date with respect to such borrowing shall be the date of such drawing or payment.
(c)            Interest shall be payable on any and all Unreimbursed Amounts from and including the date of payment by an Issuing Lender to the applicable beneficiary until payment by the Borrower (either in cash or pursuant to a Loan) in full at (i) for the first three Business Days, the rate per annum applicable to Base Rate Loans under Section 4.2(b), and (ii) thereafter, the rate set forth in Section 4.2(d) regardless of whether the Required Lenders have made the election referred to therein.
3.6            Obligations Absolute.
(a)            The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set‑off, recoupment, counterclaim or defense to payment which the Borrower may have or have had against the applicable Issuing Lender, the Administrative Agent, any beneficiary of a Letter of Credit or any other Person.
(b)            Subject to Section 3.6(d), the Borrower also agrees with the Lenders that neither the applicable Issuing Lender nor its Nominated Persons shall be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5(a) shall not be affected or reduced by, among other things, (i) acts or omissions of any other Person, including, without limitation, any beneficiary or transferee of any Letter of Credit; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or rights or benefits thereof or proceeds thereunder in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the form, accuracy, falsification, legal effect, validity, sufficiency, or genuineness of documents or drafts, even if such documents or drafts should in fact prove to be in any or all respects in improper form, inaccurate, false, invalid, insufficient, fraudulent or forged; (iv) failure of any draft to bear any reference or adequate reference to any Letter of Credit, or failure of documents to accompany any draft, or failure of any Person to note the amount of any draft on the reverse of any Letter of Credit or to surrender or take up any Letter of Credit or to send forward documents apart from drafts as required by the terms of any Letter of Credit;

each of which provisions, if contained in any Letter of Credit itself, it is agreed may be waived by such Issuing Lender; (v) compliance with any laws, customs and regulations which may be effective in countries of issuance, presentation under, negotiation and/or payment of any Letter of Credit or any ruling of any court or governmental authority or agency, or any control or restriction rightfully or wrongfully exercised by any government or group asserting or exercising governmental or paramount powers; (vi) the acceptance by such Issuing Lender as complying with the applicable Letter of Credit of any draft or document drawn, issued or presented under such Letter of Credit which is issued or purportedly issued by an agent, executor, trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative or successor of the party identified in such Letter of Credit as the party permitted to draw, issue or present such draft or document (or any transferee thereof); (vii) any error, neglect, insolvency, failure of business or default of any of such Issuing Lender's Nominated Persons; (viii) any delay, omission, interruption, loss in transit, or mutilation or other errors arising in (A) transmission, dispatch or delivery of any document or draft or proceeds thereof or (B) transmission, dispatch or delivery of any messages by mail, cable, telegraph, wireless or otherwise, whether or not they be in code; (ix) the description, weight, existence, character, quality, quantity, condition, packing, value or delivery of the property, services or performance purporting to be represented by documents, or errors in translation or errors in interpretation of technical terms; (x) any difference in character, quality, quantity, condition or value of the property from that expressed in documents; (xi) the time, place, manner or order in which shipment is made or payment of the obligations of the Borrower under the applicable Letter of Credit or any other amendment or waiver of or any consent to departure from the terms of any Letter of Credit or any document or certificate that does not strictly comply with the terms of such Letter of Credit; (xii) any partial or incomplete shipment or failure or omission to ship any or all of the property referred to in any Letter of Credit; (xiii) the character, adequacy, validity or genuineness of any insurance; (xiv) the solvency or responsibility of any insurer, or the acts or omissions, performance or standing of any insurer, or any other risk connected with insurance; (xv) any deviation from instructions, delay, default or fraud by the shipper or anyone else in connection with the property or the shipping thereof; (xvi) the solvency, responsibility, performance or standing of, or the acts or omissions of, any consignor, carrier, forwarder or consignee of any goods or any other Person; (xvii) any delay in arrival or failure to arrive of either the property or any of the documents relating thereto; (xviii) any delay in giving or failure to give notice of arrival or any other notice; (xix) any claim, breach of contract or dispute between the beneficiary, shippers or vendors and the Borrower; (xx) any waiver of any requirement in a Letter of Credit that exists for such Issuing Lender's protection and not the protection of the Borrower or any waiver which does not in fact materially prejudice the Borrower; (xxi) any payment made in respect of a draft or document presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if payment after such date is authorized by the Uniform Commercial Code, the UCP or the ISP, as applicable; (xxii) without limiting the foregoing, any consequences arising (A) from the interruption of such Issuing Lender's business, Acts of God, riots, civil commotions, insurrections, war, acts of terrorism, strikes, lockouts, or other causes beyond such Issuing Lender's control, (B) from any act or omission by such Issuing Lender or any of its Nominated Persons, Affiliates or agents or any bank whose services are utilized for the purpose of giving effect to the Borrower's instructions, in each case if not done or omitted with such Issuing Lender's gross negligence or willful misconduct, or (C) from the failure of another bank to carry out instructions transmitted by such Issuing Lender, whether such other bank was selected by the Borrower, such Issuing Lender or any other Person; and none of the above shall affect, impair or prevent the vesting of any of such Issuing Lender's rights or powers hereunder.  If any Letter of Credit provides that payments are to be made by the applicable Issuing Lender's Nominated Person, neither such Issuing Lender nor such Nominated Person shall be responsible for the failure of any of the documents specified in such Letter of Credit to come into such Issuing Lender's possession or for any delay in connection therewith, and the Borrower's obligations under this Agreement shall not be affected by such failure or delay in the receipt by such Issuing Lender of any such documents.

(c)            In addition to the exculpatory provisions contained in the UCP, the ISP and/or the Uniform Commercial Code of the State of New York (as in effect from time to time), as applicable, the applicable Issuing Lender and such Issuing Lender's Nominated Persons shall not be responsible for, and the Borrower's obligation to reimburse such Issuing Lender shall not be affected or reduced by, any action or inaction required or permitted under the Uniform Commercial Code of the State of New York (as in effect from time to time), the UCP or the ISP, in each case as applicable.
(d)            In addition to the exculpatory provisions and rights of the Lenders contained in Sections 3.6(a), (b) and (c), the parties agree that:
(i)            any action taken by the applicable Issuing Lender or by any Nominated Person or any inaction or omission by such Issuing Lender or them under or in connection with any Letter of Credit or the relative drafts or documents, if not taken or omitted with gross negligence or willful misconduct, shall be binding on the Borrower and shall not put such Issuing Lender or such Issuing Lender's Nominated Person under any resulting liability to the Borrower; and
(ii)            the applicable Issuing Lender shall not be excused from liability to the Borrower to the extent, but only to the extent, of any direct damages (as opposed to special, indirect, punitive, consequential or exemplary, damages or claims, which are hereby waived by the Borrower), suffered by the Borrower which the Borrower proved were caused by such Issuing Lender's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable order) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, provided that (A) such Issuing Lender may accept documents that appear on their face to be in order and substantially comply with the terms of the Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary and without any responsibility to make any inquiry as to the validity or accuracy thereof or any other inquiry, and may make payment upon presentation of documents or, in the case of lost or missing documents, letters of indemnity (in form and substance acceptable to such Issuing Lender in its sole discretion), that appear on their face to be in substantial compliance with the terms of such Letter of Credit, (B) such Issuing Lender shall have the right, in its sole discretion, to decline to accept documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit and (C) this sentence shall establish the standard of care to be exercised by such Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the Borrower hereby waives, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).
3.7            Role of the Issuing Lender.
(a)            The responsibility of the Issuing Lenders to the Borrower in connection with any draft presented for payment under any Letter of Credit issued on behalf of the Borrower shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered by or on behalf of the beneficiary under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.  In addition, the Lenders and the Borrower agree that, in paying any drawing or demand for payment under any Letter of Credit, the Issuing Lender thereof shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same.
(b)            Neither any Issuing Lender nor any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for:  (i) any action taken or omitted in connection herewith in respect of any Letter of Credit at the request or with the approval or deemed approval of the Required Lenders; (ii) any action taken or omitted in respect of any Letter of Credit in the absence of gross negligence or willful misconduct;  (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit or any document delivered in connection with the issuance or payment of such Letter of Credit; or (iv) any matter set forth in Section 3.6.
(c)            The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against such beneficiary or transferee.
3.8            Successor Letter of Credit Issuer.
(a)            The Issuing Lender may resign as Issuing Lender upon thirty (30) days prior written notice to the Administrative Agent, the Lenders and the Borrower.  If the Issuing Lender shall resign, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the resigning Issuing Lender under this Agreement and the other Loan Documents, and the term "Issuing Lender" shall mean such successor issuer of Letters of Credit effective upon such appointment.  At the time such resignation shall become effective, the Borrower shall pay to the resigning Issuing Lender all accrued and unpaid fees payable by it pursuant to Section 3.3.  The acceptance of any appointment as an Issuing Lender hereunder in accordance with this Agreement, shall be evidenced by an agreement entered into by such successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor issuer of Letters of Credit shall become the "Issuing Lender" hereunder.  After the resignation of the Issuing Lender hereunder, the resigning Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.  In connection with any resignation pursuant to this Section 3.8 (but only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning Issuing Lender and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning Issuing Lender replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is satisfactory to the resigning Issuing Lender (in its sole discretion), to issue "back-stop" Letters of Credit naming the resigning Issuing Lender as beneficiary for each outstanding Letter of Credit issued by the resigning Issuing Lender, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit.  After any resigning Issuing Lender's resignation as Issuing Lender, the provisions of this Agreement relating to the Issuing Lender shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was the Issuing Lender under this Agreement or (B) at any time with respect to Letters of Credit issued by it.
(b)            To the extent that there are, at the time of any resignation as set forth in Section 3.8(a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning Issuing Lender and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in Section 3.8(a) above.

3.9            Letter of Credit Request.  To the extent that any provision of any Application or Letter of Credit Request is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
SECTION 4.	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT
4.1            Termination or Reduction of Maximum Amount. The Borrower shall have the right, from time to time, upon not less than ten (10) Business Days' notice to the Administrative Agent, to terminate the Maximum Amount or, from time to time, to reduce the Maximum Amount to an amount not less than $150,000,000; provided that, no such termination or reduction of the Maximum Amount shall be permitted to the extent that, after giving effect thereto and to any prepayments of the Loans and Cash Collateralization of the Letters of Credit made on or before the effective date thereof, the Total Extensions of Credit would exceed the Maximum Amount.  In each case, any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Maximum Amount then in effect by such amount.
4.2            Interest Rates and Payment Dates.
(a)            Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate for such Eurodollar Loan determined for such Interest Period plus the Applicable Margin.
(b)            Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.
(c)            Each Cost of Funds Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Cost of Funds Rate for such Cost of Funds Loan determined for such Interest Period plus the Applicable Margin.
(d)            If any Event of Default shall have occurred and be continuing, then if the Required Lenders so elect, during the continuance of such Event of Default (i) the principal amount of the Loans and Reimbursement Obligations shall bear interest (as well after as before judgment) at the interest rate otherwise in effect plus 2.0% and (ii) any other amounts payable hereunder or under any of the other Loan Documents not paid when due shall bear interest (after as well as before judgment) at a rate per annum equal to 5.0%.
(e)            Interest shall be payable upon demand, or if no demand is made, shall be payable in arrears on each Interest Payment Date.
(f)            Notwithstanding anything to the contrary contained herein, (i) as to all Eurodollar Loans, to the extent the Borrower selects the Eurodollar Rate in connection with any request (A) to Continue an outstanding Eurodollar Loan, (B) for the Lenders to make a Eurodollar Loan or (C) to Convert any Base Rate Loan or Cost of Funds Loan into a Eurodollar Loan, and the Eurodollar Rate plus the Applicable Margin is less than the Cost of Funds Rate plus the Applicable Margin, then (I) such outstanding Eurodollar Loan shall automatically Convert to a Base Rate Loan on the last day of the then existing Interest Period therefor, (II) any Eurodollar Loan requested to be made on the first day of the applicable Interest Period shall be made as a Base Rate Loan, (III) any Base Rate Loan requested to be Converted on the first day of the applicable Interest Period to a Eurodollar Loan shall Continue as a Base Rate Loan and (IV) any Cost of Funds Loan requested to be Converted on the first day of the applicable Interest Period to a Eurodollar Loan shall Continue as a Cost of Funds Loan and (ii) as to all Base Rate

Loans (including, without limitation, any Eurodollar Loans that would otherwise have been Converted to Base Rate Loans pursuant to clause (i) of this Section 4.2(f)), to the extent (A) on any day with respect to any outstanding Base Rate Loan, the Administrative Agent shall have determined that the Base Rate plus the Applicable Margin is less than the Cost of Funds Rate plus the Applicable Margin or (B) the Borrower selects the Base Rate in connection with any request for the Lenders to make a Base Rate Loan or to Convert any Eurodollar Loan or Cost of Funds Loan into a Base Rate Loan, and the Administrative Agent shall have determined that the Base Rate plus the Applicable Margin is less than the Cost of Funds Rate plus the Applicable Margin, then (I) such outstanding Base Rate Loan shall automatically Convert to a Cost of Funds Loan on the date of such determination by the Administrative Agent, (II) such outstanding Base Rate Loan shall automatically Convert to a Cost of Funds Loan on the day the Administrative Agent received the notice of Conversion from the Borrower, (III) any Base Rate Loan requested to be made shall be made as a Cost of Funds Loan, (IV) any Eurodollar Loan requested to be Converted to a Base Rate Loan shall be Converted to a Cost of Funds Loan and (V) any Cost of Funds Loan requested to be Converted to a Base Rate Loan shall Continue as a Cost of Funds Loan.
(g)            Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate").  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
4.3            Conversion and Continuation Options.
(a)            The Borrower may elect from time to time to Convert Eurodollar Loans to Base Rate Loans or Cost of Funds Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election in the form attached hereto as Annex II (the "Continuation/Conversion Notice"), such Continuation/Conversion Notice specifying the amount and the date such Conversion is to be made; provided that, any such Conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to Convert Base Rate Loans or Cost of Funds Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election (in the form of a Continuation/Conversion Notice) prior to 12:30 p.m. (New York City time) at its New York office, three Business Days before the date of such election.  Any such notice of Conversion to Eurodollar Loans shall specify the amount to be Converted, the date of such Conversion and the length of the initial Interest Period or Interest Periods therefor, as applicable.  The Borrower may elect from time to time to Convert Base Rate Loans to Cost of Funds Loans or Convert Cost of Funds Loans to Base Rate Loans by giving the Administrative Agent irrevocable notice of such election (in the form of a Continuation/Conversion Notice) prior to 12:30 p.m. (New York City time) at its New York office, one Business Day before the date of such election.  Any such notice of Conversion shall specify the amount to be Converted, the date of such Conversion and the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.  All or any part of outstanding Eurodollar Loans, Base Rate Loans or Cost of Funds Loans may be Converted as provided herein; provided that, (i) no Base Rate Loan or Costs of Funds Loan may be Converted into a Eurodollar Loan after the date that is one month prior to the Termination Date and (ii) no Base Rate Loans or Eurodollar Loans may be Converted into a Cost of Funds Loan (other than Costs of Funds Loans with an Interest Period of one day or one or two weeks) after the date that is one month prior to the Termination Date.

(b)            Any Eurodollar Loans or Cost of Funds Loans may be Continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving the Administrative Agent irrevocable notice (in the form of a Continuation/Conversion Notice) prior to 12:30 p.m. (New York City time), at its New York office (x) in the case of Eurodollar Loans, three Business Days before the date such Eurodollar Loans, and (y) in the case of Cost of Funds Loans, one Business Day before the date such Cost of Funds Loans, as applicable, are to be Continued, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans.  If the relevant Borrower fails to give timely notice requesting a Continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans or Cost of Funds Loans.
(c)            During the existence of an Event of Default, no Loans may be requested as, Converted to or Continued as Eurodollar Loans or Cost of Funds Loans if the Required Lenders or Administrative Agent have reasonably determined that such a request, Conversion or Continuation is not appropriate.
4.4            Minimum Amounts of Tranches; Maximum Number of Tranches.
(a)            All borrowings, Conversions and Continuations of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof.  All borrowings, Conversions and Continuations of Cost of Funds Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate amount of Cost of Funds Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof.
(b)            No more than 10 Tranches of Eurodollar and Cost of Funds Loans shall be outstanding at any one time.
4.5            Repayment of Loans; Evidence of Debt; Fees.
(a)                  (i)            The Borrower unconditionally promises to pay the then unpaid principal amount of each Revolving Credit Loan to the Administrative Agent for the account of the Lenders to which such Revolving Credit Loan is owed upon the DEMAND of the Required Lenders, or if payment is not demanded prior thereto, on the Revolving Credit Maturity Date applicable to such Revolving Credit Loan.
(ii)            The Borrower unconditionally promises to pay to the Administrative Agent for the account of the Daylight Overdraft Lender the then unpaid principal amount of each Daylight Overdraft Loan owing to the Daylight Overdraft Lender not later than 4:30 p.m. (New York City time) on the Borrowing Date of such Daylight Overdraft Loan (or such later time determined by the Daylight Overdraft Lender in its sole discretion, such later time not to be later than 10:00 a.m. (New York City time) on the next Business Day following the Borrowing Date therefor); provided that, the Borrower shall be deemed to be in compliance with its obligations in this sentence in the event that such Daylight Overdraft Loan is repaid with the proceeds of a Revolving Credit Loan in accordance with Section 2.6(a).
(iii)            The Borrower unconditionally promises to pay to the Administrative Agent for the account of the Swing Line Lender the then unpaid principal amount of each Swing Line Loan owing to the Swing Line Lender upon the DEMAND of the Swing Line Lender or the

Required Lenders, or if demand for payment is not made prior thereto, by 11:00 a.m. (New York City time) on the day that is five (5) Business Days following the Borrowing Date of such Swing Line Loan; provided that, the Borrower shall be deemed to be in compliance with its obligations in this sentence in the event that such Swing Line Loan is repaid with the proceeds of a Revolving Credit Loan in accordance with Section 2.5(a).
(b)            The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans and Reimbursement Obligations from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.2.
(c)            Each Lender shall maintain in accordance with its usual practice a record or records setting forth all of the indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(d)            The Administrative Agent on behalf of the Borrower, shall maintain the Register required by Section 11.7(d), and shall include a subaccount therein for each Lender, in which it shall record, for each Loan (i) the amount of such Loan and a copy of the Note, if any, evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.
(e)            The entries made in the Register and the records of each Lender maintained pursuant to Section 4.5(c) shall, to the extent permitted by applicable Law, be presumed to be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans and other Extensions of Credit made by such Lender in accordance with the terms of this Agreement.
(f)            The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower shall execute and deliver to such Lender a promissory note evidencing the Revolving Credit Loan, the Daylight Overdraft Loans or the Swing Line Loans, as applicable, of such Lender, substantially in the form of Exhibit A-1, A-2 or A-3, as applicable, with appropriate insertions as to date and principal amount (individually a "Note" and, collectively, the "Notes").
(g)            The Borrower agrees to pay to the Administrative Agent, the Lead Arranger and the Bookrunner the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent, the Lead Arranger and the Bookrunner.
(h)            All fees provided for in this Section 4.5 shall be fully earned when paid and shall be non-refundable.
4.6            Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans made to it, in whole or in part, without premium or penalty, upon irrevocable notice (except in the case of Daylight Overdraft Loans) in the form attached hereto as Annex V (the "Notice of Prepayment") delivered to the Administrative Agent at least three Business Days prior to 12:30 p.m. (New York City time), on the proposed prepayment date in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans and Cost of Funds Loans, which notice shall specify (x) the date and amount of prepayment, (y) which Revolving Credit Loans or Swing Line Loans shall be prepaid and (z) whether the prepayment is of Base Rate Loans, Cost of Funds Loans, Eurodollar Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that, if a Eurodollar Loan or Cost of Funds Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, or the Borrower revokes any notice of prepayment previously delivered pursuant to this Section 4.6, the Borrower shall also pay any amounts owing pursuant to Section 4.15.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender (or in the case of prepayment of a Swing Line Loan, the Swing Line Lender) thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.15.  Partial prepayments of Loans pursuant to this Section 4.6 shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  If the Borrower shall make any payment of a Swing Line Loan after 11:00 a.m. (New York City time) on the fifth Business Day following the making of such Swing Line Loan and the Swing Line Lender shall have requested from the Lenders, Revolving Credit Loans in accordance with Section 2.5(a) on account of such Swing Line Loan, the Administrative Agent shall apply such prepayment in the following order:  first to any other Swing Line Loans of the Borrower outstanding at such time and second, to any outstanding Revolving Credit Loans that are Base Rate Loans of the Borrower (other than any Base Rate Loans made on the same day such prepayment is made) in chronological order by Obligation Date.  If the amount of such prepayment is greater than the outstanding amount of such Swing Line Loans and such Base Rate Loans at the time such prepayment is made (other than any Base Rate Loans made on the same day such prepayment is made), the Administrative Agent shall promptly remit the excess to the Borrower.
4.7            Mandatory Prepayments.
(a)            If, on any date, the Total Extensions of Credit exceed the Borrowing Base, the Borrower shall prepay the Loans and/or Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the Letters of Credit in an amount so that, after giving effect to any such action, the Total Extensions of Credit do not exceed the Borrowing Base, no later than one (1) Business Day immediately following such date.
(b)            If, on any date, the Extensions of Credit exceed the Elected Line Amount then in effect, the Borrower shall prepay the Loans and/or Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the Letters of Credit in an amount so that, after giving effect to any such action, the Total Extensions of Credit do not exceed the Elected Line Amount then in effect, no later than one (1) Business Day immediately following such date.
(c)            If, on any date, the aggregate principal amount of outstanding Daylight Overdraft Loans exceeds the Daylight Overdraft Cap, the Borrower shall prepay such Daylight Overdraft Loans in an aggregate amount so that after giving effect to any such action, the aggregate outstanding Daylight Overdraft Loans do not exceed such Daylight Overdraft Cap, no later than one (1) Business Day immediately following such date.
(d)            If, on any date, the aggregate principal amount of outstanding Swing Line Loans exceeds the Swing Line Cap, the Borrower shall prepay such Swing Line Loans in an aggregate amount so that after giving effect to any such action, the aggregate outstanding Swing Line Loans do not exceed the Swing Line Cap, no later than one (1) Business Day immediately following such date.
(e)            If, on any date, the aggregate face amount of outstanding Letters of Credit exceeds the Letters of Credit Sublimit, the Borrower shall Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) such Letters of Credit in an aggregate amount so that after giving effect to any such action, the aggregate outstanding non-Cash Collateralized

Letters of Credit do not exceed the Letters of Credit Sublimit, no later than one (1) Business Day immediately following such date.
(f)            The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) by written notice of any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 12:30 p.m. (New York City time), three Business Days before the date of the prepayment or such later time as a Responsible Person of the Borrower has knowledge of the obligation to so prepay, (ii) in the case of prepayment of a Base Rate Loan or Cost of Funds Loans, not later than 12:30 p.m. (New York City time) one Business Day before the date of the prepayment and (iii) in the case of prepayment of a Swing Line Loan, not later than 12:30 p.m. (New York City time) on the date of prepayment.  Each such notice shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans), the Administrative Agent shall advise the Lenders of the contents thereof.
(g)            Any prepayment of Revolving Credit Loans pursuant to this Section 4.7, and the rights of the Lenders in respect thereof, are subject to the provisions of Section 4.9.
4.8            Computation of Interest and Fees.
(a)            All fees and all interest on Eurodollar Loans and Cost of Funds Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on Base Rate Loans shall be calculated on the basis of a 365/366 day year, as the case may be, for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of each Eurodollar Rate for any Eurodollar Loans outstanding.  Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.2(a).
4.9            Pro Rata Treatment and Payments.
(a)            Each borrowing of Revolving Credit Loans hereunder, each reduction of the Maximum Amount and each payment of the fees under Sections 3.3(a) shall be made pro rata according to the respective Stated Percentage of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans and Reimbursement Obligations shall be made pro rata according to the respective outstanding principal amounts of the Loans and Reimbursement Obligations (or participations therein) then held by the Lenders, but principal payments shall be applied first to Reimbursement Obligations, Base Rate Loans and thereafter to Eurodollar Loans or Cost of Funds Loans.  Each payment of fees under Section 3.3(a) shall be made pro rata according to the respective Stated Percentages of the Lenders.  Each reduction of the Maximum Amount pursuant to Section 4.1 shall be made pro rata according to the Stated Percentages of the Lenders.  Payments shall be applied to accrued and unpaid interest, fees under Section 3.3(a) and the principal amount of the Loans and Reimbursement Obligations prior to Cash Collateralizing L/C Obligations.

(b)            All payments (including prepayments) to be made by the Borrower hereunder on account of principal of Loans shall be accompanied by a payment in an amount equal to all accrued and unpaid interest on such Loans.  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal (other than Daylight Overdraft Loans), interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m. (New York City time) on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Administrative Agent's office specified in Section 11.2 in United States Dollars and in immediately available funds.  Any payment made by the Borrower after 1:00 p.m. (New York City time) on any Business Day (other than on account of Daylight Overdraft Loans) shall be deemed to have been made on and, with respect to principal payments, interest shall continue to accrue until, the next following Business Day.  All payments made by the Borrower on account of Daylight Overdraft Loans shall be made without set-off or counterclaim and shall be made prior to 4:30 p.m. (New York City time) on the Borrowing Date of such Daylight Overdraft Loan (or such later time determined by the Daylight Overdraft Lender in its sole discretion, such later time not to be later than 10:00 a.m. (New York City time) on the next Business Day following the Borrowing Date therefor) to the Administrative Agent for the account of the Daylight Overdraft Lender at the Administrative Agent's office specified in Section 11.2 in United States Dollars and in immediately available funds.  Any payment on account of Daylight Overdraft Loans made by the Borrower after the time specified in the immediately preceding sentence on any Business Day shall be deemed to have been made on and, with respect to principal payments, interest shall continue to accrue until, the next following Business Day.  The Administrative Agent shall distribute such payments, in the case of Revolving Credit Loans, to the relevant Lenders, in the case of Daylight Overdraft Loans, to the Daylight Overdraft Lender and, in the case of Swing Line Loans, to the Swing Line Lender, promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment obligation shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(c)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Stated Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate or such higher overnight rate then in effect in accordance with banking industry rates or standard practices in New York, New York on interbank compensation, as determined by the Administrative Agent for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.9 shall be conclusive in the absence of manifest error.  If such Lender's Stated Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount for its own account with interest thereon at the rate per annum applicable to Base Rate Loans on demand, from the Borrower (without duplication of the interest otherwise applicable thereto).

(d)            The failure by any Lender to make a payment required under this Agreement or any other Loan Document, whether on account of any Loan, Letter of Credit or otherwise, shall not affect the obligations of any other Lender under this Agreement or the other Loan Documents, and no Lender shall be responsible for the failure of any other Lender to comply with its obligations under this Agreement or any other Loan Document or be released from its obligations hereunder or thereunder as a result thereof.
4.10            Requirements of Law.
(a)            If the introduction of, adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any guideline, request or directive (in each case, whether or not having the force of law), from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)            does or shall subject any Lender to any Tax or increased Tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan or Cost of Funds Loan made by it, any Letter of Credit issued or participated in it by it or any participation by it in any Swing Line Loan or Daylight Overdraft Loan (except for changes in the rate of tax on the overall net income of such Lender or Non-Excluded Taxes for which indemnification or additional costs are paid pursuant to Section 4.11) or change the basis or rate of taxation of payments to such Lender in respect thereof;
(ii)            does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by or participated in by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Base Rate or Cost of Funds Rate; or
(iii)            does or shall impose on such Lender any other condition, cost or expense;
and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing or maintaining Eurodollar Loans or Cost of Funds Loans or issuing, providing and maintaining Letters of Credit or holding an interest in an Issuing Lender's obligations thereunder or of holding a participation interest in Swing Line Loans or Cost of Funds Loans, or to reduce any amount receivable by such Lender in respect thereof;
then, in any such case, the Borrower shall promptly, after receiving notice as specified in clause (c) of this Section 4.10, pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable plus any Taxes thereon.  For purposes of this Agreement, the Dodd-Frank Act and Basel III, and all rules, regulations, requests, guidelines or directives in connection with the Dodd-Frank Act or Basel III shall be deemed to have become effective, enacted and adopted after the date hereof.
(b)            If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any Requirement of Law regarding capital adequacy or liquidity requirements or with any request or directive regarding capital adequacy or liquidity requirements (in each case, whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof (including, without limitation, under or pursuant to Basel III and the Dodd-Frank Act) shall have the effect of reducing the rate of return on such Lender's or such Person's capital as a consequence of this Agreement, its obligations (if any) or its Maximum Credit Limit hereunder or its obligations under Letters of Credit (issued by it or in which it has a participation interest) or in respect of its Loans or participations therein to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such Person's policies with respect to capital adequacy and liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction plus any Taxes thereon.  In determining such amount or amounts, any Lender may use any method of averaging and attribution as it shall deem applicable.
(c)            If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.
(d)            The Administrative Agent and each Lender or Transferee hereby agrees that, upon the occurrence of any circumstances entitling the Administrative Agent or such Lender or Transferee to additional amounts pursuant to this Section 4.10, the Administrative Agent or such Lender or Transferee shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of the Borrower, to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of the Administrative Agent or such Lender or Transferee, be otherwise disadvantageous to the Administrative Agent or such Lender or Transferee in any material respect.
4.11            Taxes.
(a)            Any and all payments by or on behalf of each Loan Party under or in respect of this Agreement or any other Loan Documents to which such Loan Party is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, "Taxes") or Other Taxes, unless otherwise required by any Requirement of Law, excluding (i) Taxes imposed on the net income of the Administrative Agent or any Lender (or Transferee) and franchise taxes in lieu thereof as a result of a present or former connection between the Administrative Agent or such Lender (or Transferee) and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than as a result of entering into this Agreement or the Loan Documents, performing any obligations hereunder or thereunder, receiving any payments hereunder or thereunder or enforcing any rights hereunder or thereunder) (ii) any Taxes that are attributable solely to the failure of any Lender to comply with Section 4.11(f) and (iii) any U.S. federal withholding Taxes imposed under FATCA (all such nonexcluded Taxes and Other Taxes, collectively or individually, "Non-Excluded Taxes").  If any Loan Party shall be required to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased by the amount (an "Additional Amount") necessary so that after making all required deductions (including deductions applicable to Additional Amounts payable under this Section 4.11) such Lender or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (iii) such Loan Party shall make such deductions and (iv) such Loan Party shall pay the full amount deducted to the relevant Government Authority in accordance with applicable law.
(b)            In addition, each Loan Party agrees to pay in accordance with applicable law any current or future stamp, intangibles, recording, documentary, excise, property, goods and services or value-added taxes, or similar taxes, charges or levies (including, without limitation, mortgage recording taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or under any other Loan Documents, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (collectively, "Other Taxes").
(c)            Each Loan Party hereby agrees to indemnify each Lender, each Agent and each Transferee for, and to hold each of them harmless against, the full amount of Non-Excluded Taxes and Other Taxes in respect of this Agreement, any other Loan Document, any Loan or any Letter of Credit and all payments received by it in respect of the foregoing, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 4.11, imposed on or paid by such Lender, an Agent or such Transferee, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  The indemnity by each Loan Party provided for in this Section 4.11(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted.  Amounts payable by any Loan Party under the indemnity set forth in this Section 4.11(c) shall be paid within ten (10) days from the date on which the applicable Lender, the Administrative Agent or the applicable Transferee, as the case may be, makes written demand therefor.  A certificate as to the amount of such payment or liability prepared by a Lender, or the Administrative Agent on its behalf and setting forth in reasonable detail the manner in which such amount shall have been determined, absent manifest error, shall be final, conclusive and binding for all purposes.
(d)            Each Lender, each Agent and each Transferee pursuant to Section 4.11(a) shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by any Loan Party to assist such Loan Party, at the sole expense of such Loan Party, to recover from the relevant taxation authority or other Governmental Authority any Taxes in respect of which amounts were paid by such Loan Party pursuant to Section 4.11(a), (b) or (c) with respect to amounts paid or payable to such Lender, such Agent or such Transferee.  However, neither any Lender, any Agent nor any Transferee shall be required to take any action that would be, in the sole judgment of such Lender, such Agent or such Transferee, legally inadvisable, or commercially or otherwise disadvantageous to such Lender, such Agent or such Transferee in any respect.
(e)            Within thirty (30) days after the date of any remittance or payment of Taxes, the applicable Loan Party (or any Person making such payment on behalf of such Loan Party) shall furnish to the applicable Lender or Agent or the applicable Transferee a certified copy of the original official receipt evidencing payment thereof.
(f)            On or prior to the date hereof (or in the case of a transferee Lender, the date that it becomes a party to this Agreement), and thereafter when reasonably requested by the Borrower, each Lender or transferee that is organized under the laws of a jurisdiction outside the United States (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent two properly completed and duly executed copies of (as applicable) IRS Form W-8BEN-E, W-8ECI or W-8IMY or, upon request of the Borrower or the Administrative Agent, any subsequent versions thereof or successors thereto, in each case claiming a reduced rate (which may be zero) of U.S. federal withholding tax under Sections 1441 and 1442 of the Code with respect to payments of interest hereunder as such Non-U.S. Lender may properly claim.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall, on or prior to the date hereof (or in the case of a transferee Lender, the date that it becomes a party to this Agreement), and thereafter when reasonably requested by the Borrower, provide to the Administrative Agent in addition to the IRS Form W-8 required above a certificate representing that such Non-U.S. Lender is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Administrative Agent in the event any representation in such certificate is no longer accurate.  Each Lender (or Transferee) that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9, or any subsequent or substitute versions thereof or successors thereto, certifying that such Lender (or Transferee) is entitled to a complete exemption from U.S. Federal backup withholding tax on payments made pursuant to this Agreement.  Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of a participant, on or before the date such participant becomes a participant hereunder) and on or before the date, if any, such Lender changes its Applicable Lending Office unless each of the Applicable Lending Office prior to such designation and the new Applicable Lending Office is located within the United States.  In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender.  Notwithstanding any other provision of this Section 4.11(f), a Lender shall not be required to deliver any form pursuant to this Section 4.11(f) that such Lender is not legally able to deliver.
(g)            No Loan Party shall be obligated to pay any additional amounts to any Lender pursuant to Section 4.11(a), or to indemnify any Lender pursuant to Section 4.11(c), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower the form or forms, as applicable to such Lender, pursuant to Section 4.11(f), (ii) such form or forms not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor Applicable Lending Office which has the effect of causing the Loan Parties to become obligated to make payments under this Section 4.11 in excess of those in effect immediately prior to such designation; provided, however, that notwithstanding the foregoing, each Loan Party shall be obligated to pay additional amounts to any such Lender pursuant to Section 4.11(a), and to indemnify any such Lender pursuant to Section 4.11(c), if  (i) any such failure to deliver a form or forms or the failure of such form or forms to establish a complete exemption from U.S. federal withholding tax or such inaccuracy or untruth contained therein resulted from a change in any applicable Law or any interpretation of any Law occurring after the Amended and Restated Effective Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms untrue or inaccurate in a material respect or (ii) the redesignation of the Lender's Applicable Lending Office was made at the request of the Borrower.
(h)            The Administrative Agent and each Lender or Transferee hereby agrees that, upon the occurrence of any circumstances entitling the Administrative Agent or such Lender or Transferee to additional amounts pursuant to this Section 4.11, the Administrative Agent or such Lender or Transferee shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of the Borrower, to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of the Administrative Agent or such Lender or Transferee, be otherwise disadvantageous to the Administrative Agent or such Lender or Transferee in any respect.

(i)            Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in this Section 4.11 shall survive the termination of this Agreement and the other Loan Documents and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.
(j)            Nothing contained in this Section 4.11 shall require any Agent or Lender (or any Transferee) to make available any of its tax returns or any other information that it deems to be confidential or proprietary.
(k)            Without limiting the generality of the foregoing, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (k), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.  In addition, each Lender shall severally indemnify the Administrative Agent and the Borrower for any withholding Tax attributable to such Lender or other penalties imposed in connection with any "withholdable payment," as defined in Section 1473 of the Internal Revenue Code, made to a Lender that is not a U.S. Person that has failed to comply with the reporting requirements or otherwise qualify for an exemption under FATCA.
4.12            Lending Offices.  Loans of each Type made by any Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.
4.13            Extensions of Credit Reporting.
(a)            Within five (5) Business Days after the end of each calendar month, each Issuing Lender shall deliver a report to the Administrative Agent, substantially in the form of Annex VI (a "Credit Utilization Summary"), setting forth, for each Letter of Credit issued or provided by such Issuing Lender, (i) the amount available to be drawn or utilized under such Letters of Credit as of the end of such calendar month and (ii) the amount of any drawings, payments or reductions of such Letters of Credit during such month, in each case, on an aggregate and per Letter of Credit basis. Upon receiving notice from the Borrower or the beneficiary under a Letter of Credit issued or provided by such Issuing Lender of a reduction or termination of such Letter of Credit, each Issuing Lender shall notify the Administrative Agent thereof.  Each Issuing Lender shall also deliver to the Administrative Agent, together with each Credit Utilization Summary and more frequently if necessary to permit the Administrative Agent to collect such fees, a list of all fees payable by the Borrower under Section 3.3(a) and Section 3.3(b) in connection with Letters of Credit issued by such Issuing Lender.
(b)            Within five (5) Business Days after receiving each Credit Utilization Summary from the Issuing Lenders, the Administrative Agent shall deliver to each Lender a Credit Utilization Summary of all issued and outstanding Letters of Credit and Revolving Credit Loans, setting forth (i) for each Letter of Credit, the information referred to in clauses (i) and (ii) of Section 4.13(a) and (ii) for each Type of Revolving Credit Loan, (A) the amount outstanding under such Revolving Credit Loans as of the last day of such calendar month and (ii) the amount of any payments of such Revolving Credit Loans during such month, in each case, on an aggregate and per Letter of Credit basis.

4.14            [Intentionally Omitted].
4.15            Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any actual loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender) which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower in making a borrowing of, Conversion into or Continuation of Eurodollar Loans or Cost of Funds Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) any failure by the Borrower in making any prepayment or payment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurodollar Loans or Cost of Funds Loans (whether optional or mandatory, whether from proceeds of Collateral or otherwise) on a day which is not the last day of an Interest Period with respect thereto.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment in full of the Loans, Reimbursement Obligations and all other amounts payable hereunder.
4.16            Inability to Determine Interest Rate.
(a)            If, with respect to any Eurodollar Loan:
(i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the relevant Eurodollar Base Rate for the applicable Interest Period, or
(ii)            the Administrative Agent shall have received notice from the Required Lenders that the relevant Eurodollar Base Rate determined or to be determined for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively determined by them absent manifest error) of making or maintaining their affected Loans during such Interest Period, then, subject to Section 4.16(c), the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as soon as practicable thereafter and:
(A)            each outstanding Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan;
(B)            the obligations of the Lenders to make Eurodollar Loans or to Convert Base Rate Loans or Cost of Funds Loans into Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist;
(C)            any Eurodollar Loans requested to be made on the first day of the applicable Interest Period shall be made as Base Rate Loans;
(D)            any Base Rate Loans that were to have been Converted on the first day of the applicable Interest Period to Eurodollar Loans shall Continue as Base Rate Loans; and

(E)            any Cost of Funds Loans that were to have been Converted on the first day of the applicable Interest Period to Eurodollar Loans shall Continue as Base Rate Loans.
(b)            If, with respect to any Cost of Funds Loan:
(i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the relevant Cost of Funds Rate for the applicable Interest Period, or
(ii)            the Administrative Agent shall have received notice from the Required Lenders that the relevant Cost of Funds Rate determined or to be determined for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively determined by them absent manifest error) of making or maintaining their affected Loans during such Interest Period, then, subject to Section 4.16(c), the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as soon as practicable thereafter and:
(A)            each outstanding Cost of Funds Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan;
(B)            the obligations of the Lenders to make Cost of Funds Loans or to Convert Base Rate Loans or Eurodollar Loans into Cost of Funds Loans shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist;
(C)            any Cost of Funds Loans requested to be made on the first day of the applicable Interest Period shall be made as Base Rate Loans;
(D)            any Base Rate Loans that were to have been Converted on the first day of the applicable Interest Period to Cost of Funds Loans shall Continue as Base Rate Loans; and
(E)            any Eurodollar Loans that were to have been Converted on the first day of the applicable Interest Period to Cost of Funds Loans shall Continue as Base Rate Loans.
(c)            If, with respect to any Base Rate Loan (including, without limitation, any Eurodollar Loan that would otherwise have been Converted into a Base Rate Loan pursuant to Section 4.16(a) and any Cost of Funds Loan that would otherwise have been Converted into a Base Rate Loan pursuant to Section 4.16(b)), the Administrative Agent shall have received notice from the Required Lenders that the Applicable Margin plus the Base Rate is less than the Applicable Margin plus Cost of Funds Rate, then the Administrative Agent shall give written notice thereof to the Borrower and the Lender as soon as practicable thereafter and:
(i)            each outstanding Base Rate Loan will automatically, on the first day after the Administrative Agent received such notice, including, without limitation, any notice delivered pursuant to Section 4.16(a) or Section 4.16(b), from the Required Lenders, Convert into a Cost of Funds Loan;

(ii)            the obligations of the Lenders to make Base Rate Loans or to Convert Eurodollar Loans or Cost of Funds Loans into Base Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist;
(iii)            any Base Rate Loans requested to be made shall be made as Cost of Funds Loans;
(iv)            any Eurodollar Loans that were to have been Converted to Base Rate Loans shall be Converted into Cost of Funds Loans; and
(v)            any Cost of Funds Loans that were to have been Converted to Base Rate Loans shall Continue as Cost of Funds Loans.
(d)            The Administrative Agent shall promptly revoke (i) any such notice pursuant to clause (a)(i) or (b)(i) above if the Administrative Agent determines that the relevant circumstances have ceased to exist and (ii) any such notice pursuant to clause (a)(ii), (b)(ii) or (c) above upon receipt of notice from the Required Lenders that the relevant circumstances described in such clause (a)(ii), (b)(ii) or (c) have ceased to exist.
4.17            Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans or Cost of Funds Loans as contemplated by this Agreement, (a) the willingness of such Lender hereunder to consider requests to make Eurodollar Loans or Cost of Funds Loans, Continue Eurodollar Loans or Cost of Funds Loans as such and Convert Base Rate Loans or Cost of Funds Loans to Eurodollar Loans and Eurodollar Loans or Base Rate Loans to Cost of Funds Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans or Cost of Funds Loans, if any, shall be Converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such Conversion of a Eurodollar Loan or Cost of Funds Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.15.
4.18            Defaulting Lender.
(a)                  (i)            Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then the Swing Line Lender may, in its sole discretion, require such Defaulting Lender or, in the event such Defaulting Lender fails to do so, require the Borrower to deposit cash collateral with the Collateral Agent in an aggregate amount equal to such Defaulting Lender's participations in any requested or outstanding Swing Line Loans, and each Defaulting Lender and the Borrower hereby grants a first priority security interest in such cash collateral in favor of the Collateral Agent, for the sole benefit of the Swing Line Lender.
(ii)            Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then the Daylight Overdraft Lender may, in its sole discretion, require such Defaulting Lender or, in the event such Defaulting Lender fails to do so, require the Borrower to deposit cash collateral with the Collateral Agent in an aggregate amount equal to such Defaulting Lender's participations in any requested or outstanding Daylight Overdraft Loans, and each Defaulting Lender and the Borrower hereby grants a first priority security interest in such cash collateral in favor of the Collateral Agent, for the sole benefit of the Daylight Overdraft Lender.

(b)            Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then each Issuing Lender may, in its sole discretion, require such Defaulting Lender to deposit cash collateral with the Collateral Agent or, in the event such Defaulting Lender fails to do so, require the Borrower to deposit Cash Collateral with the Collateral Agent in an aggregate amount equal to 105% of such Defaulting Lender's participations in any requested or outstanding Letters of Credit, and each Defaulting Lender and the Borrower hereby grants, a first priority security interest in such cash collateral or Cash Collateral, as applicable, provided by it in favor of the Collateral Agent, for the sole benefit of the applicable Issuing Lender.
(c)            Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as such Lender is a Defaulting Lender:
(i)            [Intentionally Omitted]
(ii)            With respect to any L/C Obligations, Swing Line Loans, Daylight Overdraft Loans and participations in L/C Obligations, Daylight Overdraft Loans and Swing Line Loans of the Defaulting Lender (including, without limitation, any of them that exists at the time a Lender becomes a Defaulting Lender or thereafter) (the "Defaulting Lender's Exposure"):
(A)            such Defaulting Lender's Exposure shall automatically be reallocated (without further action of any party) among the Non-Defaulting Lenders (other than Declining Lenders) ratably in accordance with their respective Stated Percentages (determined as if the applicable Letter of Credit were issued or Swing Line Loan or Daylight Overdraft Loan were made at such time) (calculated without regard to any Defaulting Lender's Maximum Credit Limit) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at such time and (y) the Extensions of Credit of each Non-Defaulting Lender do not exceed such Non-Defaulting Lender's Maximum Credit Limit;
(B)            if the reallocation described in paragraph (A) above cannot, or can only partially, be effected, then the Borrower shall within one (1) Business Day following notice by the Administrative Agent, any Issuing Lender, the Swing Line Lender or the Daylight Overdraft Lender, as applicable, (1) deliver to the Collateral Agent Cash Collateral for such Defaulting Lender's Exposure relating to L/C Obligations, (after giving effect to any partial reallocation pursuant to paragraph (A) above) as otherwise provided in this Agreement for so long as such L/C Obligations are outstanding, (2) immediately repay the non-reallocated amount of each Swing Line Loan for so long as such Swing Line Loan or any participation therein is outstanding and (3) immediately repay the non-reallocated amount of each Daylight Overdraft Loan for so long as such Daylight Overdraft Loan or any participation therein is outstanding;
(C)            if the Borrower shall deliver to the Collateral Agent Cash Collateral for any portion of such Defaulting Lender's participations in L/C Obligations pursuant to Section 4.18(b) or (c)(ii)(B) then the Borrower shall not be required to pay any fees for the benefit of such Defaulting Lender pursuant to Section 3.3(a) of this Agreement with respect to the portion of such Defaulting Lender's share of outstanding Letters of Credit equal to such Cash Collateral during the period such Cash Collateral is held by the Collateral Agent;
(D)            to the extent the Defaulting Lender's Exposure is reallocated to the Non-Defaulting Lenders pursuant to clause (A) above, the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such Non-Defaulting Lenders' Maximum Credit Limits (disregarding the Maximum Credit Limits of any Defaulting Lender);

(E)            if any Defaulting Lender's Exposure is not cash collateralized by such Defaulting Lender, Cash Collateralized by the Borrower, reallocated or prepaid pursuant to this Section 4.18, then, without prejudice to any rights or remedies of any Issuing Lender, the Swing Line Lender, the Daylight Overdraft Lender or any other Lender hereunder, all fees payable to the Lenders pursuant to Sections 3.3(a) with respect to such Defaulting Lender's Exposure that is not cash collateralized, Cash Collateralized, reallocated or prepaid shall be payable to the Issuing Lenders, the Daylight Overdraft Lender or the Swing Line Lender, as applicable, until such Defaulting Lender's Exposure is fully cash collateralized or Cash Collateralized as set forth in this Section 4.18, reallocated and/or prepaid;
(F)            (i) no Issuing Lender shall be required to consider agreeing to issue, provide, amend or increase any Credit, unless it is satisfied in its sole discretion that the related exposure will be 105% covered by the Maximum Credit Limits of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 4.18(b) or Section 4.18(c)(ii)(B), and participating interests in any such newly issued, provided or increased Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 3.4 (and Defaulting Lenders shall not participate therein) and (ii) neither the Swing Line Lender nor the Daylight Overdraft Lender shall be required to consider agreeing to advance any Swing Line Loan or Daylight Overdraft Loan, unless it is satisfied that the related exposure will be 100% covered by the Maximum Credit Limits of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 4.18(a) or the Borrower will repay the non-reallocated amount of each Swing Line Loan and/or Daylight Overdraft Loan in accordance with Section 4.18(c)(ii)(B);
(G)            any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and subject to any applicable Requirements of Law, and be applied:
(1)            first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder,
(2)            second, to the payment pro rata of any amounts owing by such Defaulting Lender to the Issuing Lenders, the Daylight Overdraft Lender and/or the Swing Line Lender hereunder,
(3)            third, to the payment pro rata to (x) the cash collateralization, as set forth in this Section 4.18, of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund cash collateral for its portion thereof as required by this Agreement, pro rata among such Letters of Credit, as determined by the Administrative Agent, and (y) the repayment of any uncovered portion of any outstanding Swing Line Loans and Daylight Overdraft Loans, pro rata among such Loans,
(4)            fourth, if so determined by the Administrative Agent, any of the Issuing Lenders, the Daylight Overdraft Lender or the Swing Line Lender, held in such account as cash collateral for future funding obligations of such Defaulting Lender under this Agreement,
(5)            fifth, to the payment of any amounts owing to the Non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement,

(6)            sixth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement, and
(7)            seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, however, that notwithstanding this clause seventh, if such payment is (x) a payment of the principal amount of any Loans or Unreimbursed Amount which a Defaulting Lender has not funded in accordance with its participation obligations hereunder and (y) made at a time when the conditions set forth in Section 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Unreimbursed Amounts owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Unreimbursed Amounts owed to, any Defaulting Lender.
(d)            Each Defaulting Lender shall indemnify the Borrower, the Agents, the Issuing Lenders, the Daylight Overdraft Lender, the Swing Line Lender and each Non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys' fees and, in the case of the Agents, the Issuing Lenders, the Swing Line Lender, the Daylight Overdraft Lender or any Non-Defaulting Lender, funds (if any) advanced by the Agents, the Issuing Lenders, the Swing Line Lender, the Daylight Overdraft Lender or by any Non-Defaulting Lender, on account of such Defaulting Lender's failure to timely fund its applicable share of a Loan or to otherwise perform its obligations under the Loan Documents.
(e)            In the event that the Administrative Agent, the Borrower, each Issuing Lender, the Daylight Overdraft Lender and the Swing Line Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations, Daylight Overdraft Loans, participations in Daylight Overdraft Loans, Swing Line Loans, participations in Swing Line Loans, and participations in L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender's Maximum Credit Limit and on such date such Lender shall purchase at par such of the Loans, Maximum Credit Limit and/or L/C Obligations, or participations therein of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans, Maximum Credit Limits and/or Obligations in accordance with its applicable share thereof. Each Defaulting Lender shall further indemnify and hold harmless the Agents, the Issuing Lenders, the Daylight Overdraft Lender, the Swing Line Lender and each Non-Defaulting Lender from any actual loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender) which the Agents, the Issuing Lenders, the Daylight Overdraft Lender, the Swing Line Lender and each Non-Defaulting Lender may sustain or incur as a direct consequence of the readjustment and purchase referred to in this clause (e) above.
(f)            At any time during a Default Period, the Borrower may, upon three (3) Business Days prior notice to the applicable Defaulting Lender (so long as such Default Period remains in effect at the end of such notice period), require such Defaulting Lender to assign all right, title and interest that it may have in, and its participations in, all Loans, Letters of Credit and any other Obligations of the Borrower under this Agreement and the Loan Documents to another Lender (if another Lender will consent to purchase such right, title and interest and participations) or another Person in accordance with and subject to the terms of Section 11.20 of this Agreement, if such Person can be found by the Borrower, for a purchase price equal to 100% of the principal amount such Obligations plus the amount of any interest and fees accrued and owing to such Defaulting Lender as of the date of such assignment plus any amount payable under Section 4.15.

SECTION 5.	REPRESENTATIONS AND WARRANTIES
To induce the Agents and the Lenders to enter into this Agreement and to consider making the Loans and consider issuing or participating in Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:
5.1            Financial Condition.
(a)            The audited consolidated balance sheet of the Parent at December 31, 2013 and the related consolidated statements of operations and of cash flows for the Fiscal Year ended on such date, audited by Deloitte Touche Tohmatsu Limited, copies of which have heretofore been furnished to each Lender, in each case are complete and correct in all material respects and present fairly the consolidated financial condition of each Loan Party as at such date, and the consolidated results of their operations and their consolidated cash flows for the Fiscal Year then ended.  The financial statements described in this Section 5.1(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, in each case applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein).
(b)            (i)            The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2014 and the related unaudited consolidated statements of operations for the Fiscal Quarter ended on such date, certified by a Responsible Person of the Borrower, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations for the Fiscal Quarter then ended (subject to normal year‑end audit adjustments).  All such financial statements have been prepared in accordance with GAAP (except for the absence of footnote disclosures) applied consistently throughout the periods involved (except as approved by such Responsible Person of the Borrower and as disclosed therein).
(ii)            The unaudited consolidated balance sheet of the Parent and its Subsidiaries as at March 31, 2014 and the related unaudited consolidated statements of operations and cash flows for the Fiscal Quarter ended on such date, certified by a Responsible Person of the Parent, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Parent and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the Fiscal Quarter then ended (subject to normal year‑end audit adjustments).  All such financial statements have been prepared in accordance with GAAP (except for the absence of footnote disclosures) applied consistently throughout the periods involved (except as approved by such Responsible Person of the Parent and as disclosed therein).
(c)            Except as set forth on Schedule 5.1(c) hereto, neither the Parent nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to in subsections (a) and (b) above, any material Guarantee Obligation, contingent liability or liability for taxes, or any material long-term lease or unusual forward or long-term commitment, including, without limitation, any material interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto.
(d)            During the period from December 31, 2013 to and including the date hereof, there has been no sale, transfer or other disposition by the Parent, the Borrower or any of their respective consolidated Subsidiaries of any material part of their respective business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Parent, the Borrower or any of such Subsidiaries at December 31, 2013, other than (i) sales and Dispositions of inventory in the ordinary course of business and (ii) those sales, transfers, dispositions and acquisitions listed on Schedule 5.1(d).
5.2            No Change.  Except as disclosed on Schedule 5.23(a), since December 31, 2013, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.
5.3            Existence; Compliance with Law.  Each Loan Party (a) is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has the corporate, limited liability company or partnership (or analogous) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, limited liability company or partnership (as applicable) and in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.4            Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate, limited liability company or partnership (or analogous) power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow and obtain Letters of Credit hereunder, and has taken all necessary corporate, limited liability company or partnership (or analogous) action to authorize the borrowings and Letters of Credit on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  Except for (a) the filing of UCC financing statements and equivalent filings for foreign jurisdictions and (b) the filings or other actions listed on Schedule 5.4 (and including, without limitation, such other authorizations, approvals, registrations, actions, notices, or filings as have already been obtained, made or taken and are in full force and effect and listed on Schedule 5.4), no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person, including, without limitation, the FERC, to which any Loan Party is subject, is required in connection with the borrowings or Letters of Credit hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Loan Parties are a party or the granting of Liens under the Security Documents; provided that, approval by the FERC may be required for the transfer of direct or indirect ownership or control of FERC Contract Collateral; provided further, that, no approval of the FERC is required for the granting of the security interest in the FERC Contract Collateral to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Security Documents.  As of the Amended and Restated Effective Date, the only contracts comprising FERC Contract Collateral of any Loan Party as to which further consent of the FERC may be required in connection with the exercise of remedies by the Administrative Agent or the Collateral Agent under the Loan Documents are contracts for the transportation of certain Eligible Commodities listed on Schedule 5.4.  This Agreement has been, and each other Loan Document to which they are a party will be, duly executed and delivered on behalf of the Loan Parties.  This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effects, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).
5.5            No Legal Bar.  The execution, delivery and performance of the Loan Documents to which each of the Loan Parties is a party, the borrowings hereunder and the use of the proceeds thereof and the use of Letters of Credit (i) will not violate any Requirement of Law, including any rules or regulations promulgated by the FERC, in each case to the extent applicable to or binding upon such Loan Party or its properties, (ii) will not violate any Contractual Obligation of any Loan Party or any of their respective Subsidiaries, except where such violation could not reasonably be expected to have a Material Adverse Effect and (iii) will not result in, or require, the creation or imposition of any Lien on any Loan Party's or any of their respective Subsidiaries' properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Collateral Agent for the ratable benefit of the Secured Parties).
5.6            No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or any of their respective Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, (b) with respect to any of the transactions contemplated by or occurring simultaneously with the entering into of the Loan Documents in which the litigation, investigation or proceeding is material and has a reasonable basis in fact, or (c) which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  All material litigation or proceedings pending as of the date hereof before any arbitrator or Governmental Authority against any Loan Party or any of their respective Subsidiaries is set forth on Schedule 5.6.
5.7            No Default.  None of the Loan Parties or any of their respective Subsidiaries is in default under or with respect to any Contractual Obligations in any respect which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.
5.8            Title and Liens.  Each of the Loan Parties and their respective Subsidiaries has good and defensible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3.  Schedule 5.8 accurately lists:
(i)            all of the real property and leasehold interests in real property of each of the Loan Parties and their respective Subsidiaries, and
(ii)            all locations where inventory of the Borrower is held on or expected to be held after the Amended and Restated Effective Date.
5.9            Intellectual Property.  Each of the Loan Parties and each of their respective Subsidiaries owns, is licensed to use or has a common law or contractual right to access and use, all trademarks, trade names, copyrights, technology, know‑how and processes necessary for the conduct of its business as currently conducted and as proposed to be conducted except for those the failure to own or license which could not in the aggregate reasonably be expected to have a Material Adverse Effect (the "Intellectual Property").  Except as set forth on Schedule 5.9, no claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except any claim that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The use of such Intellectual Property by any of the Loan Parties or any of their respective Subsidiaries does not infringe on the rights of any Person, except for such infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.10            No Burdensome Restrictions.  There is no Requirement of Law or Contractual Obligation of any of the Loan Parties or any of their respective Subsidiaries, compliance with which has had or could reasonably be expected to have a Material Adverse Effect.

5.11            Taxes.
(a)            Except as set forth on Schedule 5.11, each Loan Party and each of their respective Tax Affiliates has timely filed or caused to be filed all income, franchise and other Tax returns required to be filed and has timely paid all income, franchise and other Taxes due and payable by it or imposed with respect to any of its property and all other income, franchise and other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Loan Party or the applicable Tax Affiliate, and of which notice has been given to the Administrative Agent in each case where the amount of the contest exceeds $100,000).  Except as set forth on Schedule 5.11, each Loan Party and each of their respective Tax Affiliates has complied in all material respects with all applicable Laws relating to the withholding and payment of taxes and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.  Except as set forth on Schedule 5.11, as of the Amended and Restated Effective Date, no tax return of any Loan Party or any of their respective Tax Affiliates is being audited by any Governmental Authority.  Except as set forth on Schedule 5.11, none of the Loan Parties or any of their respective Tax Affiliates has (i) as of the Amended and Restated Effective Date, executed or filed with any Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any federal, state, local or foreign taxes or other imposition; (ii) agreed or been requested to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise (other than as a result of changes in the Code or regulations thereunder); or (iii) any obligation under any written tax-sharing agreement.  None of the Loan Parties or any of their respective Tax Affiliates has taken any reporting position for which it does not have a reasonable basis or anticipates any further material tax liability with respect to its taxable years that have not been closed, taken as a whole.
(b)            There are no Liens for Taxes against the Collateral or any property of any Loan Party or any of their Subsidiaries and no claim is being asserted with respect to Taxes which could result in such Liens, except for statutory liens for Taxes not yet due and payable or for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party.
5.12            Federal Regulations.  No part of the proceeds of any Loan or Letter of Credit will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U, or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G‑3 or FR Form U‑1 referred to in said Regulation U.
5.13            ERISA.  Neither a Reportable Event nor any failure to satisfy the "minimum funding standard" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the six‑year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and each Plan (and, to the knowledge of any Loan Party, each Multiemployer Plan and multiemployer welfare plan maintained pursuant to a collective bargaining agreement with respect to which any Loan Party has any liability) has complied in all respects with the applicable provisions of ERISA, the Code and the constituent documents of such Plan, except for instances of non-compliance that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred during such six-year period or is reasonably expected to occur (other than a termination described in Section 4041(b) of ERISA), and no Lien in favor of a Plan or the PBGC in connection with any Plan has arisen during such six-year period or is reasonably expected to arise.  Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.  Except to the extent that such liability could not reasonably be expected to have a Material Adverse Effect, (a) none of the Loan Parties nor any Commonly Controlled Entity have had a complete or partial withdrawal from any Multiemployer Plan, and (b) none of the Loan Parties would become subject to any liability under ERISA if a Loan Party or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  To the knowledge of the Loan Parties, no such Multiemployer Plan is in Reorganization, Insolvent or terminating or is reasonably expected to be in Reorganization, become Insolvent or be terminated.  Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Loan Parties and each Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) other than such liability disclosed in the financial statements of the Loan Parties does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.  None of the Loan Parties or any Commonly Controlled Entity has engaged in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code in connection with any Plan that would subject any Loan Party to liability under ERISA and/or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect.  There is no other circumstance existing which may give rise to a liability in relation to any Plan that could reasonably be expected to have a Material Adverse Effect.  None of the assets of the Borrower constitute "plan assets" for purposes of Section 406 of ERISA and/or Section 4975 of the Code, or for purposes of any other applicable statute, regulation or other rule which is materially similar to Section 406 of ERISA or Section 4975 of the Code.
5.14            Investment Company Act; Other Regulations.  None of the Loan Parties is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940.  None of the Loan Parties is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness or grant Liens on its assets.  None of the Loan Parties or any of their Affiliates is subject to the jurisdiction of the FERC or any rules and regulations promulgated thereby.
5.15            Subsidiaries.  Schedule 5.15 sets forth as of the Amended and Restated Effective Date the name of each direct or indirect Subsidiary of each Loan Party, their respective forms of organization, their respective jurisdictions of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, and with respect to each Loan Party, the name of each holder of Capital Stock thereof and the number of shares or other interests of such Capital Stock held by each such holder and the percentage of all outstanding shares or other interests of such class of Capital Stock held by such holders.
5.16            Security Documents.
(a)            The provisions of each Security Document are effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien in all right, title and interest of the Borrower in the "Collateral" described therein.

(b)            When proper UCC financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the Security Agreement shall constitute a Perfected First Lien on all right, title and interest of the Borrower in the Collateral described therein, which can be perfected by such filing, prior and superior in right to any other Person subject to any Permitted Borrowing Base Liens, in the case of assets in the Borrowing Base, or Liens permitted under Section 8.3 in the case of other assets.
(c)            When an Account Control Agreement has been entered into with respect to each Pledged Account, the Security Agreement shall constitute a Perfected First Lien on all right, title and interest of the Borrower in the portion of the Collateral described therein that consists of Pledged Accounts, prior and superior in right to any other Person subject to any Permitted Financial Management Liens.
5.17            Accuracy and Completeness of Information.  All factual information, reports and other papers and data with respect to the Loan Parties or any of their respective Subsidiaries furnished, and all factual statements and representations made, to the Agents or the Lenders by any Loan Party, or on behalf of any Loan Party, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished in connection with this Agreement and the Extensions of Credit hereunder and all such other factual statements and representations previously so made in connection with this Agreement and the Extensions of Credit hereunder, complete and correct in all material respects, to the extent necessary to give the Agents and the Lenders true and accurate knowledge of the subject matter thereof in all material respects, and did not as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.
5.18            Labor Relations.  None of the Loan Parties or any of their respective Subsidiaries is engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party or any of their respective Subsidiaries, threatened against any Loan Party or any of their respective Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or to their knowledge threatened, (ii) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of any Loan Party, threatened against any Loan Party and any of their respective Subsidiaries, and (iii) no union representation question existing with respect to the employees of any Loan Party or any of their respective Subsidiaries and no union organizing activities are taking place with respect to any thereof.
5.19            Insurance.  As of the Amended and Restated Effective Date, each Loan Party has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 5.19, which insurance meets the requirements of Section 7.5 hereof and, in the case of the Borrower, Section 3 of the Security Agreement.  No property insurance covering any of the Collateral names any loss payee or additional insured other than the Collateral Agent for the ratable benefit of the Secured Parties.  Except as set forth on Schedule 5.19 (as updated from time to time by the Borrower with the written consent of the Administrative Agent), no Loan Party has been refused insurance for which it applied or had any policy of insurance terminated (other than at its request).
5.20            Solvency.  As of the date hereof, the Amended and Restated Effective Date, and each other date of determination, after giving effect to Loans and Letters of Credit to be made, issued or provided on or prior to such date, (i) the amount of the "present fair saleable value" of the assets of the Loan Parties, each on an individual basis, and of the Loan Parties and their respective Subsidiaries taken as a whole, will, as of such date, exceed the amount of all "liabilities of the Loan Parties, each on an individual basis, and of the Loan Parties and their respective Subsidiaries taken as a whole, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of the Loan Parties, each on an individual basis, and of the Loan Parties and their respective Subsidiaries taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of the Loan Parties, each on an individual basis, and of the Loan Parties and their respective Subsidiaries taken as a whole, on its respective debts as such debts become absolute and matured, (iii) the Loan Parties, each on an individual basis, and the Loan Parties and their respective Subsidiaries taken as a whole, will not have, as of such date, an "unreasonably small amount of capital" with which to conduct their respective businesses, as such quoted term is determined in accordance with applicable U.S. federal and state Laws governing the determination of insolvency of debtors and (iv) the Loan Parties, each on an individual basis, and the Loan Parties and their respective Subsidiaries taken as a whole, will be able to pay their respective debts as they mature.  For purposes of this Section 5.20, "debt" means "liability on a claim", "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
5.21            Use of Letters of Credit and Proceeds of Loans.  (a) On the Amended and Restated Effective Date, the Letters of Credit and the proceeds of the Loans shall be used to refinance outstandings under the Borrower's Existing Credit Agreement, (b) on and after the Amended and Restated Effective Date, the Letters of Credit and the proceeds of the Loans shall be used by the Borrower for the purpose of the purchase, transportation, storage, hedging and sale of Eligible Commodities and Accounts Receivable arising from sale thereof on terms and conditions and acceptable to the Required Lenders and (c) funding the general working capital needs and other limited liability company requirements of the Borrower.
5.22            Maximum Position Limits; Risk Management Practices.  The Maximum Position Limits and the Risk Management Practices have been duly adopted by the Borrower and are in full force and effect and the Borrower conducts its business in compliance with the Maximum Position Limits and the Risk Management Practices.
5.23            Environmental Matters.  Except as set forth on Schedule 5.23(a):
(a)            The facilities and properties owned, leased or operated by any Loan Party or any of their respective Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.
(b)            The Loan Parties, their respective Subsidiaries, the Properties and all operations at the Properties are in compliance, and have, for the duration of their ownership, lease, or operation by the Loan Parties and their respective Subsidiaries, been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Loan Parties or any of their respective Subsidiaries (the "Business").  All Environmental Permits necessary in connection with the ownership and operation of the Business of the Loan Parties and their respective Subsidiaries have been obtained and are in full force and effect.
(c)            None of the Loan Parties or any of their respective Subsidiaries have received any notice of violation, alleged violation, non-compliance, liability or potential liability or the incurrence of costs by any Governmental Authority for remediation regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.
(d)            Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.
(e)            No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Loan Parties or any of their respective Subsidiaries are or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
(f)            There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Loan Parties or any of their respective Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
5.24            Anti-Terrorism Laws.
(a)            None of the Loan Parties or any of their respective Subsidiaries are, and to their knowledge none of their respective Affiliates are, in violation of any Requirement of Law relating to economic or trade sanctions, terrorism, corruption, bribery or money laundering (collectively, "Anti-Terrorism Laws"), including, but not limited to, regulations enacted, imposed, enforced or administered by the United States Treasury Department's Office of Foreign Asset Control ("OFAC"), the U.S. Department of State, the United Nations Security Council and/or the European Union, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 ("USA PATRIOT Act").
(b)            None of the Loan Parties or any of their Subsidiaries is, and to their knowledge, no Affiliate or employee or broker or other agent of any Loan Party or any such Subsidiary acting or benefiting in any capacity in connection with the Loans or the Letters of Credit is, any of the following (each such Person, a "Sanctioned Person"):
(i)            a Person or country that is listed in the annex to, or is otherwise subject to the provisions contained in, the Executive Order or the OFAC regulations or that is subject or target of any sanction by OFAC, the U.S. State Department, the European Union, the United Nations Security Council or other relevant sanctions authority;
(ii)            a Person directly or indirectly owned or controlled by, or acting on behalf of, any Person described in this clause (b);

(iii)            a Person with which any Agent, any Issuing Lender or any Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable Anti-Terrorism Law;
(iv)            a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order or other applicable OFAC regulations;
(v)            a Person that is (A) named as a "specially designated national" or "blocked person" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list or (B) similarly designated in any comparable list published by the United Nations or any Governmental Authority of the European Union, the Netherlands, the United Kingdom, Switzerland (the State Secretariat for Economic Affairs and/or the Department of Public International Law) or the French Republic; or
(vi)            a Person located, organized or resident in a country or territory that is, or whose government is, the subject of sanctions including, without limitation, Cuba, Iran, North Korea, Sudan and Syria.
(c)            None of the Loan Parties or any of their Subsidiaries, and to their knowledge, no Affiliate or broker or other agent of any Loan Party or any such Subsidiary acting in any capacity in connection with the Loans or the Letters of Credit, (i) conducts any business or engages in, or has engaged in, making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable Anti-Terrorism Law, or (iii) engages in, has engaged in, or conspires to engage in any transaction, activity or conduct that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, or does or would violate any of the prohibitions set forth in any applicable Anti-Terrorism Law.
(d)            No part of the proceeds of the Loans or the Letters of Credit will be used, directly or, to the knowledge of the Loan Parties, indirectly, for any payments, loans or contributions to or otherwise made available to any Person to fund any activities or business of or with any Sanctioned Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in violation of any applicable Anti-Terrorism Law (including, without limitation, OFAC, regulations of the European Union or the United States Foreign Corrupt Practices Act of 1977, as amended), or that could result in the violation by, or the imposition of sanctions against, any Person (including any Agent, any Issuing Lender or any Lender).
5.25            No Other Ventures.  Except as set forth in Schedule 5.25, none of the Loan Parties or any of their respective Subsidiaries is engaged in any joint venture or partnership with any other Person.
5.26            Remittances.  The Borrower has (i) instructed its Account Debtors in respect of Accounts and each other Person who remits or is to remit payments to the Borrower to remit any and all payments in respect of Accounts or by each such other Person solely to a Controlled Account and (ii) given notice of the Lien of the Collateral Agent.  Except as provided in the last sentence of this Section 5.26, all payments in respect of sales by the Borrower of Eligible Commodities are remitted directly to a Controlled Account.  Each bank which receives any payment made by any Account Debtor in respect of Accounts or by any other Person making any payment to the Borrower has been instructed to transfer all such payments immediately upon receipt.

5.27            Force Majeure.  Neither the business nor the properties of the Loan Parties or any of their respective Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty.
5.28            Certain Indebtedness.  Schedule 8.2 separately identifies all Indebtedness (other than trade payables, the Loans or the Letters of Credit) of the Loan Parties and their respective Subsidiaries, which is either (a) for borrowed money or (b) incurred outside of the ordinary course of business or in a manner not consistent with past practice.
SECTION 6.	CONDITIONS PRECEDENT
6.1            Conditions Precedent.  The amendment and restatement of the Existing Credit Agreement by this Agreement, the agreement of each "Lender" (as defined in the Existing Credit Agreement) to continue outstanding its "Extensions of Credit" (as defined in the Existing Credit Agreement) as Extensions of Credit hereunder, the agreement of each Lender, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, to consider making the initial Loan requested to be made by it and participating in the initial Letter of Credit to be issued by each of the Issuing Lenders and the agreement of each of the Issuing Lenders, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, to consider issuing the initial Letter of Credit to be issued by it, is subject to the satisfaction, immediately prior to or concurrently with such amendment and restatement, the making of such Extension of Credit or such continuation on the Amended and Restated Effective Date, of the following conditions precedent:
(a)            Loan Documents.  The Administrative Agent shall have received:
(i)            this Agreement, executed and delivered by a duly authorized officer of the Borrower with a counterpart or conformed copy for each Lender;
(ii)            the Security Documents, executed and delivered by a duly authorized officer of the Borrower with a counterpart or conformed copy for each Lender;
(iii)            for each Lender requesting the same, a Note of the Borrower conforming to the requirements hereof and executed by a duly authorized officer of the Borrower;
(iv)            for the Swing Line Lender requesting the same, a Note of the Borrower conforming to the requirements hereof and executed by a duly authorized officer of the Borrower;
(v)            for the Daylight Overdraft Lender requesting the same, a Note of the Borrower conforming to the requirements hereof and executed by a duly authorized officer of the Borrower;
(vi)            the Guarantee Agreements, executed and delivered by a duly authorized officer of each Guarantor party thereto, with a counterpart for each Lender;
(vii)            the Subordination Agreement, executed and delivered by a duly authorized officer of the Borrower and Aegean Liberia, with a counterpart for each Lender; and
(viii)            each of the other Loan Documents required by the Administrative Agent, executed and delivered by a duly authorized officer of the applicable Loan Party, with a counterpart or conformed copy for each Lender.

(b)            Secretary's Certificates.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Amended and Restated Effective Date, satisfactory in form and substance to the Administrative Agent, executed by a duly authorized officer of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party.
(c)            Borrowing Base Report.  The Administrative Agent shall have received, with a counterpart for each Lender, a fully completed Borrowing Base Report showing the Borrowing Base as of August 15, 2014, executed by a Responsible Person of the Borrower in his or her capacity as a Responsible Person.
(d)            Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or analogous body) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings and Extensions of Credit contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified on behalf of such Loan Party by a duly authorized officer of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, as of the Amended and Restated Effective Date, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(b), shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.
(e)            Incumbency Certificates.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Amended and Restated Effective Date, as to the incumbency and signature of the officers of such Loan Party or, if applicable, of the general partner or managing member or members of such Loan Party, executing any Loan Document, which certificate shall be satisfactory in form and substance to the Administrative Agent, and shall be executed by a duly authorized officer of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party.
(f)            Organizational Documents.  The Administrative Agent shall have received as to each Loan Party true and complete copies of the Governing Documents of such Loan Party, certified as of the Amended and Restated Effective Date as complete and correct copies thereof by a duly authorized officer of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(b), and shall be in form and substance reasonably satisfactory to the Administrative Agent.
(g)            Good Standing Certificates.  The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Loan Party (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person.
(h)            Consents, Licenses and Approvals.  The Administrative Agent shall have received a certificate of a Responsible Person of the Borrower either (i) attaching copies of all consents, authorizations, licenses and filings referred to in Section 5.4, and stating that such consents, authorizations, licenses and filings are in full force and effect or (ii) stating that no such consents, authorizations, licenses or filings are so required.

(i)            Borrower's Certificate.  The Administrative Agent shall have received a certificate signed by a Responsible Person of the Borrower, stating on behalf of the Borrower that:
(i)            The representations and warranties contained in Section 5 are true and correct in all material respects on and as of such date, as though made on and as of such date;
(ii)            No Default or Event of Default exists;
(iii)            There has not occurred since December 31, 2013, an event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and
(iv)            The Borrower is in compliance with the Maximum Position Limits as of the most recent Business Day prior to the Amended and Restated Effective Date.
(j)            Fees.  Each Agent, the Lead Arranger and the Bookrunner and the Lenders shall have received the fees (including reasonable fees, disbursements and other charges of counsel to each Agent, the Lead Arranger and the Bookrunner) to be received on the Amended and Restated Effective Date referred to herein and in the Fee Letter and the Fronting Fee Letter.
(k)            Legal Opinions.  The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinions of:
(i)            Seward & Kissel LLP, special New York and Delaware counsel to the Borrower, in form and substance satisfactory to the Administrative Agent.  Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent and the Lenders may reasonably require;
(ii)            Seward & Kissel LLP, special Marshall Islands counsel to the Parent, in form and substance satisfactory to the Administrative Agent.  Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent and the Lenders may reasonably require;
(iii)            Seward & Kissel LLP, special Liberian counsel to Aegean Liberia, in form and substance satisfactory to the Administrative Agent.  Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent and the Lenders may reasonably require;
(iv)            Bernard LLP, special Canadian counsel to the Borrower, in form and substance satisfactory to the Administrative Agent.  Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent and the Lenders may reasonably require; and
(v)            Koan Legal Strategies, special Belgian counsel to Aegean Belgium, in form and substance satisfactory to the Administrative Agent.  Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent and the Lenders may reasonably require.
(l)            Control.  The Administrative Agent shall have received (i) duly executed Account Control Agreements with respect to each of the Borrower's Deposit Accounts (including, without limitation, with Wells Fargo Bank, National Association) in form and substance satisfactory to the Administrative Agent, (ii) duly executed Account Control Agreements with respect to each of the

Borrower's Commodity Accounts (including, without limitation, with Newedge USA , LLC) in form and substance satisfactory to the Administrative Agent, and (iii) duly executed Notification and Agreements with respect to each warehouse and terminal in which the Borrower's inventory is stored (including, without limitation, Buckeye Bayonne Terminal LLC, Buckeye Pennsauken Terminal LLC and Buckeye Terminals, LLC) in form and substance satisfactory to the Administrative Agent, which in each case is necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents.
(m)            Lien Searches; Termination Statements.  The Administrative Agent shall have received
(i)            the results of a recent search by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, and all judgment, litigation, and federal and state tax Lien searches in the jurisdictions specified by the Administrative Agent, and the results of such search shall be reasonably satisfactory to the Administrative Agent and the Lenders; and
(ii)            duly filed termination statements or other customary releases of Liens disclosed by such searches which are not permitted under Section 8.3.
(n)            Actions to Perfect Liens.  All filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC‑1 in the appropriate jurisdictions in the United States and PPSA financing statements in the appropriate provinces in Canada, necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.
(o)            Position Report.  The Administrative Agent and the Lenders shall have received from the Borrower a completed Position Report, certified by a Responsible Person of the Borrower as of the Amended and Restated Effective Date.
(p)            Financial Statements.  The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 5.1.
(q)            Insurance.  The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 hereof and Section 3(g) of the Security Agreement shall have been satisfied.
(r)            Due Diligence.                                        The Administrative Agent and its counsel and the Lenders shall be satisfied (in their sole discretion) with the results of their due diligence review of the Loan Parties including, without limitation, a review of the Borrower's and its Subsidiaries' assets, liabilities, Contractual Obligations, insurance, Risk Management Practices, financial statements and environmental matters.
(s)            Perfection Certificate.  The Administrative Agent shall have received from the Borrower a completed Perfection Certificate in the form attached to the Security Agreement, executed by a Responsible Person of the Borrower, in form and substance satisfactory to the Administrative Agent.
(t)            Request to Honor Oral and Telefax Instructions.  The Administrative Agent shall have received from the Borrower a completed request to honor oral and telefax instructions,

executed by a Responsible Person of the Borrower, in form and substance satisfactory to the Administrative Agent.
(u)            Risk Management Practices.  There shall have been delivered to the Administrative Agent copies of the Risk Management Practices as in effect on the Amended and Restated Effective Date, certified as true and complete by a Responsible Person of the Borrower, and in form and substance satisfactory to the Lenders in their sole discretion and to the Borrower.
(v)            Know Your Customer.  The Administrative Agent and the Lenders shall have received, sufficiently in advance of the Amended and Restated Effective Date, all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(w)            Capital Structure and Equity.  The Administrative Agent and the Lenders shall be satisfied (in their sole discretion) (i) with the corporate or other organizational and capital structure of the Loan Parties, and (ii) that the sum of Consolidated Tangible Net Worth plus Subordinated Indebtedness is greater than or equal to $25,000,000.
(x)            Material Adverse Change.  There has been no change in the facts or information regarding any Loan Party or any of their respective Subsidiaries that was represented to the Administrative Agent and the Lenders by the Loan Parties (including, without limitation, the factual information, reports and other papers and data referred to in Section 5.17) that could reasonably be expected to be materially adverse to the Administrative Agent and the Lenders.
(y)            Global Facility Agreement Consent Letter.  The Administrative Agent shall have received from the Borrower a copy of the existing Consent Letter dated July 2, 2014 among the Parent, Aegean Liberia, Aegean Belgium, Aegean Petroleum International Inc. and ABN AMRO Bank N.V. as Facility Agent and Security Agent, together with a legal opinion from the Law Office of B. Koumbiadou (special Greek counsel to Borrower) stating that the execution and delivery of the Credit Agreement, the Security Agreement and each of the Guarantees by the applicable Loan Parties do not, and will not, constitute a Default or Event of Default under the Global Facility Agreement.
(z)            Post-Closing Agreement.  The Administrative Agent shall have received from the Borrower the Post-Closing Agreement, duly executed by a Responsible Person of the Borrower, in form and substance satisfactory to the Administrative Agent.
(aa)            Additional Matters.  All corporate, limited liability company or partnership (as applicable) and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.
6.2            Conditions to Each Credit Extension.  The agreement of each Lender, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, to consider making any Loan requested to be made by it on any date (including, without limitation, its initial Loan, if any) and the agreement of each Issuing Lender to issue or provide any Letter of Credit (including, without limitation, the initial Letters of Credit, if any) is subject to the satisfaction of the following conditions precedent:
(a)            Borrowing Notice, etc.  The Administrative Agent shall have received a Borrowing Notice pursuant to Section 2.4 or Letter of Credit Request pursuant to Section 3.2, except in the case of a Daylight Overdraft Loan, the Daylight Overdraft Lender shall have received a request pursuant to Section 2.4(b).
(b)            Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct immediately prior to and after giving effect to the Credit Extension requested to be made on such date as if such representation and warranty was made on and as of such date, except to the extent any such representation and warranty relates solely to a specified prior date, in which case such representation and warranty shall be true and correct as of such specified date.
(c)            No Default.  No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the Credit Extensions requested to be made on such date.
(d)            Borrowing Base Report.  The Administrative Agent and the Lenders shall have timely received a Borrowing Base Report for the most recent period for which such Borrowing Base Report is required to be delivered in accordance with Section 7.2(b) and no prepayment under Section 4.7 shall then or thereafter be required (after giving effect to the proposed Loan or Letter of Credit) based on such report.
(e)            Reports.  The Administrative Agent and the Lenders shall have received (i) a Marked-to-Market Report for the most recent period for which such Marked-to-Market Report is required to be delivered in accordance with Section 7.2(d) and (ii) a Position Report for the most recent period for which such Position Report is required to be delivered in accordance with Section 7.2(g) and (iii) any other report which is required to be delivered under Section 7.2.
(f)            Credit Availability.  After giving effect to such Credit Extension requested to be made on such date, (i) the Total Extensions of Credit shall not exceed the Borrowing Base as of such date, (ii) the Total Extensions of Credit shall not exceed the Elected Line Amount as of such date, (iii) following a Conversion to Approving Lenders Funding Date, no Approving Lender's Extensions of Credit shall exceed such Approving Lender's Maximum Credit Limit, (iv) the aggregate outstanding principal amount of Swing Line Loans shall not exceed the Swing Line Cap, (v) the aggregate outstanding principal amount of Daylight Overdraft Loans shall not exceed the Daylight Overdraft Cap, and (vi) the aggregate face amount of outstanding Letters of Credit and Reimbursement Obligations with respect to Letters of Credit shall not exceed the Letter of Credit Sublimit.
(g)            No Legal Bar.  There shall not be any order, judgment or decree of any Governmental Authority or arbitrator that by its terms purports to enjoin or restrain any Lender from making any Loan or issuing or participating in any Letter of Credit, or any Requirement of Law applicable to such Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Lender that prohibits, or requests that such Lender refrain from, making such Loan or issuing or participating in any Letter of Credit.
Each borrowing of a Loan by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 6.2 have been satisfied.
SECTION 7.	AFFIRMATIVE COVENANTS
The Borrower hereby agrees that so long as any Maximum Credit Limit remains in effect, any Letter of Credit remains outstanding or any amount is owing to any Lender or any Agent hereunder or under any other Loan Document, the Borrower shall, and shall cause each other Loan Party and their respective Subsidiaries to:
7.1            Financial Statements.  Furnish to the Administrative Agent (for distribution to the other Agents and each Lender):
(a)                 (i)            as soon as available, but in any event within 120 days after the end of each Fiscal Year of the Parent, a copy of the audited consolidated financial reports of the Parent and its consolidated Subsidiaries, as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, and in the case of such consolidated financial statements, certified without qualification or exception by Deloitte Touche Tohmatsu Limited or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, and in the case of consolidating statements, certified by a Responsible Person of the Parent in his or her capacity as a Responsible Person, as fairly presenting the Parent's and its consolidated Subsidiaries' financial condition, results of operations and cash flows in accordance with GAAP; and
(ii)            as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated and consolidating financial reports of the Borrower and its consolidated Subsidiaries, as at the end of such year and the related consolidated and consolidating statements of income and retained earnings for such year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Person of the in his or her capacity as a Responsible Person, as fairly presenting the Borrower's and its consolidated financial condition, results of operations in accordance with GAAP; and
(b)            as soon as available, but in any event not later than 30 days after the end of each fiscal month of the Borrower, a copy of the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal month and the related unaudited consolidated statements of income and retained earnings for such fiscal month and the portion of the Fiscal Year through the end of such fiscal month, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified by a Responsible Person of the Borrower, in his or her capacity as a Responsible Person, as fairly presenting the Borrower's and such Subsidiaries' financial condition, results of operations and cash flows in accordance with GAAP.
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
7.2            Certificates; Other Information.  Furnish to the Administrative Agent for distribution to the Lenders:
(a)            concurrently with the delivery of the financial statements referred to in Section 7.1(a), (i) a certificate of the independent certified public accountants reporting on such financial statements stating in substance that in connection with their audit nothing came to their attention that caused them to believe the Borrower failed to comply with the terms, covenants, provisions or conditions of Section 8.1(a) insofar as it relates to financial and accounting matters, except as specified in such certificate, and (ii) a certificate of the independent certified public accountants reporting on such financial statements stating in substance that in connection with their audit nothing came to their attention that caused them to believe the Parent failed to comply with the terms, covenants, provisions or conditions of

Section 8.1(b) insofar as it relates to financial and accounting matters, except as specified in such certificate;
(b)            concurrently with each delivery of the financial statements referred to in Section 7.1(a) and (b), a certificate of a Responsible Person of the Borrower substantially in the form of Exhibit I (such a certificate, a "Compliance Certificate") (i) stating that to the best of such Person's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements and satisfied every condition contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Person has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate, (ii) showing in detail the calculations supporting such Person's certification of the compliance with the requirements of Section 8.1, (iii) certifying to such Person's knowledge that the Borrower and its Subsidiaries have paid (A) all insurance premiums covering the Collateral due and payable during such period, and (B) subject to Section 7.12, taxes due and payable during such period (including sales, excise or similar taxes payable with respect to any sale giving rise to any Account Receivable);
(c)            on or before the fifth (5th) Business Day following the close of business on the 15th day of each month and the final day of each month, a Borrowing Base Report and supporting schedules in substantially the form of Exhibit E hereto for the Borrower, in each case, dated as of the 15th day of such month or the final day of such month, as applicable and certified as true and complete by a Responsible Person of the Borrower;
(d)            concurrently with the delivery of the financial statements referred to in Section 7.1(b), the Marked-to-Market Report for the Borrower, in form reasonably acceptable to the Administrative Agent certified by the Borrower;
(e)            during the first Fiscal Quarter of each Fiscal Year, a report of a reputable insurance broker with respect to the insurance maintained by or on behalf of the Borrower and its Subsidiaries in accordance with Section 7.5 of this Agreement;
(f)            promptly, upon receipt thereof, copies of all "management letters" submitted to the Borrower or the Parent by the independent public accountants referred to in Section 7.1(a) above;
(g)            on or before the fifth (5th) Business Day following the close of business on the final day of each month, a Position Report, substantially in the form of Exhibit K, for the Borrower, by commodity, location and time, which shall set forth in reasonable detail the information necessary to calculate compliance with the Maximum Position Limits;
(h)            promptly, such additional financial and other information regarding the Loan Parties and their respective Subsidiaries as any Lender may from time to time reasonably request.
7.3            Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books.
7.4            Conduct of Business; Maintenance of Existence and Compliance with Law.  (a) Continue to engage in business of the same general type as now conducted by it or as described in Section 8.14 and preserve, renew and keep in full force and effect its corporate, partnership or limited liability company (as applicable) existence and use reasonable efforts to (i) preserve its business and the goodwill and business of the customers, suppliers and others having business relations with the Loan Parties or any of their respective Subsidiaries and (ii) keep available the services and goodwill of such of its present employees as are, in the reasonable opinion of the Loan Parties or any of their respective Subsidiaries, as applicable, necessary or desirable for the conduct of its business as it is currently conducted, except, with respect to any Guarantor, to the extent permitted under the Global Facility Agreement; (b) preserve all registered Intellectual Property with respect to its business; (c) preserve all other rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 8.4; (d) perform and observe, in all material respects, all the terms, covenants and conditions required to be performed and observed by it under its Contractual Obligations and do all things necessary to preserve and keep unimpaired its rights under such Contractual Obligations; and (e) comply with all Requirements of Law, except, with respect to any Guarantor, to the extent permitted under the Global Facility Agreement.
7.5            Maintenance of Property; Insurance.  (a) Keep all property useful or necessary in its business in good working order and condition (ordinary wear and tear excepted); (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, and in any event on terms and conditions not less favorable than those in effect on the Amended and Restated Effective Date, all of which insurance shall name the Collateral Agent for the ratable benefit of the Secured Parties as lender loss payee and additional insured, in the case of property or casualty insurance, and as an additional insured, in the case of liability insurance, as its interests may appear; (c) furnish to the Administrative Agent, upon request, full information as to the insurance carried, a copy of the underlying policy, the related cover note and all addendums thereto; and (d) promptly pay all insurance premiums covering the Collateral.
7.6            Inspection of Property; Books and Records; Discussions.  At the sole expense of the Borrower:  (a) keep proper books of records and accounts in which complete and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent and the Lenders (i) to visit and inspect any of its properties, and examine and make abstracts from any of its books and records upon reasonable notice, twice per calendar year, or more often in Administrative Agent's or Required Lenders' sole discretion during normal business hours; provided, that, during the continuance of an Event of Default, such visits and inspections may occur at any time, and provided, further that, unless an Event of Default shall have occurred and be continuing, the Borrower shall be obligated to pay the reasonable cost and expense of no more than two (2) such inspections and reviews in any one year period commencing with the Amended and Restated Effective Date and (ii) to discuss the business, operations, properties and financial and other condition of the Loan Parties or any of their respective Subsidiaries with officers and employees of the Loan Parties or any of their respective Subsidiaries and with their respective independent certified public accountants, at any time deemed necessary by the Administrative Agent or the Required Lenders but with reasonable notice (which need not exceed one Business Day). The Borrower authorizes the Administrative Agent to share the information obtained by the Administrative Agent pursuant to this Section 7.6 with any Lender upon the request of such Lender.
7.7            Notices.  Promptly give written notice to the Administrative Agent for delivery to each Lender of:
(a)            the occurrence of any Default or Event of Default;

(b)            any (i) default or event of default under any Contractual Obligation of the Loan Parties or any of their respective Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Loan Parties or any of their respective Subsidiaries and any Governmental Authority;
(c)            any litigation or proceeding affecting any Loan Party or any of their respective Subsidiaries in which the amount involved is $100,000 or more or in which injunctive or similar relief is sought;
(d)            the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan when due, the creation of any Lien on the assets of any Loan Party in favor of a Plan or the PBGC in connection with any Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, in each case which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, in each case which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (iii) any asset of the Borrower constitutes "plan assets" for purposes of Section 406 of ERISA and/or Section 4975 of the Code, or for purposes of any other applicable statute, regulation or other rule which is materially similar to Section 406 of ERISA or Section 4975 of the Code;
(e)            any time at which (i) the Total Extensions of Credit exceeds the Borrowing Base, (ii) the Total Extensions of Credit exceeds the then current Elected Line Amount, (iii) the aggregate principal amount of Daylight Overdraft Loans exceeds the Daylight Overdraft Cap, (iv) the aggregate principal amount of outstanding Swing Line Loans exceeds the Swing Line Cap, or (v) the aggregate face amount of outstanding Letters of Credit and Reimbursement Obligations relating to Letters of Credit exceeds the Letters of Credit Sublimit;
(f)            promptly upon the occurrence of any violation by the Borrower of the Maximum Position Limits, telephonic notice thereof to the Administrative Agent followed by a notice in writing the same Business Day, outlining actions taken or to be taken to remedy the violation; and
(g)            any development or event which could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Person setting forth details of the occurrence referred to therein and stating what action the Borrower, the relevant Loan Party or their respective Subsidiaries propose to take with respect thereto, and the Borrower shall answer any and all questions of the Administrative Agent or the Required Lenders regarding same.
7.8            Environmental Laws.
(a)            Comply with, and ensure compliance by all tenants and subtenants (if any) with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b)            Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established and maintained on the books and records of the applicable Loan Party and the applicable Subsidiary in accordance with GAAP.
(c)            Handle, transport and dispose of, and cause all subtenants to handle, transport and dispose of, all Materials of Environmental Concern in compliance with all applicable Environmental Laws.
7.9            Periodic Audit of Borrowing Base.  Permit the Administrative Agent, its representatives or any other designee of the Administrative Agent to perform, or to have an independent inspector perform, at the cost and expense of the Borrower, (a) a collateral and risk management practices review for the Borrower and (b) periodic due diligence inspections, tests and reviews of all of the assets of the Borrower that comprise Collateral, each asset category set forth in the definition of Borrowing Base, the Borrower's other reporting under this Agreement and the Borrower's compliance with the Risk Management Practices, twice per calendar year, or more often in Administrative Agent's or Required Lenders' sole discretion during business hours, the results of which shall be satisfactory to the Required Lenders, provided that unless an Event of Default shall have occurred and be continuing, the Borrower shall be obligated to pay the reasonable cost and expense of no more than two (2) such inspections, tests and reviews in any one year period commencing with the Amended and Restated Effective Date.  The Administrative Agent will provide copies of final reports prepared by independent inspectors to each Lender promptly following receipt by the Administrative Agent thereof.
7.10            Maximum Position Limits; Risk Management.  Comply with the Maximum Position Limits and the Risk Management Practices, in each case, as in effect on the Amended and Restated Effective Date.  The Borrower shall provide at least five Business Days' prior written notice to the Administrative Agent of any proposed material change to the Risk Management Practices.  Any change (whether material or immaterial) to the Risk Management Practices that relates to the Maximum Position Limits (unless corresponding to a decrease) must be approved in advance by the Administrative Agent and the Required Lenders.
7.11            Notification of Account Debtors.  Pursuant to and in accordance with Section 5(f) of the Security Agreement, notify each Account Debtor of the Perfected First Lien of the Collateral Agent, and instruct each Account Debtor of an Account Receivable to make all payments to the Borrower in respect of such Account Receivable to a Controlled Account, without offset, defense or counterclaim of any kind, nature or description whatsoever.
7.12            Taxes.  Timely file or cause to be filed all income, franchise and other Tax returns required to be filed by any Loan Party and each of their respective Subsidiaries and shall timely pay all income, franchise and other Taxes due and payable (other than any Taxes the amount or validity of which are being contested in good faith by appropriate proceedings, with respect to which reserves in conformity with GAAP have been provided on the books of the Loan Parties and their respective Subsidiaries, as applicable, and where non-payment could not reasonably be expected to have a Material Adverse Effect).
7.13            Additional Collateral.  With respect to any property of the Borrower as to which the Collateral Agent for the ratable benefit of the Secured Parties does not have a Perfected First Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Collateral Agent for the ratable benefit of the Secured Parties a Perfected First Lien in such property and (ii) take all actions necessary or reasonably advisable to grant to the Collateral Agent for the ratable benefit of the Secured Parties a Perfected First Lien in such property, including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by Law or as may be requested by the Administrative Agent.
7.14            Stored Eligible Commodities.  Store all Eligible Commodities in an Approved Inventory Location so long as whenever applicable, as determined by the Administrative Agent or the Required Lenders in its or their sole discretion, (i) such Eligible Commodities are covered by an appropriate insurance policy that names the Collateral Agent for the ratable benefit of the Secured Parties as additional insured and loss payee as their interests may appear, (ii) the Administrative Agent shall have received such amendments to the Security Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant the Collateral Agent for the ratable benefit of the Secured Parties a Perfected First Lien in such Eligible Commodities and (iii) the Borrower shall take all actions necessary or advisable to grant to the Collateral Agent for the ratable benefit of the Secured Parties a Perfected First Lien in such property, including, without limitation, the filing of UCC financing statements in such jurisdiction as may be required by the Security Agreement or by Law or as may be requested by the Administrative Agent.
7.15            Use of Proceeds.  The Borrower shall use the entire amount of the Loan proceeds and the Letters of Credit for the purposes set forth in Section 5.21.
7.16            Anti-Terrorism Laws.  The Borrower covenants that it will, and will cause its Subsidiaries to (i) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, any Person that is an Affiliate of the Borrower, including its Subsidiaries, and their respective directors, officers, employees and, to the extent commercially reasonable, its agents with applicable Anti-Terrorism Laws and (ii) ensure at all times the truth and accuracy of the representations and warranties, and adherence to, the covenants, set forth in Section 5.24.
SECTION 8.	NEGATIVE COVENANTS
The Borrower hereby agrees that, so long as any Maximum Credit Limit remains in effect, any Letter of Credit remains outstanding or any amount is owing to any Lender or any Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of the Loan Parties and their respective Subsidiaries to, directly or indirectly:
8.1            Financial Condition Covenants.
(a)            With respect to the Borrower, the Borrower shall not:
(i)            Minimum Consolidated Tangible Net Worth.  Permit, at any time, Consolidated Tangible Net Worth plus Subordinated Indebtedness to be less than the amount set forth below that corresponds with the then current Elected Line Amount as set forth below:
Elected Line Amount	Minimum Consolidated Tangible Net Worth
US$150,000,000	US$15,000,000
Greater than US$150,000,000 and less than or equal to US$175,000,000	US$17,500,000

Elected Line Amount	Minimum Consolidated Tangible Net Worth
Greater than US$175,000,000 and less than or equal to US$200,000,000	US$20,000,000
Greater than US$200,000,000 and less than or equal to US$225,000,000	US$22,500,000
Greater than US$225,000,000 and less than or equal to US$250,000,000	US$25,000,000
Greater than US$250,000,000 and less than or equal to US$300,000,000	US$30,000,000
(ii)            Minimum Consolidated Net Working Capital.  Permit, at any time, Consolidated Net Working Capital to be less than the amount set forth below that corresponds with the then current Elected Line Amount as set forth below:
Elected Line Amount	Minimum Consolidated Net Working Capital
US$150,000,000	US$15,000,000
Greater than US$150,000,000 and less than or equal to US$175,000,000	US$17,500,000
Greater than US$175,000,000 and less than or equal to US$200,000,000	US$20,000,000
Greater than US$200,000,000 and less than or equal to US$225,000,000	US$22,500,000
Greater than US$225,000,000 and less than or equal to US$250,000,000	US$25,000,000
Greater than US$250,000,000 and less than or equal to US$300,000,000	US$30,000,000

(iii)              Maximum Consolidated Leverage Ratio.  Permit, at any time, the Consolidated Leverage Ratio to exceed 9.0 to 1.0.
(b)            With respect to the Parent, the Parent shall not:
(i)            Minimum Group Consolidated Tangible Net Worth.  Permit, at any time, the Group Consolidated Tangible Net Worth to be less than $410,000,000.
(ii)            Minimum Group Consolidated Net Working Capital.  Permit, at any time, the Group Consolidated Net Working Capital to be less than $125,000,000.

(iii)            Minimum Group Consolidated Current Ratio.  Permit, at any time, the Group Consolidated Current Ratio to be less than 1.15 to 1.0.
(iv)            Minimum Group Consolidated Interest Coverage Ratio.  Permit, at any time, the Group Consolidated Interest Coverage Ratio to be less than 1.90 to 1.0.
8.2            Limitation on Indebtedness and Guarantee Obligations.  Create, incur, assume or suffer to exist any Indebtedness or Guarantee Obligations, or permit any preferred stock or preferred membership interest to be issued or outstanding, except:
(a)            Indebtedness of such Loan Party under the Loan Documents;
(b)            Subordinated Indebtedness;
(c)            Indebtedness outstanding on the date hereof and listed on Schedule 8.2, or any refinancings, refundings, renewals or extensions thereof (such refinanced, refunded, renewed or extended Indebtedness, "Permitted Refinancing Indebtedness"); provided that, (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension, (ii) such refinancing, refunding, renewal or extended Indebtedness shall (A) not have a final maturity prior to the final maturity date of the Indebtedness being refinanced, refunded, renewed or extended and (B) have an average life to maturity equal to or greater than such Indebtedness, (iii) the terms of such refinancing, refunding, renewal or extension shall not be more restrictive than the terms of such Indebtedness, (iv) any guarantee entered into in connection with such refinancing, refunding, renewal or extension that is not a refinancing of an existing guarantee of such Indebtedness shall not be permitted under this Section 8.2(c) and (v) if the Indebtedness being refinanced is subordinated, such Permitted Refinancing Indebtedness shall be subordinated to at least the same extent, and on terms at least as favorable to the Lenders, as the Indebtedness being refinanced;
(d)            Guarantee Obligations in existence on the date hereof and listed on Schedule 8.2 or any refinancings, renewals or extensions thereof which do not result in an increase thereof;
(e)            Indebtedness under Commodity OTC Agreements and Financial OTC Agreements entered into in compliance with the Risk Management Practices; and
(f)            with respect to any Guarantor, Indebtedness and Guarantee Obligations to the extent permitted under the terms of the Global Facility Agreement.
Notwithstanding the foregoing, any Indebtedness of the Borrower to any other Subsidiary or Affiliate shall not be permitted under any subparagraph of this Section 8.2 unless such Indebtedness is subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Required Lenders.

8.3            Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
(a)            Liens (other than Liens arising under any Environmental Law) for taxes, assessments or governmental charges or levies not yet due and payable, provided that (i) none of the Loan Parties or any of their respective Subsidiaries are in default in respect of any payment obligation with respect thereto unless such Person is in good faith and by appropriate proceedings diligently contesting such obligation and adequate reserves with respect thereto are maintained on the books of such Person and (ii) the consequences of all such defaults, taken as a whole, could not reasonably be expected to have a Material Adverse Effect;
(b)            carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings for which adequate reserves are maintained on its books and records in accordance with GAAP;
(c)            pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;
(d)            deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)            Permitted Borrowing Base Liens;
(f)            Permitted Financial Management Liens and Liens on Commodities Accounts in favor of Eligible Commodity Brokers permitted under the applicable Account Control Agreement;
(g)            easements, rights-of-way, restrictions and other similar title exceptions and encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, secure obligations that do not constitute Indebtedness, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Loan Parties and their respective Subsidiaries;
(h)            Liens created pursuant to the Security Documents;
(i)            First Purchaser Liens;
(j)            Liens in existence on the Amended and Restated Effective Date that are listed, and the property subject thereto described, on Schedule 8.3(j);
(k)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 9(h);
(l)            Liens on cash deposited as collateral by the Borrower to secure the performance of Indebtedness permitted pursuant to Section 8.2(e), in an amount not to exceed that which is required by the contract with the applicable counterparty (or counterparties) thereto; and
(m)            Liens on the assets of any Guarantor (other than any Capital Stock of the Borrower owned by such Guarantor), to the extent permitted under the Global Facility Agreement.
8.4            Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of the property, business or assets of any Loan Party or any of their respective Subsidiaries, without the prior written consent of each Lender, except, with respect to any Guarantor, to the extent permitted under the Global Facility Agreement.

8.5            Limitation on Distributions.  Declare or pay any dividend or make any other payment or distribution (by reduction of capital or otherwise) to any direct or indirect owner of the Capital Stock of any Loan Party or any Subsidiary of any Loan Party, whether in cash, property, securities, obligations of the Loan Parties or any Subsidiary of any Loan Party or a combination thereof, with respect to any of such Loan Party's or any Subsidiary's Capital Stock, or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of such Loan Party's or any Subsidiary's Capital Stock or set aside any amount for any such purpose, or enter into any derivative or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a "Derivatives Counterparty") obligating any Loan Party or any Subsidiary of any Loan Party to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock, provided, however, that the Borrower at any time may declare or make any such dividend payment or other distribution otherwise prohibited pursuant to this Section 8.5 if, as of the date of any such payment (i) no Default or Event of Default shall have occurred and be continuing or result from the making of such payment, (ii) the Lenders shall not have (A) declared the Obligations to be due and payable or (B) demanded payment of the Loans and Reimbursement Obligations or Cash Collateral for the L/C Obligations, (iii) the Borrower shall have given the Administrative Agent and each Lender reasonable prior notice of such payment or distribution, and (iv) the Borrower shall have delivered to the Administrative Agent (A) a certificate of a Responsible Person, in form and substance satisfactory to the Administrative Agent, representing and warranting (x) compliance with the terms and conditions of Section 8.1, both before and immediately after giving effect to any such payment, and providing detailed calculations of the financial covenants contained therein and (y) that, both before and immediately after giving effect to any such payment, Consolidated Tangible Net Worth plus Subordinated Indebtedness is equal to or greater than 15% of the then current Elected Line Amount, and providing detailed pro-forma calculations showing compliance with this Section 8.5(iv)(A)(y), and (B) a Compliance Certificate showing pro-forma compliance with the terms of this Agreement before and immediately after giving effect to any such payment; provided, further that, such limitation shall not apply to:
(a)            dividends payable by any Subsidiary to the Borrower or any other Subsidiary of the Borrower that is its direct parent;
(b)            dividends payable solely in the Capital Stock of a Loan Party or a Subsidiary;
(c)            dividends and the making of distributions by any Guarantor, to the extent permitted under the Global Facility Agreement; and
(d)            so long as (i) no Event of Default shall have occurred and be continuing or would exist after giving effect thereto and (ii) the Lenders shall not have (A) declared the Obligations to be due and payable or (B) demanded payment of the Loans and Reimbursement Obligations or Cash Collateral for the L/C Obligations, Permitted Tax Distributions.
8.6            Limitation on Sale of Assets.  Dispose of, whether in one transaction or in a series of transactions, any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:
(a)            the Disposition of obsolete or worn out property in the ordinary course of business;
(b)            the sale of Eligible Commodities and other inventory in the ordinary course of business; and

(c)            with respect to any Guarantor, to the extent permitted under the Global Facility Agreement.
8.7            Limitation on Capital Expenditures.  Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure, if after giving effect to such commitment or expenditure, (a) a Default or Event of Default would exist under this Agreement, or (b) the aggregate of such expenditures or commitments in any one fiscal year would exceed $500,000;
8.8            Limitation on Investments.  Make any Investment in any Person, except:
(a)            Investments in Cash Equivalents;
(b)            Investments by any Loan Party or any of their respective Subsidiaries in any other Loan Party;
(c)            Investments consisting of cash and Cash Equivalents posted as collateral to satisfy margin requirements with counterparties of Commodity Contracts of the Borrower and its Subsidiaries;
(d)            Investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(e)            with respect to any Guarantor, Investments by such Guarantor, to the extent permitted under the Global Facility Agreement; and
(f)            Investments in existence on the Amended and Restated Effective Date and listed on Schedule 8.8, together with any renewals and extensions thereof so long as the principal amount of such renewal or extension does not exceed the original principal amount of such Investment.
8.9            Limitation on Optional Payments and Modifications of Subordinated Debt Instruments.  (a) Make any optional payment or prepayment on or redemption or purchase of any Subordinated Indebtedness, other than with the proceeds of Permitted Refinancing Indebtedness; (b) except as provided in clause (c) of this Section 8.9, amend, modify or change or consent or agree to any material amendment, modification or change to any of the terms of, rescind, terminate or waive any of terms of any such Subordinated Indebtedness (other than any such amendment, modification or change, which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon or that would relax or waive any covenant therein) that could reasonably be expected to be adverse to the interests of the Lenders without the consent of the Required Lenders, such consent not to be unreasonably withheld or delayed; or (c) amend the subordination or related provisions of any Subordinated Indebtedness, without the consent of the Required Lenders.
8.10            Limitation on Transactions with Affiliates.  Engage or enter into any transaction or arrangement, including, without limitation, any purchase, sale, transfer, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b)  upon fair and reasonable terms no less favorable to the applicable Loan Party than it would obtain in a substantially comparable arm's length transaction with a Person which is not an Affiliate, provided that this clause shall not permit the purchase of inventory by the Borrower from any Affiliate, unless any Lien on such inventory held by any creditor of such Affiliate shall be released prior to or simultaneously with such sale; (c) between any Guarantor and any other member of the Group (other than the Borrower and its Subsidiaries), to the extent permitted under the Global Facility Agreement and (d) transactions described on Schedule 8.10.
8.11            Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person providing for (i) the leasing by any Loan Party of real or personal property which has been or is to be either sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party or (ii) the purchase or transfer of any real or personal property from any Person to such Loan Party which has been leased by such Loan Party to such Person, except for any transactions set forth on Schedule 8.11.
8.12            Limitation on Accounting Changes.  Make any significant change in its accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year without providing the Administrative Agent with at least ten days' prior written notice of such change.  At the end of any calendar quarter during which any such change has occurred, the Loan Party or the Subsidiary, as applicable, shall prepare and deliver to the Administrative Agent an explanatory statement, in form and substance reasonably satisfactory to the Administrative Agent, reconciling the previous treatment or practice with the new treatment or practice.
8.13            Limitation on Negative Pledge Clauses.  Enter into with any Person any agreement which effectively prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon or otherwise transfer any interest in any of its property, assets or revenues as Collateral, whether now owned or hereafter acquired, other than:
(a)            this Agreement;
(b)            the Loan Documents;
(c)            leases containing restrictions on assignment entered into in the ordinary course of business;
(d)            licensing agreements or management agreements with customary provisions restricting assignment, entered into in the ordinary course of business;
(e)            agreements entered into in the ordinary course of business with commodity storage, transportation and/or processing facilities that prohibit Liens on the commodities that are the subject thereof and which shall not be included in the Borrowing Base; and
(f)            agreements with respect to assets not included in the Borrowing Base, the aggregate value of such assets at any one time outstanding not to exceed $1,000,000.
8.14            Limitation on Lines of Business.  Enter into any business except for those lines of business in which the Loan Parties and their respective Subsidiaries are engaged on the date of this Agreement, engage in the trading or marketing of any product that is not an Eligible Commodity or make any changes in any of their business objectives, purposes or operations.
8.15            Limitation on Amendments to Governing Documents.  Amend its Governing Documents, in any manner that could reasonably be expected to be materially adverse to the interests of the Lenders and the Agents, without the prior written consent of the Required Lenders, which shall not be unreasonably withheld, except, with respect to any Guarantor, in connection with any transaction permitted under the Global Facility Agreement.
8.16            Limitation on Speculative Transactions, Certain Futures, etc.  (a) Purchase or sell Futures Contracts or options on Futures Contracts except purchases or sales by the Borrower of energy Futures Contracts or options on energy Futures Contracts on the NYMEX or ICE or any commodity exchange acceptable to the Administrative Agent in its sole discretion in compliance with the Maximum Position Limits and for the sole purpose of hedging its Eligible Inventory or any risk exposure in connection with a Commodity Contract; (b) engage in (i) any speculative transaction in respect of Eligible Commodities which would at any time cause the Borrower to exceed the Maximum Position Limits or (ii) any other speculative transaction which is not directly related to the Borrower's usual Eligible Commodities trading and marketing activities or has or may result in a Material Adverse Effect, or (c) obtain any credit from any futures broker except with the prior written approval of the Administrative Agent.
8.17            Limitation on Cancellation of Indebtedness.  Cancel any claim or Indebtedness owed to it except for adequate consideration.
8.18            Limitation on Capital Stock and New Subsidiaries.  (a) Issue, agree to issue, or permit to be transferred to any Person any shares of such Person's Capital Stock which issuance or transfer results in a Change of Control or (b) incorporate or otherwise organize any new Subsidiary which was not in existence on the date hereof, unless (i) such new Subsidiary becomes a Guarantor and (ii) prior to such incorporation or organization, the Borrower, the Agents and the Required Lenders shall have entered into amendments to this Agreement and the Loan Documents satisfactory to them in their sole discretion.
8.19            Limitation on Capital Structure.  Make any changes in its capital structure (including, without limitation, in the terms of its outstanding Capital Stock).
8.20            Limitation on Modifications to Contractual Obligations.  Amend, modify, rescind, terminate or waive any of its rights under, or permit any breach or event of default to exist and continue under, any of their respective Contractual Obligations, except in the ordinary course of business or where such action could not reasonably be expected to have a Material Adverse Effect.
8.21            Risk Management Practices.  Amend, waive or modify the Risk Management Practices in any material manner.
SECTION 9.	EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)            (i) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms thereof or hereof, including, without limitation, such amounts as may come due as a result of a demand made by the Lenders; or (ii) the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under the other Loan Documents, including, without limitation, prepayments and depositing the Cash Collateral required pursuant to Section 4.7, after such interest or other amount becomes due and payable in accordance with the terms thereof or hereof, including, without limitation, such amounts as may come due as a result of a demand made by the Lenders; or

(b)            any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
(c)            any Loan Party shall default in the observance or performance of any covenant contained in (i) Section 7 (other than Sections 7.4(d), 7.4(e), 7.5(a), 7.6(a) and 7.12) or Section 8 of this Agreement, or (ii) Sections 3(f) and (i), 5 and 8 of the Security Agreement; or
(d)            any Loan Party shall default in the observance or performance of any other obligation contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b) and (c) of this Section 9), and such default shall continue unremedied for a period of twenty (20) days; or
(e)            any Loan Party or any of their respective Subsidiaries shall (A)(i) default in any payment of principal of or interest on any Indebtedness (other than the Loans or Reimbursement Obligations) or in the payment of any Guarantee Obligation, if the aggregate amount of the Indebtedness and/or Guarantee Obligations of any Loan Party or any of their respective Subsidiaries in respect of which such default or defaults shall have occurred is at least $100,000; (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation (in each case involving the amounts, if any, specified in clause (A) above) contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or (C) default in any payment of any obligation under any Commodity Contract when the same becomes due and payable; or
(f)            (i) any Loan Party or any of their respective Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, winding-up or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any of their respective Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of their respective Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 30 days; or (iii) there shall be commenced against any Loan Party or any of their respective Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief with regard to all or any substantial part of its assets, which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) any Loan Party or any of their respective Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of their respective Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)            (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the "minimum funding standard" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of a Plan or the PBGC in connection with a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) the Loan Parties or any Commonly Controlled Entity incur, or in the reasonable opinion of the Required Lenders are likely to incur, any liability in connection with a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
(h)            one or more judgments or decrees shall be entered against any Loan Party or any of their respective Subsidiaries involving in the aggregate a liability of $100,000 or more individually or in the aggregate (or the equivalent thereof in another currency), and either (i) shall remain unpaid, unbonded, unvacated or unstayed for a period of ten days or (ii) enforcement proceedings shall have been commenced with respect thereto; or
(i)            (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any of their respective Subsidiaries shall so assert, or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
(j)            any Guarantee Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or any of their respective Subsidiaries shall so assert; or
(k)            any agreement or provision pertaining to the subordination of any Subordinated Indebtedness (or any related provision) under a subordination agreement shall cease, for any reason, to be in full force and effect; or
(l)            any Loan Party shall be criminally indicted or convicted under any Law that would reasonably be expected to lead to a forfeiture of any Collateral; or
(m)            any Loan Party shall fail to be in compliance with the Risk Management Practices; or
(n)            any Change of Control shall occur; or
(o)            any Event of Default shall occur under, and as defined in, the Global Facility Agreement; or
(p)            any event, circumstance or condition shall occur or exist that could reasonably be expected to have a Material Adverse Effect;
then, and in any such event, WITHOUT LIMITING THE RIGHTS OF LENDERS UNDER SECTION 2.7 AND THE  RIGHT OF THE REQUIRED LENDERS TO DEMAND PAYMENT OF THE LOANS AND REIMBURSEMENT OBLIGATIONS AND CASH COLLATERAL FOR THE L/C

OBLIGATIONS AT ANY TIME IN THEIR SOLE DISCRETION, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section 9 with respect to the Borrower, the Maximum Amount shall immediately and automatically terminate and the Loans and Reimbursement Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of such Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Maximum Amount to be terminated forthwith, whereupon the Maximum Amount shall immediately terminate, and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans and Reimbursement Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable, without further notice, notice of intent to accelerate or presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower.
With respect to all outstanding Letters of Credit with respect to which demand for payment shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time Cash Collateralize an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit.  The Borrower hereby grants to the Collateral Agent, for the benefit of the applicable Issuing Lenders and, in the case of any Letter of Credit, the applicable L/C Participants, a security interest in such Cash Collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents.  Cash Collateralized amounts shall be applied by the Collateral Agent to the payment of Reimbursement Obligations with respect to drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.  The Borrower shall execute and deliver to the Collateral Agent, for the account of the applicable Issuing Lenders and, in the case of any Letter of Credit, the applicable L/C Participants, such further documents and instruments as the Collateral Agent may reasonably request to evidence the creation and perfection of the within security interest in such Cash Collateral account.
IN NO EVENT SHALL ANY PROVISION OF THIS AGREEMENT PROVIDING FOR SPECIFIC EVENTS OF DEFAULT BE CONSTRUED TO WAIVE, LIMIT OR OTHERWISE MODIFY THE DEMAND NATURE OF (I) THE LOANS WHICH MAY BE MADE PURSUANT TO THIS AGREEMENT AND (II) THE REQUIREMENT TO CASH COLLATERALIZE LETTERS OF CREDIT WHICH MAY BE ISSUED PURSUANT TO THIS AGREEMENT, AND THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THE LENDERS' RIGHT TO DEMAND PAYMENT OR CASH COLLATERALIZATION AT ANY TIME IS ABSOLUTE AND UNCONDITIONAL.
SECTION 10.	THE AGENTS
10.1            Appointment.  Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
10.2            Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in‑fact selected by it with reasonable care.
10.3            Exculpatory Provisions.  Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates (each an "Agent-Related Person") shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document (including, without limitation, in any audit or due diligence report prepared by the internal auditor of any Agent, each of which is to be accepted by each Lender without representation or warranty by any Agent and without recourse to any Agent) or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
10.4            Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, electronic communication (including electronic mail), cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent without gross negligence or willful misconduct.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders, as it deems appropriate or as otherwise required by Section 11.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, or as otherwise required by Section 11.1 and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.
10.5            Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default."  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
10.6            Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of any Loan Party or any audit or due diligence review prepared by the internal auditor of any Agent, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties and made its own decision to extend credit to the Borrower hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or Affiliates.  Without limiting the generality of the foregoing, no Agent shall have any duty to monitor or verify the Collateral used to calculate the Borrowing Base or the reporting requirements or the contents of reports delivered by the Borrower.  Each Lender assumes the responsibility of keeping itself informed at all times.
10.7            Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Stated Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and Reimbursement Obligations and the cash collateralization of the L/C Obligations) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Maximum Credit Limits, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent's gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order.  The agreements in this Section 10.7 shall survive the payment of the Loans, Reimbursement Obligations and all amounts payable hereunder and the cash collateralization of the L/C Obligations.
10.8            Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans and other extensions of credit to, accept deposits from and generally engage in any kind of business with the Borrower and the other Loan Parties as though such Agent were not an Agent hereunder and under the other Loan Documents.  With respect to the Loans and other Extensions of Credit made by it, if any, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.
10.9            Successor Administrative Agent.  (a)  The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be approved by the Borrower (unless a Default or Event of Default shall have occurred and then be continuing), whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or other Obligations.  After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.  If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
(b)            The Collateral Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Collateral Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Collateral Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Collateral Agent, the Administrative Agent or any Lender.
(c)            After any retiring Agent's resignation as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
10.10            Collateral Matters.
(a)            The Collateral Agent is authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.
(b)            The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Maximum Amount, the expiration or termination of all Letters of Credit and the payment in full of all Loans and all other Obligations known to the Administrative Agent and payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge); (ii) constituting property sold or to be sold or Disposed of as part of or in connection with any Disposition permitted hereunder; or (iii) if approved, authorized or ratified in writing by all or the requisite number of the Lenders as set forth in Section 11.1.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.10; provided that, the absence of any such confirmation for whatever reason shall not affect the Collateral Agent's rights under this Section 10.10.
(c)            The Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.
(d)            The Collateral Agent and the Issuing Lenders shall be entitled to all rights, indemnities and limitations on liability under this Section 10 available to the Administrative Agent to the same extent as if each reference to the Administrative Agent in this Section 10 were a reference to the Collateral Agent and the Issuing Lenders.
10.11            The Agents and Arranger.  None of the Syndication Agent, the Co-Documentation Agents, the Arranger or Bookrunner, in its capacity as such, shall have any duties or responsibilities, nor shall any of them incur any liability in such capacity, under this Agreement and the other Loan Documents.
SECTION 11.	MISCELLANEOUS
11.1            Amendments and Waivers.
(a)            Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents with the Borrower or other applicable Loan Party for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive or consent to any departure from, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver or consent and no such amendment, supplement or modification shall:
(i)            reduce the amount or extend the scheduled date of maturity of any Loan or Reimbursement Obligation hereunder or any installment thereof, or reduce the stated rate or amount of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, in each case without the consent of each Lender affected thereby, or
(ii)            amend or modify the definition of "Termination Date" or the definition of "Revolving Credit Maturity Date," or otherwise extend the Funding Request Period, or any rights or obligations of Declining Lenders or Defaulting Lenders or any other provision providing for the pro rata nature of payments to a Lender, including any definitions contained therein, without the written consent of all of the Lenders, or
(iii)            increase the Maximum Credit Limit of any Lender, without the written consent of such Lender, or

(iv)            reduce the amount or extend the payment date for any required mandatory prepayments under Section 4.7, without the written consent of all of the Lenders, or
(v)            amend or modify the definition of "Borrowing Base," the definition of any component of "Borrowing Base" that has the effect of increasing the Borrowing Base Availability, or the definition of "Change of Control," in each case without the consent of all of the Lenders, or
(vi)            amend, modify or waive any provision of this Section 11.1 or any provision setting forth the requisite Lenders for granting any consent or taking any action or change the definition of Required Lenders or the definition of any term used therein, or consent to the assignment or transfer by any of the Borrower or any of the Guarantors of any of their rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all of the Lenders, or
(vii)            consent to the release by the Collateral Agent of all or substantially all of the Collateral or release any Guarantor from its Guarantee Obligations under the applicable Guarantee Agreement, without the written consent of all of the Lenders, or
(viii)            amend, modify or waive any provision of Section 10, or any other provision affecting the rights, duties or obligations of any Agent, without the written consent of any Agent directly affected thereby, or
(ix)            amend, modify or waive any provision of Section 3, or any provision of Section 2.8, Section 11.7(c) or Section 11.20 affecting the right of the Issuing Lenders to consent to certain assignments thereunder, without the written consent of each Issuing Lender directly affected thereby, or
(x)            amend, modify or waive any provision of Section 2.2 or Section  2.6, or any provision of Section 2.8, Section 11.7(c) or Section 11.20 affecting the right of the Daylight Overdraft Lender to consent to certain assignments thereunder, without the written consent of the Daylight Overdraft Lender directly affected thereby, or
(xi)            amend, modify or waive any provision of Section 2.3 or Section 2.5, or any provision of Section 2.8, Section 11.7(c) or Section 11.20 affecting the right of the Swing Line Lender to consent to certain assignments thereunder, without the written consent of the Swing Line Lender directly affected thereby;
provided, however, that (A) a Declining Lender shall not have any right to (1) consent to or approve any amendment, modification or waiver or (2) direct, or consent to or approve any direction to, the Administrative Agent to take or refrain from taking any action hereunder, in each case which does not directly affect either (x) such Declining Lender or any Loan made by it or Letter of Credit which it has issued or in which it has participated or (y) Collateral securing Obligations owed to such Declining Lender or guarantees thereof and, (B) the preceding clause (A) shall not limit any right of a Declining Lender to consent to or approve any amendment, modification or waiver referred to in clause (i), (ii), (iii), (vi) or (ix) solely to the extent relating to a Loan or Letter of Credit made, issued or participated in by such Declining Lender.
(b)            Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans and other Obligations.  In the case of any waiver, any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
(c)            Notwithstanding anything to the contrary herein, any Lender that is a Defaulting Lender shall not have any right to approve or disapprove of any amendment, waiver or consent hereunder; provided, however, except as otherwise provided in Section 4.18, (i) the Maximum Credit Limit of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) the Stated Percentage of such Defaulting Lender may not be increased without the consent of such Defaulting Lender, and (iii) no payment to such Defaulting Lender shall be decreased or postponed without the consent of such Defaulting Lender.
11.2            Notices.
(a)            General.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or, unless otherwise prohibited hereunder, other electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile or, unless otherwise prohibited hereunder, other electronic transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of the Borrower and any other Loan Party and the Agents, and as set forth in Schedule 1.0 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:
The Borrower:	Aegean Bunkering (USA) LLC
299 Park Avenue
New York, New York 10171
	Attention:	E. Nikolas Tavlarios
	Fax:	(212) 763-5605

with a copy to:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
	Attention:	Mike Timpone, Esq.
	Fax:	(212) 480-8421

and

The Agents:	ABN AMRO Capital USA LLC
100 Park Avenue
New York, New York 10017
	Attention:	ECT Group
	Fax:	(917) 284-6697

with a copy to:

Emmet, Marvin & Martin, LLP
120 Broadway
New York, NY 10271
	Attention:	Jane E. Croes, Esq.
	Fax:	(212) 238-3100
provided that any notice, request or demand to or upon any Agent, any Issuing Lender or the Lenders pursuant to Section 2.4, 2.7, 2.8, 3.2, 3.4, 4.3, 4.6, 4.7, or 4.9 shall not be effective until received.
(b)            Limited Use of Electronic Mail.  Electronic mail and internet and intranet websites (including DebtDomain) may be used only to distribute routine communications, such as financial statements and other information required to be delivered pursuant to Section 7.1 or 7.2, and to distribute Loan Documents for execution by the parties thereto, and may not be used to deliver any notice hereunder.
(c)            Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic and electronic mail notices) believed in good faith by the Administrative Agent to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice believed in good faith by the Administrative Agent to be given by or on behalf of the Borrower.
11.3            No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any notice or demand in similar or other circumstances, except as specifically required hereby.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
11.4            Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans, the issuance of Letters of Credit and other Extensions of Credit hereunder.
11.5            Release of Collateral and Guarantee Obligations.
(a)            Upon any sale or other transfer of any Collateral that is permitted under the Loan Documents by any Loan Party or upon the effectiveness of any written consent to the release of the Lien granted hereby in any Collateral pursuant to Section 10.10 hereof, the Lien in such Collateral (but not the proceeds thereof) shall automatically terminate after application of such proceeds in accordance with the Loan Documents and any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition shall automatically terminate, in each case, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.
(b)            Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been indefeasibly paid in full in cash, the Maximum Amount has irrevocably terminated and all Letters of Credit shall have terminated or expired, upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release (without recourse to or representation or warranty by any Agent) its security interest in all Collateral, and to release all guarantee obligations under any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
11.6            Payment of Expenses and Taxes; Indemnity.  The Borrower agrees (a) to pay or reimburse each Agent, the Lead Arranger and the Bookrunner for all its reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable out-of-pocket legal fees and expenses, and printing, reproduction, document delivery (including via DebtDomain or similar web-based service)) incurred in connection with the syndication, development, preparation, negotiation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Agents, the Lead Arranger and the Bookrunner, (b) to pay or reimburse each Lender, the Daylight Overdraft Lender, the Swing Line Lender, the Issuing Lenders and each Agent for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable and documented fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay or reimburse each Agent for its documented costs and expenses incurred in connection with inspections performed pursuant to Sections 7.6 and 7.9, and any other due diligence performed in connection with this Agreement and the other Loan Documents, including (i) the documented fees and disbursements of counsel to the Agents, and (ii)  the costs and expenses associated with lien searches, and (d) to pay, indemnify, and hold each Lender, the Issuing Lenders, the Daylight Overdraft Lender, the Swing Line Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent (including the determination of whether or not any such waiver or consent is required) under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender, the Issuing Lenders, the Daylight Overdraft Lender, the Swing Line Lender and each Agent, and each of their respective officers, employees, directors, trustees, agents, advisors, affiliates and controlling persons (each, an "Indemnitee"), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable and documented legal fees) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of their respective Subsidiaries, or any of the Properties (all the foregoing in this clause (e), collectively, the "Indemnified Liabilities"); provided that, the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities, to the extent such Indemnified Liabilities (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final, non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  The Borrower also agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort, equity or otherwise) to the Borrower or the Borrower's Subsidiaries or Affiliates or to the Borrower's or its equity holders or creditors arising out of, related to or in connection with any aspect of this Agreement, the Loan Documents or any of the transactions contemplated hereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnitee's gross negligence or willful misconduct. It is further agreed that the Indemnitees shall have liability only to the Borrower (as opposed to any other person).  Notwithstanding any other provision of this Agreement, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise directly from the gross negligence or willful misconduct of such Indemnitee. The agreements in this Section 11.6 shall survive repayment of the Loans, Reimbursement Obligations and all other amounts payable hereunder and termination of this Agreement.
11.7            Successors and Assigns; Participations and Assignments.
(a)            This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and the Administrative Agent (and any purported such assignment or transfer by the Borrower without such consent of each Lender and the Administrative Agent shall be null and void).
(b)            Any Lender may, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities other than a natural person, the Borrower or any Affiliate or Subsidiary of the Borrower (individually a "Participant" and, collectively, the "Participants") participating interests in any Loan or Reimbursement Obligation owing to such Lender, any Maximum Credit Limit of such Lender or any other interest of such Lender hereunder and under the other Loan Documents (a "Participation") without consent of or notice to any other party.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan, Reimbursement Obligation, Maximum Credit Limit or other interest for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such Participation have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that its consent or approval is required to be obtained by a Lender under the applicable participation agreement with such Participant for any such amendment, waiver or consent that would reduce the principal of, or the stated rate of interest on, the Loans, Reimbursement Obligation or any fees payable hereunder, or postpone the date of the final maturity of the Loans or Reimbursement Obligations, in each case to the extent subject to such Participation.  The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid during an Event of Default, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.8(a) as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of, and bound by the obligations imposed on the Lenders in, Sections 4.10, 4.11 and 4.15 with respect to its participation in the Maximum Credit Limit and the Loans and other Extensions of Credit outstanding from time to time as if it were a Lender; provided that, in the case of Section 4.11, such Participant shall have complied with the requirements of said Section; provided further that a Participant shall not be entitled to receive any greater payment in the case of Sections 4.10, 4.11 and 4.15 than the applicable Lender would have been entitled to receive with respect to the Participation sold to such Participant, unless the sale of the Participation is made with the prior written consent of the Borrower expressly acknowledging such Participant may receive a greater benefit; provided, further that, a Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 to the extent such Participant fails to comply with Section 4.11(f) as though it were a Lender.
(c)            Any Lender may, in accordance with applicable Law, at any time and from time to time assign to any Lender or any Affiliate or Approved Fund thereof, or, with the consent of the Administrative Agent, the Issuing Lenders, the Swing Line Lender, the Daylight Overdraft Lender and, except as provided below in this Section 11.7(c), the Borrower, to any other bank or financial institution (the "Assignee"), all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, appropriately completed (an "Assignment and Acceptance"), executed by such Assignee, such assigning Lenders (and, in the case of an Assignee that is not then a Lender or any Affiliate or Approved Fund thereof, by the Administrative Agent, the Issuing Lenders, the Swing Line Lender, the Daylight Overdraft Lender and the Borrower) and attaching the Assignee's relevant tax forms, administrative details and wiring instructions, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i)  each such assignment to an Assignee (other than any Lender) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (other than in the case of (A) an assignment of all of a Lender's interests under this Agreement or (B) an assignment to an Affiliate or Approved Fund of the Assignor), unless otherwise agreed by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower (such amount to be aggregated in respect of assignments by any Lender and the affiliates or Approved Funds thereof), (ii)  in the case of an assignment by a Lender to a Bank CLO managed by such Lender or an affiliate of such Lender, unless such assignment to such Bank CLO has been consented to by the Administrative Agent, the Issuing Lenders, the Swing Line Lender, the Daylight Overdraft Lender and, so long as no Default or Event of Default has occurred and is continuing, the Borrower, the assigning Lender shall retain the sole right to approve any amendment, waiver or other modification of this Agreement or any other Loan Document; provided that, the Assignment and Acceptance between such Lender and such Bank CLO may provide that such Lender will not, without the consent of such Bank CLO, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 11.1, and (iii) each Assignee shall comply with the provisions of Section 4.11(f).  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with the Maximum Credit Limit as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto, except as to Sections 4.10, 4.11 and 4.15 in respect of the period prior to such effective date).  Notwithstanding any provision of this Section 11.7, (1) the consent of the Borrower and its execution of an Assignment and Acceptance shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any Default or Event of Default shall have occurred and be continuing and (2) the Borrower shall not unreasonably withhold or delay in providing any consent or executing any Assignment and Acceptance otherwise required under this Section 11.7.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.7 shall be treated for purposes of this Agreement as a sale by such Lender of a Participation in such rights and obligations in accordance with paragraph (b) of this Section 11.7.  Notwithstanding the foregoing, no Lender shall, at any time, assign any part of its rights and obligations under this Agreement and the other Loan Documents to any natural person, the Borrower or any Affiliate or Subsidiary of the Borrower.
(d)            The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a record of each Participation and a register (the "Register") for the recordation of the names and addresses of the Lenders (including all Assignees, successors and Participants) and the Maximum Credit Limit of, and principal amounts of the Loans and other Obligations owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other Obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other Obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary.  Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  If any Lender sells a Participation as described in Section 11.7(b), it shall provide to the Administrative Agent on behalf of the Borrower, or maintain as agent of the Borrower, the information described in this paragraph and permit the Administrative Agent and the Borrower to review such information as reasonably needed for the Administrative Agent or the Borrower to comply with its obligations under this Agreement or under any applicable Law.
(e)            Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender, by the Administrative Agent, the Issuing Lenders, the Swing Line Lender, the Daylight Overdraft Lender and, so long as no Default or Event of Default has occurred and is continuing, the Borrower), together with payment to the Administrative Agent by the assigning Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the applicable Register and give notice of such acceptance and recordation to the Lenders and the Borrower.
(f)            [Intentionally Omitted]
(g)            For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.7 concerning assignments of Loans and other Extensions of Credit and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, (i) any pledge or assignment by a Lender of any Loan or

Note to any Federal Reserve Bank or any other central bank in accordance with applicable Law and (ii) any pledge or assignment by a Lender which is a fund to its trustee for the benefit of such trustee and/or its investors to secure its obligations under any indenture or Governing Documents to which it is a party; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)            Notwithstanding the foregoing, any Lender may, with notice to, but without consent of, the Borrower and the Administrative Agent, and in accordance with the definition of "Conduit Lender" set forth in Section 1.1 hereof and the terms of this Section 11.7(h), designate a Conduit Lender and fund any of the Loans or Unreimbursed Amounts which such Lender is obligated to make or pay hereunder by causing such Conduit Lender to fund such Loans or Unreimbursed Amounts on behalf of such Lender.  Any Conduit Lender may, without notice to, and without the consent of, the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.7(c), assign any or all of the Loans or Unreimbursed Amounts it may have funded hereunder to its designating Lender.  The Borrower, each Lender and each Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar Law in connection with any obligation of such Conduit Lender under the Loan Documents, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. In addition, notwithstanding the foregoing, any Conduit Lender may (i) with the prior written consent of Borrower and the Administrative Agent and with the payment of the processing fee required hereunder, assign all or a portion of its interests in any Loans or Reimbursement Obligations to any financial institutions providing liquidity and/or credit support to or for the account of such Conduit Lender to support the funding or maintenance of Loans or Reimbursement Obligations by such Conduit Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans, its Reimbursement Obligations and the Borrower to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such Conduit Lender.  This Section 11.7(h) may not be amended without the written consent of any Conduit Lender directly affected thereby.
11.8            Adjustments; Set-off.
(a)            If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in excess of the amount such Benefited Lender is otherwise entitled to under Sections 4.7 and 4.9, as applicable at such time, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders;  except that with respect to any Lender that is a Defaulting Lender by virtue of such Lender failing to fund its required share (if any) of any Revolving Credit Loan, Swing Line Loan, Refunded Swing Line Loan, Swing Line Participation Amount, Daylight Overdraft Loan, Refunded Daylight Overdraft Loan, Daylight Overdraft Participation Amount or an L/C Obligation, such Defaulting Lender's pro rata share of the excess payment shall be allocated to the Lender (or the Lenders, pro rata) that funded such Defaulting Lender's required share (if any); provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest  and (ii) the provisions of this Section 11.8(a) shall not be construed to apply to (x) any payment made pursuant to and in accordance with the express terms of this Agreement (including, without limitation, the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in or other interest in any of its Loans and Reimbursement Obligation.  The Borrower agrees that each Lender so purchasing a portion of another Lender's Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
(b)            In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, during the existence of an Event of Default, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration, demand or otherwise) to set‑off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set‑off and application made by such Lender; provided that, the failure to give such notice shall not affect the validity of such set‑off and application.
11.9            Counterparts.  This Agreement and the other Loan Documents may be executed by one or more of the parties to this Agreement and such other Loan Documents, as applicable, on any number of separate counterparts (including by facsimile transmission or electronic mail transmission with pdf of signature pages hereto and thereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement and the other Loan Documents by facsimile transmission or by electronic mail with pdf attachment shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement and the other Loan Documents signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
11.10            Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.11            Integration.  This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
11.12            GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK  WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
11.13            Submission to Jurisdiction.  The Borrower, hereby irrevocably and unconditionally, for itself and for each Loan Party:
(a)            submits for itself and each Loan Party and their respective property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non‑exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
(b)            consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Loan Parties as the case may be, at the address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and
(e)            waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.13 any special, exemplary, punitive or consequential damages.
11.14            Acknowledgments.  The Borrower, hereby acknowledges, for itself and for each Loan Party, that:
(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)            none of the Agents nor any Lender has any fiduciary relationship with or duty to the Loan Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower and the other Loan Parties, on one hand, and the Agents and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.
11.15            WAIVERS OF JURY TRIAL.  THE BORROWER, THE BORROWER ON BEHALF OF THE LOAN PARTIES, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
11.16            Confidentiality.
(a)            Each Agent and Lender shall:  (i) keep confidential (and shall cause its directors, officers, employees, representatives, agents or auditors (collectively, "Representatives") to keep confidential) all information that such Lender receives from or on behalf of the Loan Parties other than information that is identified by the Loan Parties as being non-confidential information (all such information that is not so identified being "Confidential Information"); provided that, nothing in this Section 11.16 shall prevent any Agent or any Lender from disclosing, subject to the terms and requirements of this Section 11.16, such information to an Affiliate or its Representatives, (ii) use Confidential Information solely for purposes of evaluating and administering the Loans and the Loan Documents or enforcing its rights hereunder or under any other Loan Document and (iii) subject to Section 11.16(d), not disclose Confidential Information to Representatives of its Trading Business.
(b)            Notwithstanding anything in this Section 11.16 to the contrary, any Confidential Information may be disclosed by any Lender (the affected Lender being, the "Disclosing Party") (i) if the Disclosing Party is compelled by judicial process or is required by Law or regulation or is requested to do so by any examiner or any other regulatory authority or recognized self-regulatory organization including, without limitation, the Financial Industry Regulatory Authority, the New York Stock Exchange, the Federal Reserve Board, the New York State Banking Department and the Securities & Exchange Commission, in each case having or asserting jurisdiction over the Disclosing Party or (ii) in connection with any pledge or assignment by a Disclosing Party of any Loan or Note to any Federal Reserve Bank or any other central bank to the extent permitted under Section 11.7(g).
(c)            The obligations of each Lender and its Representatives under this Section 11.16 with respect to Confidential Information shall not apply to (i) any Confidential Information which, as of the date of disclosure to such Lender or its Representatives is in the public domain or subsequently comes into the public domain other than as a result of a breach of the obligations of any Lender or its Representatives hereunder, (ii) any information that was or becomes available to such Lender or its Representatives from a person or source that is not, to the knowledge of such Lender or its Representatives, bound by a confidentiality agreement with the Loan Parties or otherwise prohibited from transferring such information to such Lender or its Representatives, (iii) any information which was or becomes available to such Lender or its Representatives without any obligation of confidentiality prior to or after its disclosure by or on behalf of the Loan Parties or (iv) any information which is developed independently by such Lender or its Representatives, if such independently developed information is not based on Confidential Information.
(d)            Notwithstanding anything herein to the contrary, each Lender may disclose Confidential Information to those Representatives of its Trading Business, solely to the extent (i) such disclosure is (A) advisable, in the good faith discretion of such Lender, to assist such Lender in protecting and enforcing its rights under the Loan Documents and other credit facilities with which such Lender or its Affiliates has with the Borrower (or their Affiliates) and (B) relevant to such assistance, (ii) such Representatives have been advised of, and agree to, the confidential nature, and restrictions on use, of such Confidential Information and need to know same in connection with providing such assistance, and (iii) such Confidential Information is not used for any purpose other than that set forth in this Section 11.16.
(e)            Notwithstanding anything herein to the contrary, each Lender may disclose Confidential Information to any Participant or Assignee (each a "Transferee"), any prospective Transferee and any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the Obligations; provided that such Transferee, prospective Transferee, counterparty or advisor shall have agreed to be bound by the provisions of this Section 11.16 or substantially equivalent provisions.
11.17            Specified Laws.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Specified Laws, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the names and addresses of the Borrower and the Guarantors and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Specified Laws.

11.18            [Intentionally Omitted]
11.19            DISCRETIONARY FACILITY.  THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT PROVIDES FOR A CREDIT FACILITY THAT IS COMPLETELY DISCRETIONARY ON THE PART OF THE LENDERS AND THAT THE LENDERS HAVE ABSOLUTELY NO DUTY OR OBLIGATION TO ADVANCE ANY LOANS OR TO ISSUE ANY LETTER OF CREDIT.  THE BORROWER UNDERSTANDS THAT WITHOUT REASON, CAUSE OR PRIOR NOTICE, THE LENDERS MAY CEASE ADVANCING LOANS AND ISSUING LETTERS OF CREDIT AND MAY MAKE DEMAND FOR PAYMENT (AND CASH COLLATERALIZATION WITH RESPECT TO OUTSTANDING LETTERS OF CREDIT) OF ALL OBLIGATIONS OF THE BORROWER TO THE LENDERS AT ANY TIME.  THE BORROWER REPRESENTS AND WARRANTS TO THE LENDERS THAT THE BORROWER AND THE OTHER LOAN PARTIES AWARE OF THE RISKS ASSOCIATED WITH CONDUCTING BUSINESS UTILIZING AN UNCOMMITTED FACILITY.
11.20            Replacing Lenders.
(a)            If (i) any Lender invokes Section 4.16, (ii) any Lender requests compensation under Section 4.10, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, or (iv) any Lender becomes a Defaulting Lender, in each such case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent (A) require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.7), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (B) so long as no Default or Event of Default has occurred and is continuing, prepay in full all outstanding Obligations owed to any such Lender and terminate the Maximum Credit Limit of such Lender; provided that (x) the Borrower shall have received the prior consent of the Administrative Agent, the Daylight Overdraft Lender, the Swing Line Lender and the Issuing Lenders, which consent in each case shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans and participations in L/C Obligations, Daylight Overdraft Loans and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including, without limitation, any compensation or additional amounts the Borrower is required to pay such Lender hereunder including obligations arising under Section 4.15 as a result of such replacement or prepayment and, in the case of a prepayment pursuant to clause (B) above, all outstanding principal and accrued interest and fees), as applicable, and (z) in the case of any assignment pursuant to clause (A) above resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 11.20 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.
(b)            If any Lender has failed to consent to a proposed amendment, waiver or other modification that, pursuant to the terms of Section 11.1, requires the consent of a greater percentage of the Lenders than the Required Lenders and with respect to which the Required Lenders shall have granted their consent (any such Lender referred to above, a "Non-Consenting Lender"), then so long as no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its sole expense (including with respect to the processing and recordation fee referred to in Section 11.7(e), if applicable in accordance with the terms of such section), to replace any such Non-Consenting Lender by requiring such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.7), all its interests, rights and obligations under this Agreement (or all of its interests, rights and obligations in respect of the Revolving Credit Loans, Daylight Overdraft Loans, Swing Line Loans, and Letters of Credit that are the subject of the related amendment, waiver or other modification) to one or more assignees; provided that, (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced, including obligations arising under Section 4.15 as a result of such replacement, and/or all Obligations of the Borrower owing to such Non-Consenting Lender in respect of any Revolving Credit Loans, Daylight Overdraft Loans, Swing Line Loans or Letters of Credit that are the subject of the related amendment, modification or waiver and are to be so assigned shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the outstanding principal amount thereof plus accrued and unpaid interest and fees thereon (and the Borrower shall pay any compensation or additional amounts the Borrower is required to pay such Lender hereunder including obligations arising under Section 4.15 as a result of such replacement) and (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or other modification. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 11.7. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender's interests hereunder in the circumstances contemplated by this Section 12.20(b).
SECTION 12.	ACKNOWLEDGMENT AND RESTATEMENT
12.1            Existing Obligations.  The Borrower hereby acknowledges, confirms and agrees that it is indebted to ABN for obligations under the Existing Credit Agreement, as of the close of business on the Amended and Restated Effective Date, in the aggregate principal amount of $126,902,947.56 in respect of "Loans" (as defined in the Existing Credit Agreement) and the aggregate amount of $0.00 in respect of outstanding letter of credit and reimbursement obligations arising under the Existing Credit Agreement, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by the Borrower to the "Lender" (as defined in the Existing Credit Agreement), without offset, defense or counterclaim of any kind, nature or description whatsoever.
12.2            Acknowledgment of Security Interests.
(a)            The Borrower hereby acknowledges, confirms and agrees that the Collateral Agent has had and shall on and after the date hereof continue to have, for itself and the ratable benefit of the Lenders, a security interest in and lien upon the Collateral heretofore granted to the Collateral Agent (or its predecessors in whatever capacity) pursuant to the Loan Documents to secure the Obligations.
(b)            The Liens and security interests of the Collateral Agent in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens and security interests to ABN, whether under the Existing Credit Agreement, this Agreement or any of the other Loan Documents.
12.3            Loan Documents.  The Borrower hereby acknowledges, confirms and agrees that as of the date hereof:  (a) the Existing Credit Agreement and each of the other "Loan Documents" (as defined in the Existing Credit Agreement) were duly executed and delivered by the Borrower and each other Loan Party party thereto and are in full force and effect, (b) the agreements and obligations of the Borrower and each other Loan Party party thereto contained in the Existing Credit Agreement and the other "Loan Documents" (as defined in the Existing Credit Agreement) constitute the legal, valid and binding obligations of the Borrower and each such other Loan Party enforceable against it in accordance with their respective terms, subject to the effects, if any, of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (c) the Lenders and the Agents are entitled to all of the rights and remedies provided for in the Existing Credit Agreement and the "Loan Documents" (as defined in the Existing Credit Agreement).
12.4            Restatement.
(a)            Except as otherwise stated in Section 12.2 and this Section 12.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Credit Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Loan Documents, except that nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of the Borrower or any Guarantor for the Obligations or any Lien heretofore granted, pledged and/or assigned to any Agent or any Lender.  The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of the Borrower evidenced by or arising under the Existing Credit Agreement, and the Liens and security interests securing such Indebtedness and other obligations and liabilities, shall not in any manner be impaired, limited, terminated, waived or released.
(b)            The principal amount of the loans and letters of credit outstanding as of the Amended and Restated Effective Date under the Existing Credit Agreement shall constitute Revolving Credit Loans and Letters of Credit hereunder.  On and after the Amended and Restated Effective Date, all letters of credit issued under the Existing Credit Agreement shall be deemed to be Letters of Credit issued under this Agreement and shall be subject to all the terms and conditions hereof (including, without limitation, Section 3.3(a)) as if such Letters of Credit were issued by the Issuing Lenders pursuant to this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

AEGEAN BUNKERING (USA) LLC

By:	/s/ Nikolas Tavlarios
	Name:	Nikolas Tavlarios
	Title:	Director

LEAD ARRANGER AND BOOKRUNNER

ABN AMRO CAPITAL USA LLC, as Lead Arranger and Bookrunner

By:	/s/ Thomas B. Pinckney
	Name:	Thomas B. Pinckney
	Title:	Assistant Vice President

By:	/s/ Urvashi Zutshi
	Name:	Urvashi Zutshi
	Title:	Managing Director

AGENTS AND LENDERS:

ABN AMRO CAPITAL USA LLC, as Administrative Agent, Collateral Agent, Syndication Agent, a Lender, an Issuing Lender, the Swing Line Lender and the Daylight Overdraft Lender

By:	/s/ Thomas B. Pinckney
	Name:	Thomas B. Pinckney
	Title:	Assistant Vice President

By:	/s/ Urvashi Zutshi
	Name:	Urvashi Zutshi
	Title:	Managing Director

COŐPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as Co-Documentation Agent and as a Lender

By:	/s/ Chung-Taek Oh
	Name:	Chung-Taek Oh
	Title:	Executive Director

By:	/s/ Rodney P. Hutchinson
	Name:	Rodney P. Hutchinson
	Title:	Executive Director

NATIXIS, NEW YORK BRANCH, as Co-Documentation Agent and as a Lender

By:	/s/ David Pershad
	Name:	David Pershad
	Title:	Managing Director

By:	/s/ Alisa Trani
	Name:	Alisa Trani
	Title:	Director

BNP PARIBAS, as a Lender

By:	/s/ Delphine Gaudiot
	Name:	Delphine Gaudiot
	Title:	Vice President

By:	/s/ Suzanne Durney
	Name:	Suzanne Durney
	Title:	Managing Director

SOCIETE GENERALE, as a Lender

By:	/s/ [Illegible]
	Name:	[Illegible]
	Title:	Managing Director

By:	/s/ Yves Pfeiller
	Name:	Yves Pfeiller
	Title:	Director

ING BELGIUM, BRUSSELS, GENEVA BRANCH, as a Lender

By:	/s/ Patrick Arnaud
	Name:	Patrick Arnaud
	Title:	Group Head

By:	/s/ Ko Osinga
	Name:	Ko Osinga
	Title:	Head of Credit Risk

MACQUARIE BANK LIMITED, as a Lender

By:	/s/ Byron den Hertog
	Name:	Byron den Hertog
	Title:	Division Director

By:	/s/ Nathan Booker
	Name:	Nathan Booker
	Title:	Director

SCHEDULE 1.0 to
 UNCOMMITTED CREDIT AGREEMENT
Lenders, Maximum Credit Limit and Applicable Lending Offices

Lender	Maximum Credit Limit

ABN AMRO CAPITAL USA LLC	$55,000,000

Applicable Lending Office: 100 Park Avenue New York, New York 10017 Attention: Thomas Pinckney Telephone: 917-284-6925 Telecopy: 917-284-6683

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH	$37,500,000

Applicable Lending Office: 245 Park Avenue New York, New York 10167 Attention: Chung Taek Oh Telephone: 212-309-5162 Telecopy: 914-304-9321

NATIXIS, NEW YORK BRANCH	$37,500,000

Applicable Lending Office: 1251 Avenue of the Americas New York, NY 10020 Attention: Paul Moisselin Telephone: 212-841-2013

BNP PARIBAS	$30,000,000

Applicable Lending Office: 787 Seventh Avenue, 9th Floor New York, New York 10019 Attention: Delphine Gaudiot Telephone: 212-841-2013 Telecopy: 212-841-2280

SOCIETE GENERALE	$30,000,000

Applicable Lending Office: 245 Park Avenue New York, NY 10167 Attention: Yves Pfeiller Telephone: 212-278-5744 Telecopy: 212-278-7953

ING BELGIUM, BRUSSELS, GENEVA BRANCH	$30,000,000

Applicable Lending Office: 6 Rue Petitot, CH1204 Geneva, Switzerland Attention: Mathieu Lancereau Telephone: +41 22 592 31 27 Telecopy: +41 22 592 30 03

MACQUARIE BANK LIMITED	$30,000,000

Applicable Lending Office: 1 Martin Place Sydney NSW 2000 Australia
Notice address:

Macquarie Bank Limited
1 Martin Place
Sydney NSW 2000
Australia
Attention: Executive Director,
Legal Risk Management, Fixed Income,
Currencies and Commodities
Phone: +612 8232 3333
Fax: +612 8232 4540

With a copy to:

Macquarie Bank Limited, New York Representative Office
125 West 55th Street
New York NY 10019
Attention: Executive Director,
Legal Risk Management, Fixed Income,
Currencies and Commodities
Phone: +212 231 1000
Fax: +212 231 2399

Issuing Lenders	Issuance Cap

ABN AMRO Capital USA LLC	$250,000,000

Applicable Lending Office: 100 Park Avenue New York, New York 10017 Attention: Thomas Pinckney Telephone: 917-284-6925 Telecopy: 917-284-6683

Swing Line Lender	Swing Line Cap

ABN AMRO Capital USA LLC	$37,500,000 [Subject to adjustment pursuant to the Credit Agreement]

Applicable Lending Office: 100 Park Avenue New York, New York 10017 Attention: Thomas Pinckney Telephone: 917-284-6925 Telecopy: 917-284-6683

Daylight Overdraft Lender	Daylight Overdraft Cap

ABN AMRO Capital USA LLC	$37,500,000 [Subject to adjustment pursuant to the Credit Agreement]

Applicable Lending Office: 100 Park Avenue New York, New York 10017 Attention: Thomas Pinckney Telephone: 917-284-6925 Telecopy: 917-284-6683